Filed Pursuant to 424(b)(3)
Registration No. 333-280677

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On May 10, 2024, United Bankshares, Inc., or United Bankshares, and Piedmont Bancorp, Inc., or Piedmont, announced a strategic business combination in which Piedmont will merge with and into United Bankshares. The combined company, which will retain the United Bankshares name, will have approximately $32 billion in assets and operate over 230 branches across Georgia, North Carolina, South Carolina, the District of Columbia, Virginia, Maryland, Pennsylvania, Ohio and West Virginia. Piedmont is sending you this prospectus and proxy statement to invite you to attend its annual meeting of shareholders, at which you will have the opportunity to vote on the merger and other items.

If the merger is completed, holders of Piedmont common stock will receive 0.300 shares of United Bankshares common stock in exchange for each share of Piedmont common stock held immediately prior to the merger, subject to the payment of cash in lieu of fractional shares. Upon completion of the merger, United Bankshares shareholders are expected to own approximately 94.6% of the combined company and former Piedmont shareholders are expected to own approximately 5.4% of the combined company. The number of shares of United Bankshares common stock that Piedmont shareholders will receive in the merger for each share of Piedmont common stock is fixed. The implied value of the consideration Piedmont shareholders will receive in the merger will change depending on changes in the market price of United Bankshares common stock and will not be known at the time you vote on the merger.

Based on the closing price of United Bankshares common stock on the NASDAQ Global Select Market, or Nasdaq (trading symbol “UBSI”), on May 9, 2024, the last trading day before public announcement of the merger, the 0.300 exchange ratio represented approximately $10.28 in value for each share of Piedmont common stock. Based on United Bankshares’ closing price on July 16, 2024 of $37.01, the 0.300 exchange ratio represented approximately $11.10 in value for each share of Piedmont common stock. Based on the 0.300 exchange ratio and the number of shares of Piedmont common stock outstanding and reserved for issuance under various plans and agreements and in connection with various convertible securities as of July 16, 2024, the maximum number of shares of United Bankshares common stock issuable in the merger is expected to be 7,957,660.

If the average closing price of United Bankshares common stock declines by more than 20% from $34.27 and underperforms an index of banking companies by more than 20% over a designated measurement period, then Piedmont may terminate the merger agreement unless United Bankshares agrees to increase the number of shares to be issued or pay additional cash consideration to the holders of Piedmont common stock as part of the merger consideration.

The common stock of United Bankshares is listed on Nasdaq. United Bankshares and Piedmont urge you to obtain current market quotations for United Bankshares (trading symbol “UBSI”) because the value of the merger consideration will fluctuate based on United Bankshares’ common stock price.

The merger is structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Piedmont common stock will not recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Piedmont common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received in lieu of fractional shares of United Bankshares common stock.

At the annual meeting of Piedmont shareholders to be held on August 27, 2024, holders of Piedmont common stock will be asked to vote to (1) approve the merger agreement, (2) approve the adjournment, postponement or continuance of the annual meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the merger agreement, and (3) elect the four Class III director nominees identified in this prospectus and proxy statement for a term of three years. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Piedmont common stock. Approval of the adjournment of the annual meeting requires the affirmative vote of a majority of the shares of Piedmont common stock represented in person or by proxy at the annual meeting. Election of the Class III director nominees requires a plurality of votes cast at a meeting in which a quorum is present. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Piedmont common stock entitled to vote is necessary to constitute a quorum at the annual meeting.

The Piedmont board of directors unanimously recommends that Piedmont shareholders vote “FOR” the approval of the merger agreement, “FOR” the approval of the adjournment, postponement or continuance of the annual meeting, if necessary, in order to further solicit additional proxies if there are not sufficient votes to approve the merger agreement, and “FOR” the election of the four Class III director nominees identified in this prospectus and proxy statement.

This document describes the annual meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 16 for a discussion of the risks relating to the proposed merger and owning United Bankshares common stock after the merger. You also can obtain information about United Bankshares and Piedmont from documents that each has filed with the Securities and Exchange Commission.

Monty G. Watson Chairman and Chief Executive Officer Piedmont Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission or bank regulatory agency has approved or disapproved the United Bankshares common stock to be issued under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, or any other governmental agency.

The date of this document is July 19, 2024, and it is first being mailed or otherwise delivered to Piedmont shareholders on or about July 25, 2024.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 27, 2024

On August 27, 2024, Piedmont Bancorp, Inc., or Piedmont, will hold an annual meeting of shareholders at 4:30 p.m., local time, at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097 to consider and vote upon the following matters:

(1)

a proposal to approve the Agreement and Plan of Merger, dated as of May 9, 2024, by and between United Bankshares, Inc. and Piedmont, as may be amended from time to time, which we refer to as the merger agreement, a copy of which is attached as Appendix A to the accompanying prospectus and proxy statement, which proposal we refer to as the merger proposal;

(2)

a proposal to approve the adjournment, postponement or continuance of the annual meeting on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the merger agreement, which proposal we refer to as the adjournment proposal; and

(3)

a proposal to elect four Class III director nominees for a term of three years, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, which we refer to as the director election proposal.

The Piedmont board of directors has fixed the close of business on July 12, 2024, as the record date for the annual meeting. Only Piedmont shareholders of record at that time are entitled to notice of, and to vote at, the annual meeting, or any adjournment, postponement or continuance of the annual meeting. Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of Piedmont common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Piedmont common stock represented in person or by proxy at the annual meeting if a quorum is established. The election of the four Class III director nominees requires a plurality of votes cast at a meeting in which a quorum is present. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Piedmont common stock entitled to vote is necessary to constitute a quorum at the annual meeting.

Piedmont shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code, which sections are attached as Appendix C to the attached prospectus and proxy statement and incorporated herein by reference. Piedmont shareholders who wish to exercise their dissenters’ rights must file written demands that Piedmont acquire their shares of Piedmont common stock for cash and comply with the other procedural requirements set forth in Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code. For additional details about dissenters’ rights, please refer to “The Merger – Dissenters’ Rights” beginning on page 51 and Appendix C to the accompanying prospectus and proxy statement.

Whether or not you plan to attend the annual meeting, please vote your shares as soon as possible. If you are a shareholder of record, you may vote your shares by submitting your proxy card by mail, by accessing the Internet site listed on the Piedmont proxy card, or by voting telephonically or by fax using the applicable phone number listed on the Piedmont proxy card. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of record of Piedmont common stock who is present at the annual meeting may vote in person instead of by proxy, thereby canceling any previous proxy. In any event, a proxy may be revoked at any time before the annual meeting in the manner described in the accompanying document.

If you beneficially hold your shares through a bank, broker, nominee or other holder of record, please vote your shares as soon as possible by following the voting instructions you receive from such holder of record.

The Piedmont board of directors has unanimously adopted and approved the merger and the merger agreement and recommends that Piedmont shareholders vote “FOR” the proposals set forth herein.

By Order of the Board of Directors,

Monty G. Watson

Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus and proxy statement is part of a registration statement filed by United Bankshares with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, that registers the shares of United Bankshares common stock to be issued to shareholders of Piedmont in the merger. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about United Bankshares and its common stock, Piedmont and the combined company. The rules and regulations of the SEC allow United Bankshares to omit some information included in the registration statement from this prospectus and proxy statement. The registration statement incorporates by reference important business and financial information about United Bankshares and Piedmont from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the SEC website (http://www.sec.gov) or by requesting them in writing or by telephone from United Bankshares or Piedmont at the following addresses and telephone numbers:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Shelli Adams Telephone: (304) 424-8633	Piedmont Bancorp, Inc. 5100 Peachtree Parkway Peachtree Corners, Georgia 30092 Attention: Philip F. Resch Telephone: (770) 246-0011

You will not be charged for any of these documents that you request. Piedmont shareholders requesting documents should do so by August 20, 2024, in order to receive them before their annual meeting.

You should rely only on the information contained in or incorporated by referenced into this document. No one has been authorized to provide you with information or make any representation about the merger or United Bankshares or Piedmont that differs from, or adds to, the information in or incorporated by reference into this document. United Bankshares and Piedmont take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. This document is dated July 19, 2024, and you should assume that the information in this document is accurate only as of such date. Neither the mailing of this document to Piedmont shareholders nor the issuance by United Bankshares of shares of United Bankshares common stock in connection with the merger will create any implication to the contrary.

Information on the websites of United Bankshares or Piedmont, or any subsidiary of United Bankshares or Piedmont, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Piedmont has been provided by Piedmont and information contained in this document regarding United Bankshares has been provided by United Bankshares.

See “Where You Can Find More Information” on page 95.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the annual meeting and the merger. United Bankshares and Piedmont urge you to read carefully the remainder of this document, including the risk factors beginning on page 16, because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What are holders of Piedmont common stock being asked to vote on?

A:

Holders of Piedmont common stock are being asked to vote to (i) approve the Agreement and Plan of Merger, dated as of May 9, 2024, by and between United Bankshares and Piedmont, or merger agreement, as it may be amended from time to time, or the Merger Proposal, (ii) approve the adjournment, postponement or continuance of the annual meeting, on one or more occasions, if necessary or appropriate, in order to further solicit additional proxies, in the event that there are not sufficient votes at the time of the annual meeting to approve the Merger Proposal, or the Adjournment Proposal, and (iii) elect the four Class III director nominees identified in this prospectus and proxy statement for a term of three years, or the Director Election Proposal. The merger agreement is attached to this prospectus and proxy statement as Appendix A and is incorporated by reference into this prospectus and proxy statement.

This proxy statement and prospectus contains important information about the merger agreement, the merger and the proposals being voted on at the Piedmont annual meeting, and you should read it carefully. This is a proxy statement and prospectus because (1) Piedmont is soliciting proxies from the Piedmont shareholders and the proxy statement provides important information about the Piedmont annual meeting to vote on the Merger Proposal, the Adjournment Proposal and the Director Election Proposal, and (2) United Bankshares will issue shares of United Bankshares common stock to holders of Piedmont common stock in connection with the merger, and the prospectus provides important information about such shares. The enclosed materials allow Piedmont shareholders to authorize a proxy to vote their shares without attending the Piedmont annual meeting.

Q:	What will I receive in the merger?

A:

If the merger is completed, each share of Piedmont common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenters’ shares) will be converted into the right to receive 0.300, or the exchange ratio, of a share of United Bankshares common stock. For more details, please see the sections entitled “Summary” beginning on page 6 and “The Merger Agreement.” beginning on page 58.

Q:	When and where is the annual meeting of shareholders?

A:	The annual meeting of Piedmont shareholders will be held at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097 on August 27, 2024 at 4:30 p.m., local time.

Q:	How does Piedmont’s board of directors recommend that I vote at the annual meeting?

A:	Piedmont’s board of directors recommends that you vote “FOR” the Merger Proposal, “FOR” the Adjournment Proposal and “FOR” the Director Election Proposal.

Q:	What constitutes a quorum for the annual meeting?

A:

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the Piedmont common stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present, the annual meeting will be postponed until the holders of the number of shares of Piedmont common stock required to constitute a quorum attend. If you submit a properly executed proxy card, even if you abstain from voting, your shares of Piedmont common stock will be counted for purposes of determining whether a quorum is present at the annual meeting. If additional votes must be solicited to approve the Merger Proposal and the Adjournment Proposal is approved, it is expected that the annual meeting will be adjourned to solicit additional proxies.

Q:	What do holders of Piedmont common stock need to do now?

A:

After you have carefully read this document and have decided how you wish to vote your shares, please vote your shares as soon as possible. If you are a shareholder of record, to vote by proxy card, indicate on your proxy card how you want your shares to be voted with respect to each of the matters indicated. When complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote by telephone, fax or through the Internet by following the voting instructions found on your proxy card. If you beneficially hold your shares through a bank, broker, nominee or other holder of record, you should follow the voting instructions you receive from that holder of record to vote your shares.

Submitting your proxy by Internet, telephone, fax or mail or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the annual meeting. If you would like to attend the annual meeting, see “The Annual Meeting – Attending the Annual Meeting” beginning on page 28.

Q:	Who may solicit proxies on Piedmont’s behalf?

A:

In addition to solicitation of proxies by Piedmont by mail, proxies may also be solicited by Piedmont’s directors and employees personally, and by telephone, email, facsimile or other means. For more information on solicitation of proxies in connection with the annual meeting of Piedmont shareholders, see “The Annual Meeting – Solicitation of Proxies” beginning on page 27.

Q:	Why is my vote as a holder of Piedmont common stock important?

A:

If you do not vote by proxy card, telephone, fax or Internet or vote in person at the annual meeting, it will be more difficult for Piedmont to obtain the necessary quorum to hold its annual meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Piedmont common stock entitled to vote is necessary to constitute a quorum at the annual meeting. In addition, approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Piedmont common stock. The Piedmont board of directors recommends that you vote to approve the Merger Proposal. Further, due to the importance of the vote to approve the Merger Proposal, Piedmont is also seeking, through the Adjournment Proposal, authority from shareholders to adjourn the annual meeting to temporarily delay the meeting to provide time for Piedmont to solicit additional proxies in the event there are insufficient votes to approve the Merger Proposal. Finally, as part of its normal annual meeting business item, Piedmont is asking its shareholders to elect the four Class III director nominees for a term of three years. Please note that if the Merger Proposal is approved and the merger is completed, Piedmont will be merged out of existence and the terms of all Piedmont directors will end.

Q:	What would happen if the Adjournment Proposal does not get approved by Piedmont shareholders?

A:

The completion of the merger is not conditioned upon shareholder approval of the Adjournment Proposal. If a quorum is present at the Piedmont annual meeting and the Adjournment Proposal is not approved and there are not sufficient votes at the time of the Piedmont annual meeting to approve the Merger Proposal, then the Piedmont board of directors will not have the ability to adjourn the annual meeting to solicit additional votes and the Merger Proposal will not be approved.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker. Without instructions, your shares will not be voted, which will have the effect described below.

Q:	What if I abstain from voting or fail to instruct my broker or other holder of record how to vote?

A:

If you are a holder of Piedmont common stock and you submit a proxy card in which you abstain from voting, the abstention will be counted toward a quorum at the annual meeting and it will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal and the Director Election Proposal. If you are not otherwise present or represented by proxy at the annual meeting, a failure to vote your shares will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal and the Director Election Proposal.

If your bank, broker, nominee or other holder of record holds your shares of Piedmont common stock in “street name,” for each proposal your bank, broker, nominee or other holder of record generally will return a proxy card and vote such shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank, nominee or other holder of record with this prospectus and proxy statement. Your shares held in “street name” generally will not be voted on any proposal with respect to which you do not provide voting instructions (referred to as broker non-votes) and will not be considered present at the annual meeting for purposes of establishing a quorum. Broker non-votes will have the same effect as a vote against the Merger Proposal and will have no effect on the outcome of the Adjournment Proposal and the Director Election Proposal.

Q:	Can I attend the annual meeting and vote my shares in person?

A:

Yes. All holders of Piedmont common stock, including shareholders of record and shareholders who beneficially own their shares through banks, brokers, nominees or any other holder of record, are invited to attend the annual meeting. Holders of record of Piedmont common stock as of the record date can vote in person at the annual meeting. If you wish to vote in person at the annual meeting and if you are a shareholder of record, you should bring the enclosed proxy card and proof of identity. If your shares are held in “street name” in a stock brokerage account or by a bank or other custodian, you should provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other custodian. Please note that you may not vote shares held in street name by returning a proxy card directly to Piedmont or by voting at the annual meeting unless you provide a legal proxy, which you must obtain from your broker, bank or other custodian. At the appropriate time during the annual meeting, the shareholders present will be asked whether anyone wishes to vote in person. You should raise your hand at this time to receive a ballot to record your vote. Everyone who attends the annual meeting must abide by the rules for the conduct of the meeting distributed at the meeting.

Even if you plan to attend the annual meeting, you are encouraged to vote your shares as soon as possible.

Q:	Will Piedmont be required to submit the Merger Proposal to its shareholders even if the Piedmont board of directors has withdrawn or modified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the annual meeting, Piedmont is required to submit the Merger Proposal to its shareholders even if the Piedmont board of directors has withdrawn or modified its recommendation, consistent with the terms of the merger agreement.

Q:	Is the merger expected to be taxable to Piedmont shareholders?

A:

Generally, no. The merger is structured to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code, and holders of Piedmont common stock will not recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Piedmont common stock for shares of United Bankshares common stock in the merger, except with respect to any cash received instead of fractional shares of United Bankshares common stock. You should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 75 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:	If I am a holder of Piedmont common stock, can I change or revoke my vote?

A:	Yes. If you are a shareholder of record of common stock, you may change your vote and revoke your proxy by:

•	before the meeting, voting by telephone, fax or the Internet at a later time;

•	before the meeting, submitting a properly signed proxy card with a later date;

•	voting in person at the annual meeting subject to proof of identity; or

•

delivering written notice that you wish to revoke your proxy to the Chairman of Piedmont Bancorp, Inc. at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092, at or before the annual meeting. You must include your control number.

If you hold shares in street name, you must follow your broker’s instructions to change your vote. Any record holder of Piedmont common stock, or street name holder with a written proxy from the record holder, entitled to vote in person at the annual meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence of a shareholder at the annual meeting will not constitute revocation of a previously given proxy.

Q:	If I am a Piedmont shareholder, do I have appraisal or dissenters’ rights?

A:

Yes. Under Georgia law, holders of Piedmont common stock will be entitled to exercise dissenters’ rights in connection with the Merger Proposal. To exercise dissenters’ rights, Piedmont shareholders must strictly follow the procedures prescribed by the laws of the State of Georgia. These procedures are summarized under the section entitled “The Merger – Dissenters Rights” beginning on page 51, and Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code, or the GBCC, attached to this prospectus and proxy statement as Appendix C.

Q:	If I am a holder of Piedmont common stock with shares represented by stock certificates, should I send in my Piedmont stock certificates now?

A:

No. You should not send in your Piedmont stock certificates at this time. After completion of the merger, United Bankshares will send you instructions for exchanging Piedmont stock certificates for the merger consideration. The shares of United Bankshares common stock that Piedmont shareholders will receive in the merger will be issued in book-entry form. Please do not send in your stock certificates with your proxy card.

Q:	What should I do if I hold my shares of Piedmont common stock in book-entry form?

A:

After the completion of the merger, United Bankshares will send you instructions for exchanging shares of Piedmont common stock held in book-entry form for shares of United Bankshares common stock in book-entry form and cash to be paid instead of fractional shares of United Bankshares common stock.

Q:	What happens if I sell or transfer ownership of shares of Piedmont stock after the record date for the Piedmont annual meeting?

A:

The record date for the Piedmont annual meeting is earlier than the expected date of completion of the merger. Therefore, if you sell or transfer ownership of your shares of Piedmont common stock after the record date for the annual meeting, but prior to completion of the merger, you will retain the right to vote at the annual meeting, but the right to receive the merger consideration will transfer with the shares of Piedmont stock.

Q:	Who can I contact if I cannot locate my Piedmont stock certificate(s)?

A:	If you are unable to locate your original Piedmont stock certificate(s), you should contact Piedmont’s transfer agent, Issuer Direct Corporation, at (919) 744-2722.

Q:	When do you expect to complete the merger?

A:

United Bankshares and Piedmont currently expect to complete the merger during the fourth quarter of 2024. However, they cannot assure you when or if the merger will occur. United Bankshares and Piedmont must, among other things, obtain the required approval of Piedmont shareholders at the annual meeting and the required regulatory approvals described below in “The Merger Agreement—Conditions of the Merger” beginning on page 59.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Piedmont common stock will not receive any consideration for their shares in connection with the merger. Instead, Piedmont will remain an independent private company. In addition, in certain circumstances, a termination fee may be required to be paid by Piedmont. See “The Merger Agreement—Effect of Termination; Termination Fees” beginning on page 71 for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	Who will be soliciting proxies?

A:

In addition to soliciting proxies by mail, Piedmont may be soliciting proxies for the annual meeting through its directors and certain employees personally, and by telephone, email, facsimile or other means. See “The Annual Meeting – Solicitation of Proxies” beginning on page 27 for more information.

Q:	Whom should I call with questions?

A:	Piedmont shareholders should contact Philip F. Resch at Piedmont by telephone at (770) 246-0111, or by e-mail at Phil.Resch@piedmont.bank.

SUMMARY

This summary highlights selected information from this prospectus and proxy statement. It does not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and proxy statement and the other documents to which this prospectus and proxy statement refers to fully understand the merger and the other matters to be considered at the annual meeting. See “Where You Can Find More Information” on page 95 to obtain the information incorporated by reference into this prospectus and proxy statement without charge. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger (page 33)

We have attached the merger agreement to this prospectus and proxy statement as Appendix A. We encourage you to read the merger agreement. It is the legal document that governs the merger.

In the merger, United Bankshares will acquire Piedmont by means of the merger of Piedmont into United Bankshares. United Bankshares will be the surviving entity in the merger.

After the effective time of the merger and as part of the same overall transaction, The Piedmont Bank, a Georgia banking corporation and a wholly-owned subsidiary of Piedmont, or Piedmont Bank, for no additional consideration and pursuant to the Bank Agreement and Plan of Merger dated May 9, 2024, attached as Exhibit 99.4 to the registration statement on Form S-4 of which this prospectus and proxy statement is a part, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of United Bankshares, such transaction referred to hereinafter as the bank merger. As a result of the bank merger, the separate existence of Piedmont Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of Piedmont Bank and United Bank.

Each share of Piedmont common stock outstanding will be converted in the merger into 0.300 shares of United Bankshares common stock as further described below. We expect to complete the merger in the fourth quarter of 2024, although there can be no assurance in this regard.

Exchange Ratio in the Merger (page 58)

Upon completion of the merger, each Piedmont shareholder will receive 0.300 shares of United Bankshares common stock for each share of Piedmont common stock held immediately prior to the merger. We refer to this ratio as the exchange ratio. The aggregate number of shares of United Bankshares common stock to which a Piedmont shareholder will be entitled upon completion of the merger will equal 0.300 multiplied by the number of shares of Piedmont common stock held by that Piedmont shareholder. However, United Bankshares will not issue any fractional shares. A Piedmont shareholder entitled to a fractional share of United Bankshares common stock will instead receive an amount in cash equal to the fraction of a whole share of United Bankshares common stock to which such shareholder would otherwise be entitled in an amount, without any interest thereon, equal to the product of (i) the volume-weighted average price of United Bankshares common stock reported on Nasdaq for the last full trading day immediately preceding the date on which the merger is completed multiplied by (ii) the fraction of a share of United Bankshares common stock that such holder would otherwise be entitled to receive. As an example, a holder of 11 shares of Piedmont common stock would receive 3 shares of United Bankshares common stock and an amount of cash equal to the product of 0.300 and the volume-weighted average price of United Bankshares common stock reported on Nasdaq for the last full trading day immediately preceding the date on which the merger is completed. A Piedmont shareholder whose direct shareholdings are represented by multiple Piedmont stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

The exchange ratio is a fixed ratio. Therefore, the number of shares of United Bankshares common stock to be received by holders of Piedmont common stock in the merger will not change if the trading price of United Bankshares common stock or the market value of Piedmont common stock changes between now and the time the merger is completed, except in limited circumstances where the trading price of United Bankshares common stock falls below certain thresholds when measured during a period shortly before the date that the merger is scheduled to be completed, in which case, Piedmont will have an opportunity to terminate the merger agreement if United Bankshares elects not to adjust the exchange ratio accordingly. If the average closing price of United Bankshares common stock declines by more than 20% from $34.27 and underperforms an index of banking companies by more than 20% over a designated measurement period, then Piedmont may terminate the merger agreement unless United Bankshares agrees to increase the number of shares to be issued or pay additional cash consideration to the holders of Piedmont common stock as part of the merger consideration.

Upon completion of the merger, we expect that United Bankshares shareholders will own approximately 94.6% of the combined company and former Piedmont shareholders will own approximately 5.4% of the combined company.

The trading price of United Bankshares common stock will fluctuate prior to the merger. You should obtain current stock price quotations for United Bankshares common stock.

Treatment of Stock Options (page 58)

Under the merger agreement, at the effective time of the merger, each stock option to purchase Piedmont common stock, or a Piedmont Stock Option, granted under the Piedmont Bancorp, Inc. 2009 Stock Option Plan, or the Piedmont Stock Plan, that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and shall be canceled without any action on the part of any holder or beneficiary thereof, in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (i) the excess, if any, of the product of (A) the volume-weighted average of the closing sales price on Nasdaq of United Bankshares common stock for the 10 full trading days ending on the second trading day immediately preceding the effective date of the merger multiplied by (B) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable), over the applicable exercise price of such Piedmont stock option; and (ii) the number of shares of Piedmont common stock subject to such Piedmont stock option, less any required withholding taxes.

Treatment of Stock Warrants (page 58)

Under the merger agreement, at the effective time of the merger, each warrant to purchase shares of Piedmont common stock, or a Piedmont Stock Warrant, that is outstanding under the Piedmont Stock Plan or individual award agreement that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, at the election of the holder, will either (i) receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of the product of (1) the volume-weighted average of the closing sales price on Nasdaq of United Bankshares common stock for the 10 full trading days ending on the second trading day immediately preceding the effective date of the merger multiplied by (2) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable), over the applicable exercise price of such Piedmont stock warrant; and (B) the number of shares of Piedmont common stock subject to such Piedmont stock warrant, or (ii) convert into a warrant to purchase shares of United Bankshares common stock, with the number of shares of United Bankshares common stock equal to the product of (A) the total number of shares of Piedmont common stock subject to the applicable Piedmont stock warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock), and the per-share exercise price under each such Piedmont stock warrant shall be adjusted to equal the quotient of (X) the exercise price per share of such Piedmont stock warrant at which such Piedmont stock warrant was exercisable immediately prior to the effective time of the merger divided by (Y) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down to the nearest whole cent), in either event, if necessary less any required withholding taxes. Any election by a holder of a Piedmont stock warrant must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Piedmont with respect to such election.

Treatment of Other Stock Awards (page 59)

Under the merger agreement, at the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Piedmont common stock subject to vesting, repurchase or other lapse restriction under a Piedmont Stock Plan that is outstanding immediately prior to the effective time other than a Piedmont Option or a Piedmont Stock Warrant, will become fully vested, be cancelled and converted automatically into the right to receive the merger consideration (with any fractional share being entitled to receive cash in lieu thereof) in respect of each share of Piedmont common stock underlying such Piedmont stock award, less any required withholding taxes.

Piedmont’s Reasons for the Merger (page 37)

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the Merger Proposal, the Piedmont board of directors consulted with Piedmont management, as well as its financial and legal advisors, and considered a number of factors, including, but not limited to, each of the following: the value of the United Bankshares common stock consideration being offered to Piedmont shareholders, the anticipated future trading value of the United Bankshares common stock consideration, and the expected future receipt by Piedmont shareholders of dividends as United Bankshares shareholders; each of Piedmont’s, United Bankshares’, and the combined entity’s business, operations, financial condition and asset quality; the feasibility of, and the results that could be expected to be obtained, if Piedmont continued to operate independently; the process conducted by its financial advisors to assist the Piedmont board of directors in structuring the merger with United Bankshares; and the scale, scope, strength and diversity of operations that could be achieved by combining Piedmont with United Bankshares. For more detail concerning the factors considered by the Piedmont board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Piedmont’s Reasons for the Merger; Recommendation of the Piedmont Board of Directors.”

Piedmont’s Recommendation (page 37)

The Piedmont board of directors believes that the merger is in the best interests of the Piedmont shareholders. Piedmont’s board of directors unanimously recommends that Piedmont shareholders vote “FOR” the Merger Proposal and the Adjournment Proposal. Piedmont’s board of directors also unanimously recommends that Piedmont shareholders vote “FOR” the Director Election Proposal. For the factors considered by the Piedmont board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – Piedmont’s Reasons for the Merger; Recommendation of the Piedmont Board of Directors.”

Opinion of Piedmont’s Financial Advisor (page 41 and Appendix B)

In considering whether to approve the merger, the Piedmont board of directors considered the opinion of its financial advisor, Burke Stelling Group, LLC, which we refer to as Burke Stelling, who delivered a written opinion to the Piedmont board of directors to the effect that, as of May 9, 2024, the exchange ratio was fair to the holders of Piedmont common stock from a financial point of view. We have attached the full text of this opinion, dated as of May 9, 2024, to this prospectus and proxy statement as Appendix B. You should read this opinion completely to understand the assumptions made, matters considered, qualifications and limitations of the review undertaken by Burke Stelling in providing its opinion.

Burke Stelling’s opinion is directed to Piedmont’s board of directors, addresses only the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to the holders of Piedmont common stock, and does not address any other aspect of the merger or constitute a recommendation as to how any Piedmont shareholder should vote at the annual meeting held in connection with the merger.

United Bankshares’ Reasons for the Merger (page 40)

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the United Bankshares board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including, but not limited to, the following: each of United Bankshares’, Piedmont’s and the combined entity’s business, operations, financial condition, asset quality, earnings and prospects; Piedmont’s familiarity with the Georgia markets; and management’s expectation regarding cost synergies, accretion and internal rate of return. For more detail concerning the factors considered by the United Bankshares board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger – United Bankshares’ Reasons for the Merger.”

Dissenters’ Rights (page 51)

The shareholders of Piedmont will have dissenters’ rights in connection with the merger. Under Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code, Piedmont shareholders will have dissenters’ rights in connection with the merger. To exercise dissenters’ rights, Piedmont shareholders must strictly follow the procedures prescribed by the laws of Georgia. These procedures are summarized under the section entitled “The Merger – Dissenters Rights” beginning on page 51, and Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code is attached to this prospectus and proxy statement as Appendix C.

Accounting Treatment (page 57)

United Bankshares will account for the merger using acquisition accounting in accordance with U.S. generally accepted accounting principles.

Material U.S. Federal Income Tax Consequences (page 75)

The merger is structured to qualify as a tax-free reorganization for U.S. federal income tax purposes. Piedmont shareholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of their exchange of shares of Piedmont common stock solely for shares of United Bankshares common stock. Piedmont shareholders may, however, have to recognize gain in connection with the receipt of any cash received in connection with the exercise of any dissenters’ rights or in lieu of fractional shares in the merger. Because this tax treatment may not apply to all Piedmont shareholders, you should consult your own tax advisor for a full understanding of the merger’s tax consequences that are particular to you. It is a condition to United Bankshares’ and Piedmont’s obligation to complete the merger that we receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

Shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger.

The discussion of U.S. federal income tax consequences set forth above is for general information only and does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Piedmont common stock. Shareholders of Piedmont are strongly urged to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

The Companies (page 78)

United Bankshares, Inc.

500 Virginia Street, East

Charleston, West Virginia 25301

(304) 348-8400

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, or the BHCA. United Bankshares elected to be a financial holding company that became effective April 2, 2017. United Bankshares was incorporated and organized in 1982 and began conducting business in 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 33 banking institutions. United Bankshares has one banking subsidiary, United Bank, operating under the laws of Virginia. United Bankshares’ banking subsidiary offers a full range of commercial and retail banking services and products. United Bank operates 218 branch locations – located throughout North Carolina, South Carolina, West Virginia, the Shenandoah Valley Region of Virginia and the Northern Virginia, Maryland and Washington, D.C. areas, southwestern Pennsylvania and southeastern Ohio. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

The headquarters of United Bankshares is located in United Center at 500 Virginia Street, East, Charleston, West Virginia. United Bankshares’ executive offices are located in Parkersburg, West Virginia at Fifth and Avery Streets.

United Bankshares’ website can be accessed at https://www.ubsi-inc.com. Information contained on the websites of United Bankshares or any subsidiary of United Bankshares does not constitute a part of this prospectus and proxy statement and is not incorporated into other filings that United Bankshares makes with the SEC. United Bankshares’ common stock is traded on Nasdaq under the symbol “UBSI”.

As of March 31, 2024, United Bankshares had total assets of $30 billion, total deposits of $22.9 billion, and shareholders’ equity of $4.8 billion.

Piedmont Bancorp, Inc.

5100 Peachtree Pkwy

Peachtree Corners, Georgia 30092

(770) 246-0011

Piedmont is a privately held Georgia corporation registered as a bank holding company pursuant to the BHCA. Piedmont provides financial services through its community bank subsidiary, Piedmont Bank, a Georgia banking corporation that was established in 2006. Piedmont Bank currently operates 16 banking offices in the greater Atlanta area.

The principal executive offices of Piedmont are located at 5100 Peachtree Pkwy, Peachtree Corners, Georgia 30092, and its telephone number is (770) 246-0011. Piedmont’s website can be accessed at http://piedmont.bank. Information contained on the websites of Piedmont or any subsidiary of Piedmont does not constitute a part of this prospectus and proxy statement and is not incorporated into other filings that United makes with the SEC. Piedmont’s common stock is not listed or traded on any established securities exchange or quotation system.

As of March 31, 2024, Piedmont had total assets of $2.1 billion, total loans of approximately $1.7 billion, total liabilities of approximately $1.9 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $195 million.

The Piedmont Shareholder Meeting (page 26)

The annual meeting will be held on August 27, 2024 at 4:30 p.m., at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097. At the annual meeting, Piedmont shareholders will be asked:

•	To approve the Merger Proposal;

•	To approve the Adjournment Proposal; and

•

To elect the current Class III directors whose terms are expiring to serve as directors for three years, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Piedmont Record Date; Vote Required (page 27)

Piedmont shareholders can vote at the annual meeting if they owned shares of Piedmont common stock at the close of business on July 12, 2024, which is the record date for the annual meeting. On the record date, Piedmont had 25,575,047 shares of common stock outstanding and approximately 1,420 shareholders entitled to vote. Each Piedmont shareholder can cast one vote for each share of Piedmont common stock owned on that date.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Piedmont common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and shares of Piedmont common stock held of record by a broker or nominee that voted on any matter are counted as present and entitled to vote for purposes of determining a quorum. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers or other nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. In the case of non-routine items, the broker or other nominee holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the annual meeting, brokers or nominees holding shares of Piedmont common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares. As a result, these shares will not be considered present at the annual meeting and will not count towards the satisfaction of a quorum.

If a quorum exists, the approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Piedmont common stock entitled to vote on the Merger Proposal. The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting. Abstentions will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal. Broker non-votes will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal. A plurality of the votes cast is required for the Director Election Proposal. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as directors. Only “FOR” votes will affect the outcome of the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the Director Election Proposal.

As of the record date, Piedmont directors and executive officers, and their affiliates, beneficially held approximately 23.2% of the outstanding shares of Piedmont common stock entitled to vote at the annual meeting. Piedmont directors have entered into support agreements that obligate each director to vote shares of Piedmont common stock over which each such director has sole voting and dispositive power for approval of the Merger Proposal. As of the close of business on July 12, 2024, the record date for the annual meeting, shares constituting 18.9% of Piedmont common stock were subject to the support agreements.

Conditions to Completion of the Merger (page 59)

The obligations of United Bankshares and Piedmont to complete the merger depend on a number of conditions being satisfied or waived. These conditions include:

•	Piedmont shareholders’ approval of the merger agreement;

•	Approval of the merger by the necessary federal and state regulatory authorities;

•

The effectiveness of the registration statement filed on Form S-4 of which this prospectus and proxy statement is a part and the absence of any stop order suspending the effectiveness thereof or any proceedings for that purpose initiated or threatened by the SEC;

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger;

•	Absence of any law or court order prohibiting the merger;

•	Receipt of opinions from counsel to Piedmont and United Bankshares that the merger will be treated as a “reorganization” under Section 368(a) of the Code;

•	The accuracy of the other party’s representations and warranties subject to the material adverse effect standard in the merger agreement; and

•	The performance in all material respects of all obligations contained in the merger agreement.

Additionally, United Bankshares’ obligation to consummate the merger is subject to holders of no more than 10% of Piedmont common stock having exercised dissenter’s rights with respect to the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals (page 65)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Virginia Bureau of Financial Institutions. Once the Federal Reserve approves the merger, we have to wait from 15 to 30 days before we can complete it. During that time, the Department of Justice may challenge the merger. As of the date of this prospectus and proxy statement, United Bankshares and Piedmont have made all required applications for regulatory approval, but have not yet received the required regulatory approvals. While we do not know of any reason why we would not be able to obtain the necessary regulatory approvals in a timely manner, we cannot be certain when or if we will receive them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Under the merger agreement, United Bankshares is not required, and Piedmont is not permitted, to agree to any condition or take any action if such agreement or the taking of such action is reasonably likely to result in any conditions or requirements that the United Bankshares board of directors would expect to have a significant and materially burdensome effect on the condition (financial or otherwise), results of operations, liquidity, capital, assets or deposit liabilities, properties, operations or business of United Bankshares and its subsidiaries, taken as a whole, after giving effect to the merger (with materiality for these purposes measured on a scale relative to United Bankshares and its subsidiaries, taken as a whole, prior to the effective time of the merger).

Termination of the Merger Agreement (page 70)

Piedmont and United Bankshares may mutually agree to terminate the merger agreement at any time upon a vote by a majority of the board of directors of each of Piedmont and United Bankshares.

Either Piedmont or United Bankshares may terminate the merger agreement if the merger is not complete by August 31, 2025, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

Either Piedmont or United Bankshares may terminate the merger agreement if (i) final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become non-appealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, or (ii) an application submitted to any governmental authority whose approval is required for the consummation of the merger has been permanently withdrawn at the request or suggestion of such governmental authority (except to the extent that such action, denial or withdrawal or the imposition of such condition is due to the failure of the party seeking to terminate to perform or observe the covenants of such party).

United Bankshares may terminate the merger agreement if any of the following occurs:

•

Piedmont materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and does not or cannot cure the breach prior to the earlier of (i) 30 days after providing written notice of the breach or (ii) two business days prior to August 31, 2025;

•	The Piedmont shareholders do not approve the merger agreement; or

•

The Piedmont board of directors makes a recommendation change or breaches its obligations with respect to acquisition proposals or its obligations with respect to the Piedmont shareholder meeting, including its recommendation in favor of the merger agreement to Piedmont shareholders in each case prior to the receipt of the requisite Piedmont shareholder approval of the merger agreement.

Piedmont may terminate the merger agreement if any of the following occurs:

•

United Bankshares materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and does not or cannot cure the breach prior to the earlier of (i) 30 days after providing written notice of the breach or (ii) two business days prior to August 31, 2025;

•	The Piedmont shareholders do not approve the merger agreement; or

•

If both (i) the average of the closing sale prices of United Bankshares common stock, which we refer to as the average United Bankshares stock price, as reported on Nasdaq during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the latest of (A) the date on which the last regulatory approval necessary is received (and any statutory waiting period in respect thereof has expired) or (B) the date on which the Piedmont shareholders approve the merger, which we refer to as the determination date, is less than $27.42, and (ii) (1) the quotient of the average United Bankshares stock price divided by $34.27, shall be less than 80% of (2) the quotient of the average of the daily current market price of the KBW Regional Banking Index, which we refer to as the Index, for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the determination date divided by the closing price for the Index on May 9, 2024 of $101.76. If Piedmont elects to terminate under the provision described above, United Bankshares shall have the option to increase the per share exchange ratio or pay an additional cash payment to each Piedmont shareholder as part of the merger consideration.

Additionally, Piedmont may terminate the merger agreement in order to enter into an agreement with respect to an unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Piedmont or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50.0% of the outstanding Piedmont common stock or more than 50.0% of the assets of Piedmont and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of Piedmont), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the Piedmont board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by United Bankshares in response to such acquisition proposal and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Piedmont from a financial point of view than the merger.

Termination Fees (page 71)

Piedmont has agreed to pay a termination fee to United Bankshares equal to $10,690,000 if:

•

Piedmont terminates the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, provided United Bankshares does not make a counteroffer that the Piedmont board of directors determines is at least as favorable to such proposal; or

•

An acquisition proposal was made prior to the termination of the merger agreement and within 12 months after the date of termination of the merger agreement, Piedmont enters into an agreement with respect to an acquisition proposal or consummates an acquisition proposal, and the merger agreement was terminated for any of the following reasons: (A) by United Bankshares or Piedmont after August 31, 2025 because the merger has not been completed due to the failure to obtain the requisite Piedmont shareholder approval (with all other conditions satisfied); (B) by United Bankshares as a result of Piedmont’s willful breach of the merger agreement; or (C) by United Bankshares or Piedmont because the requisite Piedmont shareholder approval is not obtained at the Piedmont shareholder meeting.

Waiver and Amendment (page 63)

United Bankshares and Piedmont may jointly amend the merger agreement and each may waive its right to require the other party to adhere to the terms and conditions of the merger agreement. However, United Bankshares and Piedmont may not do so after Piedmont shareholders approve the merger agreement if the amendment or waiver would violate the Georgia Business Corporation Code.

Interests of Directors and Executive Officers in the Merger that Differ from Your Interests (page 53)

Some of the directors and executive officers of Piedmont have interests in the merger that differ from, or are in addition to, their interests as shareholders of Piedmont. These interests exist because of, among other things, employment agreements that the executive officers entered into with Piedmont, rights that these executive officers and directors have under Piedmont’s benefit plans including equity plans and deferred compensation plans, agreements or arrangements with United Bankshares or its subsidiaries, including United Bank, to continue or serve as employees, contractors and/or directors following the merger, and rights to indemnification and directors and officers insurance following the merger. The employment agreements provide certain executive officers with change in control transaction bonuses, as well as severance benefits if their employment is terminated in connection with the merger. The aggregate compensation that certain Piedmont directors and named executive officers may receive as a result of the merger is described in greater detail under “Interests of Certain Piedmont Directors and Executive Officers in the Merger” beginning on page 53.

In addition, as of the record date of the annual meeting, Piedmont directors and executive officers owned, in the aggregate, warrants to purchase 658,487 shares of Piedmont common stock, 321,495 restricted shares and 128,500 restricted stock units of Piedmont common stock granted under a Piedmont equity compensation plan or individual award agreement. The treatment of the warrants, restricted stock and restricted stock units is set forth in the merger agreement and described in greater detail under “Interests of Certain Piedmont Directors and Executive Officers in the Merger” beginning on page 53.

The members of the Piedmont board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger.

Material Differences in the Rights of United Bankshares Shareholders and Piedmont Shareholders (page 85)

The rights of United Bankshares shareholders are governed by West Virginia law and by United Bankshares’ articles of incorporation and bylaws. The rights of Piedmont shareholders are governed by Georgia law and by Piedmont’s articles of incorporation and bylaws. Upon completion of the merger, the rights of the United Bankshares shareholders, including former shareholders of Piedmont, will be governed by West Virginia law and the articles of incorporation and bylaws of United Bankshares.

This prospectus and proxy statement contains descriptions of the material differences in shareholder rights under each of the United Bankshares and Piedmont governing documents.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this prospectus and proxy statement, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 23 and the matters described under the caption “Risk Factors” in the Annual Report on Forms 10-K filed by United Bankshares for the year ended December 31, 2023, Piedmont shareholders should consider the matters described below in determining whether to approve the merger agreement.

Because the exchange ratio is fixed, fluctuations in the trading price of United Bankshares common stock will change the value of the shares of United Bankshares common stock Piedmont shareholders receive in the merger.

The exchange ratio is set at 0.300 shares of United Bankshares common stock for each share of Piedmont common stock. As a result, the market value of the United Bankshares common stock that Piedmont shareholders receive in the merger will depend on the market price of United Bankshares common stock at the time the shares are issued. After the merger, the market value of United Bankshares common stock may decrease and be lower than the market value of United Bankshares common stock that was used in calculating the exchange ratio in the merger. Except as described in this prospectus and proxy statement, there will be no adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Piedmont shareholders based upon changes in the market price of United Bankshares common stock or Piedmont common stock prior to the closing.

There may be an adjustment to the fixed number of shares of United Bankshares common stock that will be issued to Piedmont shareholders in limited circumstances if the market price of United Bankshares common stock falls more than 20% on an actual basis and 20% on a relative basis to the KBW Regional Banking Index (KRX) prior to the closing. However, any changes to the fixed number of shares of United Bankshares common stock will not increase the per share value that Piedmont shareholders will receive in the merger from the value calculated using the pre-announcement market price of United Bankshares common stock. The Piedmont board of directors may terminate the merger agreement if United Bankshares elects not to adjust the exchange ratio in the foregoing circumstances, in which case the merger will not occur.

The market price of United Bankshares common stock at the time the merger is completed may vary from the price of United Bankshares common stock on the date the merger agreement was executed, on the date of this prospectus and proxy statement on the date of the annual meeting and on the date the merger is completed as a result of various factors that are beyond the control of United Bankshares and Piedmont, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. In addition to the approval of the merger agreement by Piedmont shareholders, completion of the merger is subject to receipt of required regulatory approvals and satisfaction of other conditions that may not occur until after the annual meeting. Therefore, at the time of the annual meeting, Piedmont shareholders will not know the precise value of the consideration they will receive at the effective time of the merger. Piedmont shareholders should obtain current market quotations for shares of United Bankshares common stock.

The market price of United Bankshares common stock after the merger may be affected by factors different from those affecting the shares of Piedmont or United Bankshares currently.

Upon completion of the merger, holders of Piedmont common stock will become holders of United Bankshares common stock. United Bankshares’ business differs from that of Piedmont, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of United Bankshares and Piedmont. For a discussion of the businesses of United Bankshares and Piedmont and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this prospectus and proxy statement.

The integration of the operations of United Bankshares and Piedmont may be more difficult, costly or time-consuming than anticipated.

The success of the merger will depend, in part, on United Bankshares’ ability to realize the anticipated benefits and cost savings from successfully combining the businesses of United Bankshares and Piedmont and to combine the businesses of United Bankshares and Piedmont in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of Piedmont or decreasing revenues due to loss of customers. If United Bankshares is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect United Bankshares’ ability to successfully conduct its business in the markets in which Piedmont now operates, which could have an adverse effect on United Bankshares’ financial results and the value of its common stock. If United Bankshares experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Piedmont to lose customers or cause customers to remove their accounts from Piedmont and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Piedmont and United Bankshares during this transition period and for an undetermined period after consummation of the merger.

The success of the merger will also depend on United Bankshares’ ability to:

•	Retain and attract qualified personnel to, United Bankshares and Piedmont;

•	Maintain existing relationships with depositors of Piedmont to minimize withdrawals of deposits prior to and subsequent to the merger;

•	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Piedmont;

•	Control the incremental non-interest expense from United Bankshares to maintain overall operating efficiencies; and

•	Compete effectively in the communities served by United Bankshares and Piedmont and in nearby communities.

United Bankshares may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

Before the merger may be completed, we must obtain various approvals or consents from the Federal Reserve and various bank regulatory and other authorities. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger.

Although United Bankshares and Piedmont do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of United Bankshares following the merger. There can be no assurance as to whether the regulatory approvals will be received, the timing of those approvals, or whether any conditions will be imposed. The merger agreement contains a condition to the obligation of each of United Bankshares and Piedmont to close the merger that the required regulatory approvals not contain any materially burdensome regulatory condition. See “The Merger Agreement – Regulatory Approvals” on page 65.

United Bankshares may fail to realize the cost savings estimated for the merger.

Although United Bankshares estimates that it will realize cost savings of approximately $13.8 million annually (excluding one-time costs and expenses associated with the merger with Piedmont) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, future business developments may require United Bankshares to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on United Bankshares’ ability to combine the businesses of United Bankshares and Piedmont in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or United Bankshares is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The merger may distract management of United Bankshares and Piedmont from their other responsibilities.

The merger could cause the respective management groups of United Bankshares and Piedmont to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of United Bankshares or the business and earnings of the combined company.

If the merger is not completed, United Bankshares and Piedmont will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of United Bankshares and Piedmont has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this prospectus and proxy statement and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United Bankshares and Piedmont would have to recognize these expenses without realizing the expected benefits of the merger.

Piedmont shareholders will have less influence as shareholders of United Bankshares than as shareholders of Piedmont.

Piedmont shareholders currently have the right to vote in the election of the board of directors of Piedmont and on other matters affecting Piedmont. Following the merger, the shareholders of Piedmont as a group will own approximately 5.4% of the combined organization. When the merger occurs, each Piedmont shareholder that receives shares of United Bankshares common stock will become a shareholder of United Bankshares with a percentage ownership of the combined organization much smaller than such shareholder’s percentage ownership of Piedmont. Because of this, Piedmont shareholders will have less influence on the management and policies of United Bankshares than they now have on the management and policies of Piedmont.

Some of the directors and executive officers of Piedmont may have interests in the merger that differ from the interests of non-director or non-management shareholders.

The interests of some of the directors and executive officers of Piedmont may be different from those of other holders of Piedmont common stock, and directors and executive officers of Piedmont may be participants in arrangements that are different from, or in addition to, those of other holders of Piedmont common stock. These interests are described in more detail in the section entitled “The Merger – Interests of Certain Piedmont Directors and Executive Officers in the Merger” beginning on page 53.

The fairness opinion obtained by Piedmont from its financial advisor will not reflect changes in circumstances between the date of such opinion and the completion of the merger.

Piedmont has not obtained an updated fairness opinion as of the date of this prospectus and proxy statement from Burke Stelling Group, LLC, the financial advisor to Piedmont that rendered a fairness opinion in connection with the board’s approval of the merger. Changes in the operations and prospects of Piedmont or United Bankshares, general market and economic conditions and other factors that may be beyond the control of Piedmont and United Bankshares may alter the value of Piedmont or United Bankshares or the prices of shares of Piedmont common stock or United Bankshares common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Piedmont does not anticipate asking its financial advisor to update its opinion, the May 9, 2024 opinion does not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. The opinion is included as Appendix B to this prospectus and proxy statement. For a description of the opinion that Piedmont received from its financial advisor, please refer to “The Merger – Opinion of Piedmont’s Financial Advisor” on page 41. For a description of the other factors considered by Piedmont’s board of directors in determining to approve the merger, please refer to “The Merger – Recommendation of the Piedmont Board of Directors” on page 37.

The merger agreement limits Piedmont’s ability to pursue an alternative acquisition proposal and requires Piedmont to pay a termination fee of $10,690,000 under limited circumstances relating to alternative acquisition proposals.

The merger agreement prohibits Piedmont from soliciting, initiating, or encouraging certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. See “The Merger Agreement—Acquisition Proposals” on page 64. The merger agreement also provides for the payment by Piedmont of a termination fee in the amount of $10,690,000 in the event either United Bankshares or Piedmont terminates the merger agreement for certain reasons. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Piedmont from considering or proposing such an acquisition. See “The Merger Agreement – Termination Fees” on page 71.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of United Bankshares and Piedmont may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before United Bankshares and Piedmont are obligated to complete the merger:

•	The merger agreement must be duly approved by the requisite vote of the shareholders of Piedmont;

•	All required regulatory approvals must be obtained;

•	The absence of any law or order by a court or governmental authority that prohibits consummation of the merger;

•	The registration statement on Form S-4 shall become effective under the Securities Act and no stop order shall have been issued or threatened by the SEC; and

•	To the extent required, the shares of United Bankshares common stock to be issued in the merger must be approved for listing on Nasdaq.

Some of the conditions to the merger may be waived by United Bankshares or Piedmont without resoliciting shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by United Bankshares or Piedmont, subject to the agreement of the other party in specific cases. See “The Merger Agreement – Conditions of the Merger” beginning on page 59. If any conditions are waived, Piedmont or United Bankshares, as applicable, will evaluate whether an amendment of this prospectus and proxy statement and resolicitation of proxies is warranted. In the event that the board of directors of Piedmont or United Bankshares determines that resolicitation of its shareholders is not warranted, United Bankshares and Piedmont will have the discretion to complete the transaction without seeking further Piedmont shareholder approval.

Termination of the merger agreement could negatively impact Piedmont or United Bankshares.

If the merger agreement is terminated, there may be various consequences. For example, Piedmont’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. If the merger agreement is terminated and Piedmont’s board of directors seeks another merger or business combination, Piedmont shareholders cannot be certain that Piedmont will be able to find a party willing to pay the equivalent or greater consideration than that which United Bankshares has agreed to pay in the merger. If the merger is not completed, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, if the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by Piedmont’s board of directors, Piedmont may be required to pay United Bankshares a termination fee of $10,690,000. See “The Merger Agreement – Effect of Termination; Termination Fee” on page 71.

Piedmont shareholders have dissenters’ rights in the merger.

If the merger agreement is adopted by Piedmont shareholders, Piedmont shareholders who do not vote in favor of the approval of the merger agreement and who properly demand payment of fair cash value of their shares of common stock will be entitled to dissenters’ rights in connection with the merger under Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code. In addition, United Bankshares’ obligation to consummate the merger is subject to the condition that the holders of no more than 10% of the aggregate outstanding shares of Piedmont’s common stock properly notify Piedmont of their intent to exercise dissenters’ rights. Neither Piedmont nor United Bankshares can predict the number of Piedmont shareholders who will seek payment of fair cash value of their shares.

United Bankshares may be unable to retain United Bankshares and/or Piedmont personnel successfully after the merger is completed.

The success of the merger will depend in part on United Bankshares’ ability to retain the talents and dedication of key employees currently employed by United Bankshares and Piedmont. It is possible that these employees may decide not to remain with United Bankshares or Piedmont, as applicable, while the merger is pending or with United Bankshares after the merger is completed. If United Bankshares and Piedmont are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, United Bankshares and Piedmont could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, United Bankshares’ business activities may be adversely affected, and management’s attention may be diverted from successfully integrating United Bankshares and Piedmont to hiring suitable replacements, all of which may cause United Bankshares’ business to suffer. In addition, United Bankshares and Piedmont may not be able to locate or retain suitable replacements for any key employees who leave either company.

The shares of United Bankshares common stock to be received by Piedmont shareholders as a result of the merger will have different rights from the shares of Piedmont common stock.

Upon completion of the merger, Piedmont shareholders will become United Bankshares shareholders and their rights as shareholders will be governed by the United Bankshares articles of incorporation and the United Bankshares bylaws. The rights associated with Piedmont common stock are different from the rights associated with United Bankshares common stock. Please see “Comparative Rights of Shareholders” beginning on page 85 for a discussion of the different rights associated with United Bankshares common stock.

General market conditions and unpredictable factors, including conditions and factors different from those affecting Piedmont common stock currently, could adversely affect market prices for new United Bankshares common stock shares once the new United Bankshares common stock is issued.

There can be no assurance about the market prices for the new United Bankshares common stock that will be issued upon completion of the merger. Several factors, many of which are beyond the control of United Bankshares, could influence the market prices of the new United Bankshares common stock, including:

•	whether United Bankshares declares or fails to declare dividends on the new United Bankshares common stock from time to time;

•	real or anticipated changes in the credit ratings assigned to the new United Bankshares common stock or other United Bankshares securities;

•	United Bankshares’ creditworthiness;

•	interest rates;

•	developments in the securities, credit and housing markets, and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, corporate, securities market, geopolitical, public health, regulatory or judicial events that affect United Bankshares, the banking industry or the financial markets generally.

Shares of new United Bankshares common stock will be equity interests and will not constitute indebtedness. As such, new United Bankshares common stock will rank junior to all indebtedness of, and other non-equity claims on, United Bankshares with respect to assets available to satisfy claims. The market prices for the new United Bankshares common stock following the merger may be affected by factors different from those currently affecting the Piedmont common stock.

Future capital needs could result in dilution of shareholder investment.

United Bankshares’ board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of United Bankshares common stock. New investors may also have rights, preferences and privileges senior to United Bankshares’ shareholders which may adversely impact its shareholders.

Piedmont will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Piedmont. These uncertainties may impair Piedmont’s ability to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Piedmont to seek to change existing business relationships with Piedmont. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Piedmont may experience uncertainty about their future role with the surviving entity until, or even after, strategies with regard to the combined company are announced or executed. If strategic Piedmont employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving entity, Piedmont’s business following the merger could be harmed. In addition, the merger agreement restricts Piedmont from making certain acquisitions and taking other specified actions until the merger occurs without the consent of United Bankshares. These restrictions may prevent Piedmont from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement – Conduct of Business Pending the Merger” on page 68.

If the merger does not constitute a reorganization under Section 368(a) of the Code, then each Piedmont shareholder may be responsible for payment of U.S. income taxes related to the exchange of Piedmont common stock for United Bankshares common stock.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Piedmont shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of United Bankshares common stock received by the Piedmont shareholder in the merger and (ii) the Piedmont shareholder’s adjusted tax basis in the shares of Piedmont common stock exchanged therefor.

Litigation against Piedmont or United Bankshares, or the members of the Piedmont board of directors or United Bankshares board of directors, could prevent or delay the completion of the merger.

Purported shareholder plaintiffs may assert legal claims related to the merger. The results of any such potential legal proceeding would be difficult to predict and such legal proceedings could delay or prevent the merger from being completed in a timely manner. The existence of litigation related to the merger could affect the likelihood of obtaining the required approval from Piedmont shareholders. Moreover, any litigation could be time consuming and expensive, and could divert the attention of the respective management teams of Piedmont and United Bankshares away from their companies’ regular business. Any lawsuit adversely resolved against Piedmont, United Bankshares or the members of the Piedmont board of directors or the United Bankshares board of directors could have a material adverse effect on each party’s business, financial condition and results of operations.

One of the conditions to the consummation of the merger is the absence of any statute, rule, regulation, judgment, decree, injunction or other order taken by the governmental authority of competent jurisdiction that prohibits the consummation of the transactions contemplated by the merger agreement, including the merger. Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal the completion of the transactions contemplated by the merger agreement, including the merger, then such injunctive or other relief may prevent the merger from being completed in a timely manner or at all.

There are certain risks related to United Bankshares’ business.

You should read and consider risk factors specific to United Bankshares’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” on page 95 for the location of information incorporated by reference into this prospectus and proxy statement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the financial conditions, results of operations, earnings outlook and prospects of United Bankshares, Piedmont and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential,” “possible” or other similar expressions which identify these forward-looking statements and appear in a number of places in this prospectus and proxy statement (and the documents to which you are referred in this prospectus and proxy statement) and include, but are not limited to, all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this prospectus and proxy statement relates, the timing and amount of growth and cost savings realized following the merger, plans for future growth and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition, potential effects of not approving proposals discussed in this prospectus and proxy statement or not completing the merger, and all other statements regarding the intent, plans, beliefs or expectations of United Bankshares, Piedmont, or those of their respective directors or officers.

The forward-looking statements involve certain risks and uncertainties. The ability of either United Bankshares or Piedmont to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on pages 16 – 22 under “Risk Factors,” as well as, among others, the following:

•	Those discussed and identified in public filings with the SEC made by United Bankshares;

•

Fluctuations in the market price of United Bankshares common stock and the related effect on the market value of the merger consideration that Piedmont common shareholders will receive upon completion of the merger;

•	Business uncertainties and contractual restrictions while the merger is pending;

•

The possibility that the proposed merger does not close when expected or at all because required regulatory, shareholder or other approvals and conditions to closing are not received or satisfied on a timely basis or at all;

•	The terms of the proposed merger may need to be modified to satisfy such approvals or conditions;

•

The anticipated benefits from the proposed merger such as it being accretive to earnings and expanding United Bankshares’ geographic presence and synergies are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations (including changes to capital requirements) and their enforcement, and the degree of competition in the geographic and business areas in which the companies operate;

•	The ability to promptly and effectively integrate the businesses of United Bankshares and Piedmont;

•	Reputational risks and the reaction of the companies’ customers to the merger;

•	Diversion of management time on merger related issues;

•	Changes in asset quality and credit risk;

•	The inability to sustain revenue and earnings;

•	Changes in interest rates and capital markets;

•	Inflation;

•	Customer acceptance of United Bankshares products and services;

•	Customer borrowing, repayment, investment and deposit practices;

•	Customer disintermediation;

•	The introduction, withdrawal, success and timing of business initiatives;

•	Competitive conditions;

•	The impact, extent and timing of technological changes;

•	Changes in fiscal and monetary policies, including changes in tax laws, and their effects on markets and customers; and

•

Changes in regulations and other actions of the Federal Reserve and federal and state banking regulators, and legislative and regulatory actions and reforms, including those associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the federal regulations that make up the Volcker Rule, and the regulatory capital rules under Basel III.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to United Bankshares or Piedmont or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, United Bankshares and Piedmont undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

EQUIVALENT PRO FORMA MARKET VALUE OF COMMON STOCK

United Bankshares common stock is traded on Nasdaq under the symbol “UBSI”. There is no established public trading market for Piedmont common stock. The closing sale price reported for United Bankshares common stock on May 9, 2024, the last trading date preceding the public announcement of the merger agreement, was $34.27.

As of July 16, 2024, the last date prior to printing this prospectus and proxy statement for which it was practicable to obtain this information, there were approximately 9,091 registered holders of United Bankshares common stock and approximately 1,305 registered holders of Piedmont common stock.

The following table sets forth historical per share market values for United Bankshares common stock (i) on May 9, 2024, the last trading day prior to public announcement of the merger agreement, and (ii) on July 16, 2024, the most recent practicable date before the printing and mailing of this prospectus and proxy statement. The table also shows the equivalent pro forma market value of Piedmont common stock on those dates.

The equivalent pro forma market value of Piedmont common stock is obtained by multiplying the historical market price of United Bankshares common stock by the exchange ratio. Accordingly, the pro forma market value (i) on May 9, 2024 is determined by multiplying $34.27 by the exchange ratio of 0.300 and (ii) on July 16, 2024 is determined by multiplying $37.01 by the exchange ratio of 0.300.

The historical market prices represent the last sale prices on or before the dates indicated. The market price of United Bankshares common stock at the time of the closing of the merger may be higher or lower than the closing prices of United Bankshares common stock on the dates shown in the table and, therefore, the market value of the United Bankshares common stock that you receive may be higher or lower than the equivalent pro forma market value shown in the table.

Historical Market Price

	United Bankshares	Piedmont Equivalent Pro Forma Market Value
May 9, 2024	$34.27	$10.28
July 16, 2024	$37.01	$11.10

The market price of United Bankshares common stock will fluctuate between the date of this prospectus and proxy statement and the effective time of the merger. Piedmont shareholders should obtain current stock price quotations for United Bankshares common stock. No assurance can be given concerning the market price of United Bankshares common stock before or after the effective date of the merger. Any change in the market price of United Bankshares common stock prior to the effective time of the merger will affect the market value of the merger consideration that Piedmont’s shareholders will receive upon the effective time of the merger. Once the merger is completed, there will be no further private or public market for Piedmont common stock.

THE ANNUAL MEETING

This section contains information about the annual meeting of Piedmont shareholders that has been called to consider and approve the merger agreement and other items.

Together with this document, Piedmont is also sending you a notice of the annual meeting and a form of proxy that is solicited by the Piedmont board of directors. The annual meeting will be held on August 27, 2024, at 4:30 p.m., local time, at the Atlanta Athletic Club, 1930 Bobby Jones Drive, Johns Creek, Georgia 30097.

Matters to Be Considered

The purpose of the annual meeting is to vote on:

(1)	the Merger Proposal;

(2)	the Adjournment Proposal; and

(3)	the Director Election Proposal.

Proxies

Each copy of this document mailed to record holders of Piedmont common stock is accompanied by a proxy card with instructions for voting. The Piedmont board of directors requests that you submit your proxy promptly, whether or not you plan to attend the meeting. If you hold your shares of Piedmont common stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope;

•	By proxy via fax by signing and faxing the enclosed proxy card to (202) 521-3464;

•	By proxy via the Internet at https://www.iproxydirect.com/PDBC and following the instructions;

•	By proxy via telephone at 1-866-752-8683 on a touch-tone phone and following the recorded instructions; or

•	By attending the meeting and voting your shares in person.

Any vote by proxy card, Internet, fax or telephone may be revoked by you at any time before the meeting by giving written notice of such revocation to the corporate secretary, executing another proxy or using the Internet, fax or telephone voting procedures as of a date subsequent to the prior proxy card or Internet, fax or telephone vote. If you are a shareholder of record or have a legal proxy from a shareholder of record, you may also revoke your proxy by voting in person at the annual meeting. Shareholders who vote via the Internet, fax or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy. Instructions on how to vote by telephone, fax or by the Internet are included with your proxy card.

If you hold your shares in “street name” through a bank, broker, nominee or other holder of record, you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a written proxy, executed in your favor, from the bank, broker, nominee or other holder of record to do so.

All shares represented by valid proxies that Piedmont receives through this solicitation and that are not revoked will be voted in accordance with your instructions on the proxy card or as instructed via the Internet, fax or telephone, or with respect to shares beneficially held in “street name,” in accordance with the voting instructions received from the appropriate bank, broker, nominee or other holder of record. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” each of the proposals described above.

Piedmont shareholders with shares represented by stock certificates should not send Piedmont stock certificates with their proxy cards. After the merger is completed, holders of Piedmont common stock with shares represented by stock certificates or held in book-entry form will be mailed a transmittal form with instructions on how to exchange their Piedmont stock certificates or book-entry shares for the merger consideration.

Solicitation of Proxies

Piedmont will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, proxies may also be solicited by Piedmont’s directors and employees personally, and by telephone, electronic transmission, facsimile transmission, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost. Piedmont may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Piedmont common stock held of record by them and to obtain authorization for the execution of proxies. Piedmont expects to reimburse these institutional holders for their reasonable expenses in connection with these activities.

Record Date

The close of business on July 12, 2024 has been fixed as the record date for determining the Piedmont shareholders entitled to receive notice of and to vote at the annual meeting. At that time, 25,575,047 shares of Piedmont common stock were outstanding and entitled to vote at the annual meeting, held by approximately 1,420 beneficial holders of record including 1,305 holders of record.

Quorum and Voting Rights

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Piedmont common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Abstentions and shares of Piedmont common stock held of record by a broker or nominee that voted on any matter will be counted for the purpose of determining whether a quorum is present.

Under the rules that govern brokers who are voting with respect to shares held in street name, brokers or other nominees have the discretion to vote such shares on routine matters, but not on non-routine matters. In the case of non-routine items, the broker or other nominee holding street name shares cannot vote the shares if it has not received voting instructions. These are considered to be “broker non-votes.” Since there are no routine items to be voted on at the annual meeting, brokers or nominees holding shares of Piedmont common stock that do not receive voting instructions from the beneficial owners of such shares will not be able to return a proxy card with respect to such shares. As a result, these shares will not be considered present at the annual meeting and will not count towards the satisfaction of a quorum.

As of the record date, directors of Piedmont had the sole right to vote 4,837,607 shares of Piedmont common stock, or approximately 18.9% of the outstanding Piedmont common stock entitled to be voted at the annual meeting. Piedmont currently expects that each of these individuals will vote their shares of Piedmont common stock in favor of the proposals to be presented at the annual meeting. Piedmont directors have entered into support agreements that obligated each director to vote shares of Piedmont common stock over which each such director has sole voting and dispositive power for approval of the Merger Proposal. As of the close of business on July 12, 2024, the record date for the annual meeting, shares constituting 18.9% of Piedmont common stock were subject to the support agreements.

If you are a holder of Piedmont common stock and you submit a proxy in which you abstain from voting, the abstention will be counted toward a quorum at the annual meeting, and it will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal.

Broker non-votes will have the same effect as a vote against the Merger Proposal and no effect on the outcome of the Adjournment Proposal. Abstentions and broker “non-votes” are not counted for purposes of the Director Election Proposal and thus have no effect on the outcome of the Director Election Proposal.

Attending the Annual Meeting

All holders of Piedmont common stock, including holders of record and shareholders who beneficially hold their stock through banks, brokers, nominees or any other holder of record, are invited to attend the annual meeting. Shareholders of record on the record date can vote in person at the annual meeting. If you beneficially hold your shares in “street name,” of record, you must obtain a written proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the annual meeting. If you plan to attend the annual meeting, you must either hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership, and you must bring a form of personal photo identification with you in order to be admitted. Piedmont reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1

APPROVAL OF THE MERGER AGREEMENT

Piedmont is asking its shareholders to approve the Merger Proposal. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger Agreement,” beginning on page 58. As discussed in detail in the sections entitled “The Merger – Piedmont’s Reasons for the Merger; Recommendation of the Board of Directors,” beginning on page 37, after careful consideration, the Piedmont board of directors determined that the terms of the merger agreement and the transactions contemplated thereby are in the best interests of Piedmont and the Piedmont board of directors unanimously approved the merger agreement. Accordingly, Piedmont’s board of directors unanimously recommends that Piedmont shareholders vote “FOR” the Merger Proposal.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of a majority of the outstanding shares of Piedmont common stock entitled to vote on the Merger Proposal. You are entitled to one vote for each share of Piedmont common stock you held as of the record date.

Because the affirmative vote of a majority of the outstanding shares of Piedmont common stock entitled to vote on the Merger Proposal is needed in order to proceed with the merger, an abstention will have the effect of a vote against the Merger Proposal. The Piedmont board of directors urges Piedmont shareholders to promptly vote by completing, dating and signing the accompanying proxy card and returning it promptly in the enclosed postage-paid envelope, calling the toll-free number listed on the Piedmont proxy card, using the fax number listed on the Piedmont proxy card, accessing the Internet site listed on the Piedmont proxy card, or, if you hold your stock in “street name” through a bank, broker, nominee or other holder of record, following the voting instructions of your bank, broker, nominee or other holder of record.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Piedmont common stock represented by such proxy card will be voted “FOR” approval of the Merger Proposal.

Recommendation of the Piedmont Board of Directors

The Piedmont board of directors unanimously recommends that Piedmont shareholders vote “FOR” approval of the Merger Proposal. See “The Merger – Piedmont’s Reasons for the Merger; Recommendation of the Piedmont Board of Directors” on page 37 for a more detailed discussion of the Piedmont board of directors’ recommendation.

PROPOSAL NO. 2

APPROVAL OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUANCE OF THE ANNUAL MEETING, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES

If at the annual meeting the number of shares of Piedmont common stock present in person or represented by proxy and voting in favor of the Merger Proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the annual meeting on one or more occasions in order to enable Piedmont to continue to solicit additional proxies in favor of such proposal. In that event, you will be asked to vote only upon the Adjournment Proposal and will not be asked to vote on the Merger Proposal at the annual meeting.

In this proposal, Piedmont is asking the Piedmont shareholders to authorize the holder of any proxy solicited by its board of directors to grant to the Piedmont board of directors the authority to adjourn, postpone or continue the annual meeting and any later adjournments. If the Piedmont shareholders approve this proposal, Piedmont could adjourn, postpone or continue the annual meeting, and any adjourned session of the annual meeting on one or more occasions, to use the additional time to solicit proxies in favor of the Merger Proposal, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against the approval of the Merger Proposal have been received, Piedmont could adjourn, postpone or continue the annual meeting without a further shareholder vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Generally, if the annual meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the annual meeting of the place, date and time to which the meeting is adjourned.

Required Vote

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares represented in person or by proxy at the annual meeting if a quorum is established. Abstentions will be counted toward a quorum at the annual meeting and will have no effect on the outcome of the Adjournment Proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Piedmont common stock represented by such proxy card will be voted “FOR” approval of the Adjournment Proposal.

Recommendation of the Piedmont Board of Directors

The Piedmont board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the annual meeting and voting in favor of the approval of the Merger Proposal is insufficient to approve such proposal, it is in the best interests of the Piedmont shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal. The Piedmont board of directors unanimously recommends that shareholders vote “FOR” the approval of the Adjournment Proposal.

PROPOSAL NO. 3

ELECTION OF CLASS III DIRECTORS

Piedmont’s board of directors consists of ten directors, divided into three classes (Class I, Class II and Class III) as equal in number as possible. All of the Piedmont directors are also directors of Piedmont Bank. Except for director elections outside of the annual meeting, directors in only one class are elected each year, each for a three-year term. This year, the terms of the Class III directors expire at the annual meeting. Therefore, you, as a Piedmont shareholder, are being asked to elect the current Class III directors whose terms are expiring to serve as directors for three years, until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. However, if the merger is completed, Piedmont will be merged out of existence and the terms of all Piedmont directors will end.

NOMINEES FOR ELECTION

OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM EXPIRING IN 2027

Name (Age)	Director Since	Position with Piedmont Bancorp and Principal Occupation
W. Ray Barnes (85)	2021	Former Chairman, Westside Bank Board of Directors

John J. Howard (65)	2009	Vice Chairman of the Board of Directors; President and Co-Owner, Howard Brothers, Inc., a retail hardware and outdoor power equipment company

J. Paul Maggard (63)	2009	Co-owner Maggard Enterprises and Maggard Investments LLC; commercial real estate investment partnerships

Monty G. Watson (66)	2009	Chairman and Chief Executive Officer, Piedmont Bancorp, Inc.; Chairman and Chief Executive Officer of The Piedmont Bank

INCUMBENT DIRECTORS

SERVING FOR A TERM EXPIRING IN 2025 (CLASS I)

Name (Age)	Director Since	Position with Piedmont Bancorp and Principal Occupation
Robert D. Cheeley (66)	2009	Attorney, Cheeley Law Group, LLC

T. Michael Tennant (75)	2009	Attorney and Senior Counsel, Alston & Bird LLP, Retired

C. Lamar Black (88)	2017	Owner, P&B Petroleum, an oil distribution company

SERVING FOR A TERM EXPIRING IN 2026 (CLASS II)

Name (Age)	Director Since	Position with Piedmont Bancorp and Principal Occupation
E. Ray Black, Sr. (78)	2017	Owner, Cleveland Drug Company, a retail pharmacy

Paul D. Donaldson (76)	2009	Retired, Former Owner, Donaldson and Associates, a real estate development partnership

Kelly J. Johnson (67)	2018	Retired, Chief Financial Officer and Secretary, Piedmont Bancorp, Inc.; Retired, Senior Vice President and Chief Financial Officer of The Piedmont Bank

Required Vote

To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the Piedmont board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. At the present time we do not know of any competing nominees. Abstentions will be counted toward a quorum at the annual meeting and will have no effect on the outcome of the Director Election Proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Piedmont common stock represented by such proxy card will be voted “FOR” each Class III director nominee. If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Piedmont board of directors.

Recommendation of the Piedmont Board of Directors

The Piedmont board of directors unanimously recommends that Piedmont shareholders vote “FOR” the four Class III director nominees.

THE MERGER

The following summary describes certain aspects of the merger. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. Holders of Piedmont common stock should read carefully this prospectus and proxy statement in its entirety, including appendices, for more detailed information concerning the merger and the merger agreement. In particular, you are directed to the merger agreement, including the exhibits thereto, copies of which are attached as Appendix A and are incorporated in this prospectus and proxy statement by reference.

Background of the Merger

As part of their ongoing consideration and evaluation of Piedmont’s long-term prospects, Piedmont’s board of directors and executive officers have regularly reviewed and assessed Piedmont’s business strategies and objectives and have considered various opportunities to enhance long-term value for Piedmont’s shareholders. These opportunities have included business combinations, operational enhancements, an initial public offering, and improvements related to Piedmont’s use of capital, all with a view to increase long-term value and liquidity prospects for its shareholders. The types of business combinations considered have included acquiring smaller financial institutions or other companies that offer ancillary banking products and services, entering into a merger of equals with another financial institution, or being acquired by a larger financial institution. Piedmont’s board discussions have occurred generally through annual strategic meetings and more frequently when opportunities arise at its monthly meetings and through special meetings of its strategic planning committee. At all these meetings, Piedmont’s board of directors would regularly assess the business environment facing financial institutions generally, and Piedmont Bank specifically, the direction and influences of growth, margins, cost structure, regulatory dynamics, and organic growth and financial and operating structure necessary to deliver competitive returns on shareholders’ capital. Mr. Watson would also communicate material contacts that he had made with or received from other companies, financial advisors, or other interested parties.

In this regard, and to assist in evaluating Piedmont’s strategic considerations and analysis, Piedmont retained Burke Stelling in February 2019 to help Piedmont explore the possibility of a sale to a larger financial institution. Piedmont’s board of directors decided to pursue this sales process based on the then-current banking landscape, merger and acquisition strategic alternatives, review of alternative standalone banking strategies, and the desire to provide liquidity to Piedmont’s shareholders. Considering the above, and based upon the observation that a higher return to Piedmont’s shareholders may be obtained by merging with a larger financial institution as opposed to a standalone strategy, the Piedmont board of directors believed it would be prudent to explore a sales process in a manner that would least jeopardize Piedmonts’ prospects if Piedmont continued to pursue a stand-alone strategy. At the direction of Piedmont, Burke Stelling contacted approximately twenty public banks that were selected based on their likely interest, ability to pay, and history of executing similar transactions. This outreach was intended to verify valuation expectations among a reasonable sample size of likely partners, while mitigating the potential risks (negative customer and employee impact) of presenting the bank as “for-sale,” should the process not validate the expectations. Nine parties signed non-disclosure agreements and were given access to certain financial diligence. Ultimately, two parties submitted written letters of intent, and a third party verbally indicated their potential pricing. Piedmont’s board of directors elected to proceed with one of the letters of intent, but the parties ultimately decided to cease conversations primarily due to differences in credit processes. The board of directors of Piedmont, with the input of Burke Stelling, determined that the other potential offers were insufficient from a pricing perspective. Subsequently, Burke Stelling held further conversations with certain parties that were unable to participate in the original bidding due to timing issues or other constraints. Burke Stelling also afforded certain parties the opportunity to increase their original pricing. Through this process, a fourth party presented a verbal indication for the acquisition of Piedmont. Ultimately, none of the potential offers were deemed to be acceptable from a financial standpoint, and the board of directors elected to put further conversations on hold.

From 2019 to 2020, management also responded from time to time to unsolicited calls from, and introductions and meetings with, prospective buyers for Piedmont. Such meetings, during this time, were established as opportunities to develop relationships and with the intent of developing a more in-depth understanding of each prospective buyer and its respective potential fit and acquisition capacity for Piedmont.

In December 2020, a publicly traded regional bank expressed interest in an acquisition of Piedmont, executed a non-disclosure agreement, and was provided with certain financial diligence. The party submitted a written price for the acquisition of Piedmont. After conversations with Burke Stelling, Piedmont decided that the price was insufficient and gave the party an opportunity to increase the price. After further negotiations, Piedmont decided to terminate further conversations, due primarily to the economics of the proposed offer to Piedmont’s shareholders.

In 2021, Piedmont retained Burke Stelling and Piper Sandler & Co., or Piper Sandler, to help Piedmont further explore various strategic alternatives, including conversations with selected potential buyers, to determine the viability and pricing of a potential merger with a larger financial institution. The meetings with Burke Stelling and Piper Sandler would typically include formal and informal presentations from Burke Stelling and Piper Sandler regarding the overall banking industry and markets, nationally and in Georgia, merger and acquisition activity trends and pricing, comparable company analyses, valuation perspectives on Piedmont, and analyses of potential acquisition targets and potential acquirers, along with potential transaction pricing. Subsequently, Mr. Watson was introduced to United Bankshares and held multiple conversations with its senior management team. In these meetings, United Bankshares and Piedmont discussed the possibility of merging, including conversations around their respective cultures, customer bases, credit processes, business mixes and future plans. Piedmont and United Bankshares noted from these meetings that there were significant similarities and strategic alignment between the two companies. As a result of these conversations, United Bankshares signed a non-disclosure agreement in June 2021, was provided with certain financial diligence, and conducted a limited due diligence review. However, United Bankshares determined not to move forward with a transaction and paused conversations. Due to the lack of a robust public buyer market at the time, the board of Piedmont ultimately decided to forgo further conversations with potential acquirers.

From mid-2022 to end of 2023, Piedmont assessed multiple acquisition opportunities and merger opportunities, including acquisitions of smaller banks, mergers of equals with similarly sized banks, and sales to larger banks. Piedmont’s senior management team also maintained dialogue with United Bankshares’ senior management team during this time. In 2022, Piedmont held advanced conversations with a potential merger of equals partner that ultimately did not come to fruition due to disagreements on key merger terms, including pro forma corporate governance issues.

Beginning in 2024, Burke Stelling and Piper Sandler each held conversations with Piedmont’s management and board of directors surrounding various strategic opportunities as part of Piedmont’s ongoing efforts to remain educated on the overall banking market, M&A market, and public market for banks. These conversations included the improving M&A market, which was in part driven by improving buyer stock valuations, interest rate stabilization, inflation moderation, and increased buyer comfort with overall market conditions. These conversations also included updates on the potential market for an initial public offering, merger of equal partners, and potential bank acquisition targets for Piedmont. Following these discussions, Piedmont’s board of directors and executive officers began to reconsider the prospect of a strategic transaction with a larger financial institution, believing that 2024 and 2025 could see a material uptick in the overall bank M&A landscape that could provide an opportunity for shareholder liquidity. Accordingly, with the help of Piper Sandler and Burke Stelling, Mr. Watson began making certain outreach calls to four publicly traded banks (including United Bankshares) that had been identified in conversations with Piper Sandler and Burke Stelling as having the most interest, capacity to pay and meet valuation expectations, and ability to execute on a merger. The goal of these conversations was to maintain relationships with those parties and get to know their management teams.

During the first quarter of 2024, United Bankshares expressed interest in restarting discussions regarding a potential merger with Piedmont. A number of factors led Piedmont to view United Bankshares as a viable and attractive potential merger partner, including, but not limited to, United Bankshares’ expressed interest to reengage in merger discussions, United Bankshares’ stated capacity to perform an assessment of a potential merger with Piedmont in an efficient and expedited manner due to its familiarity with Piedmont’s franchise from previous merger discussions, Piedmont’s belief that United Bankshares represented a strategic and cultural fit for Piedmont’s franchise, and Piedmont’s belief that United Bankshares could offer attractive financial benefits to Piedmont’s shareholders in the context of a merger. Based on these factors, Piedmont elected to proceed with merger discussions with United Bankshares, while at the same time pursuing merger discussions with alternative potential merger partners. United Bankshares and Piedmont entered into a mutual confidentiality and nondisclosure agreement on March 25, 2024.

Piedmont formally engaged Burke Stelling and Piper Sandler on March 29th and April 4th, respectively, to assist in the evaluation of various strategic alternatives, including the potential merger with United Bankshares or another financial institution.

Throughout March and April 2024, Burke Stelling and Piper Sandler assisted Piedmont in compiling a virtual data room and completing certain other analyses to assist United Bankshares and other potential acquirers in their reviews of Piedmont. United Bankshares conducted preliminary due diligence on Piedmont’s business prospects and financial position and held multiple additional conversations with Piedmont’s management team. Piedmont, United Bankshares, and their respective financial advisors put together certain analyses to assist in evaluating the financial impact and viability of a potential transaction. Piedmont’s CEO met with members of the senior management team of United Bankshares on March 15, 2024 in Washington, D.C. to discuss Piedmont’s financial and strategic position as part of United Bankshares’ due diligence process. Two other financial institutions also executed non-disclosure agreements and were allowed certain access to limited due diligence materials of Piedmont at around the same time. Piedmont also held introductory meetings separately with both of these parties on April 3, 2024. Ultimately, neither of these parties indicated a desire to move forward with a transaction at the time.

On April 21, 2024, United Bankshares submitted a letter of intent, or LOI, to Piedmont with an exchange ratio of 0.300x. On April 23, 2024, a special meeting of the Piedmont board of directors was called to discuss the LOI. Members of Piper Sandler, Burke Stelling, and Alston & Bird LLP, Piedmont’s legal advisor, discussed various aspects of the LOI with the board. At this meeting, the Piedmont board of directors received a presentation from Piper Sandler and Burke Stelling regarding the key financial and non-financial aspects of United Bankshares’ offer, various metrics, historical pricing range analysis based upon the exchange ratio of the LOI, preliminary pro-forma financial impacts, contribution analysis, peer analysis, merger and acquisition precedent transactions analysis and comparisons (national and regional), and United Bankshares price performance and merger reaction analysis, as well as third party equity analyst recommendations on United Bankshares common stock. Piper Sandler and Burke Stelling also provided their feedback on the prospects of receiving offers from other potential buyers, and potential courses of action based on the United Bankshares offer. On April 24, 2024, a subsequent board meeting was called to further discuss the LOI, including further context around the bid, potential next steps, and potential negotiating strategies. The Piedmont board of directors discussed key terms, any potential execution risks of the proposed transaction, as well as any potential employee, executive and board roles. In addition, given that the LOI was structured as an all-stock transaction, the Piedmont board of directors also discussed United Bankshares’ stock valuation, its prospects, risks, and the related analysis provided by Burke Stelling and Piper Sandler. At the conclusion of that meeting, the board of directors of Piedmont agreed that the LOI with United Bankshares was an appropriate strategic alternative to pursue, and unanimously instructed the management team, Burke Stelling, and Piper Sandler to request additional clarity on certain deal points and ask for the exchange ratio to be increased.

After multiple additional conversations between the respective management teams and financial advisors, United Bankshares maintained its exchange ratio offer per the original LOI submitted on April 21, 2024 and further clarified its intentions regarding board and management roles. On April 25, 2024, the Piedmont board of directors held a meeting to further review and discuss the LOI. The board received updates on the negotiations and updates on other potential strategic options. Burke Stelling and Piper Sandler indicated that the most likely potential bidders for Piedmont had been contacted, and that the LOI from United Bankshares, Inc. represented a compelling offer with a relatively high likelihood of closing. The Piedmont board directors also considered the strategic and cultural fit between the two organizations, the fact that United Bankshares did not require any financing to proceed with the transaction, the increased liquidity that Piedmont shareholders will have by receiving a publicly traded stock as merger consideration, the opportunities, benefits and timing of a possible combination of the respective banks, and United Bankshares’ history of successfully completing numerous bank acquisitions. At the conclusion of this meeting, the Piedmont board of directors voted to approve the LOI and to move forward to a definitive merger agreement, and instructed Mr. Watson to sign the LOI.

Following the approval of the LOI, advisors of Piedmont and United Bankshares outlined plans for confirmatory due diligence of Piedmont, a loan review of Piedmont to include access to certain loan files, and reverse due diligence of United Bankshares, as well as certain other milestones needed to reach a definitive merger agreement. On April 26, 2024, Bowles Rice LLP, which served as legal counsel to United Bankshares, circulated an initial draft of the merger agreement to Alston & Bird. Between that date and May 8, 2024, confirmatory due diligence and reverse due diligence and merger agreement negotiations continued. Several drafts of the merger agreement and related documentation were exchanged in this process. Also during this time, United Bankshares and Piedmont worked with their legal counsel and certain Piedmont executives to amend the executive compensation agreements of certain Piedmont executives, effective upon the completion of the merger, to provide for the terms of continued employment with United Bankshares or United Bank, as applicable, after the completion of the merger. On May 3, 2024, Piedmont’s executive officers and advisors held a reverse due diligence call with United Bankshares’ executive officers and advisors to discuss in detail United Bankshares’ legal, regulatory, and financial background. On May 4, 2024, Piedmont held a special meeting of the strategic committee of the board of directors to discuss key merger agreement terms and provisions still being negotiated at the time. The meeting included Alston & Bird, Burke Stelling, and Piper Sandler.

On May 9, 2024, Piedmont’s board of directors held a meeting to review and discuss the merger, the merger agreement, and the related transaction documents. In connection with this meeting, Burke Stelling formally delivered its fairness opinion orally to the board of directors. Representatives from Alston & Bird provided an overview of director fiduciary duties, and outlined the terms of the merger agreement and related documentation and discussed the material changes to such documentation throughout the process. Alston & Bird’s review of the draft merger agreement included major provisions regarding purchase price, representations and warranties and disclosure schedules, interim operating covenants, registration statement and proxy statement process, fiduciary outs, employee benefits, indemnification, conditions to closing and termination provisions and fees, as well as the related Director agreements. Piper Sandler also discussed certain key deal points and shared certain analyses. Piedmont’s management’s review of reverse due diligence was also presented and concluded there were no extraordinary concerns or unknown matters uncovered during the diligence of United Bankshares. The review included corporate strategy, earnings, asset quality, deposit franchise, sensitivity and interest rate risk, legal and regulatory matters, and capital adequacy. Following such discussion, Piedmont’s board of directors (i) voted to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger, (ii) authorized Piedmont’s executive officers to execute and deliver the merger agreement, and (iii) determined to recommend the merger to the Piedmont shareholders for approval.

The United Bankshares board of directors held a meeting after the close of markets on May 9, 2024 and approved the merger.

During the evening of May 9, 2024, the respective authorized officers of Piedmont and United Bankshares executed and delivered the merger agreement. Following the execution and delivery of the merger agreement, Piedmont and United Bankshares issued a joint press release announcing the terms of the merger on May 10, 2024. United Bankshares also released an investor presentation in connection with the announced merger on May 10, 2024. On the same day, United Bankshares filed an 8-K in connection with the merger.

Piedmont’s Reasons for the Merger; Recommendation of the Piedmont Board of Directors

After careful consideration, Piedmont’s board of directors, at a meeting held on May 9, 2024, unanimously determined that the merger agreement and the transactions contemplated thereby are fair and in the best interest of Piedmont and its shareholders. Accordingly, Piedmont’s board of directors adopted and approved the merger agreement and unanimously recommends that Piedmont’s shareholders vote “FOR” the approval of the merger agreement.

In evaluating the merger agreement and reaching its decision to adopt and approve the merger agreement and recommend that Piedmont’s shareholders approve the merger agreement, Piedmont’s board consulted with Piedmont’s management, as well as its outside legal and financial advisors, and considered a number of factors, including the following material factors (not in any relative order of importance):

•

the board’s knowledge and understanding of Piedmont’s business, operations, financial condition, asset quality, earnings and prospects, and of United Bankshares’ business, operations, financial condition, asset quality, earnings and prospects, taking into account the information shared by United Bankshares’ officers and information and analysis provided by Piedmont’s financial advisors;

•

the board’s understanding of United Bankshares’ commitment to enhancing its strategic position in Piedmont’s market area, its prospects for the future and its projected financial results, and the Piedmont board’s belief that the legacy Piedmont operations would benefit from United Bankshares’ ability to take advantage of economies of scale and grow in the current economic environment;

•	Piedmont’s earnings track record and the market performance of its common stock;

•	the increased liquidity of the United Bankshares common stock as listed on Nasdaq, contrasted with the relative illiquidity of the Piedmont common stock;

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the ability of Piedmont’s shareholders to benefit from United Bankshares’ potential long-term stock value since it is more likely that the combined entity will have superior future earnings and prospects compared to Piedmont’s earnings and prospects on an independent basis due to greater operating efficiencies and better penetration of commercial and consumer markets;

•

the perceived ability of United Bankshares to complete a merger transaction from a financial and regulatory perspective, including its prior history of successful merger transactions and the expectation that the combined company will have a strong capital position upon completion of the transaction;

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the financial and other terms of the merger agreement, including the amount and nature of the consideration proposed to be paid, which Piedmont’s board reviewed with its outside financial and legal advisors, including;

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Piedmont’s ability, under certain circumstances specified in and prior to the time Piedmont’s shareholders approve the merger agreement (i) to provide non-public information in response to a written acquisition proposal from a third party and (ii) participate in discussions or negotiations with a third party making such proposal, if (A) the board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (B) before taking such actions, Piedmont receives an executed confidentiality agreement providing for reasonable protection of confidential information, and (C) the board concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal;

•	the fact that the outside date for completing the merger under the merger agreement allows for sufficient time to complete the merger;

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the board’s understanding that the proposed merger with United Bankshares will generally be a tax-free transaction to Piedmont’s shareholders with respect to United Bankshares common stock received by virtue of the merger;

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the level of effort that United Bankshares must use under the merger agreement to obtain required regulatory approvals, and the prospects for such approvals being obtained in a timely fashion and without the imposition of any adverse conditions;

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the board’s review of the potential costs associated with executing the merger agreement, including change in control, severance and related costs, as well as estimated advisor fees, which the board concluded were reasonable and would not affect the advice from, or the work performed by senior management of Piedmont or Piedmont’s financial advisor in connection with the evaluation of the merger and the merger agreement by Piedmont’s board;

•

the complementary aspects of the Piedmont and United Bankshares businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management operating styles;

•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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the potential expense-saving and revenue-enhancing opportunities in connection with the merger, the related potential impact on the combined company’s earnings and the fact that the stock form of merger consideration would allow former Piedmont shareholders to participate in the potential future stock price value and higher dividends as United Bankshares shareholders;

•	the anticipated effect of the acquisition on Piedmont’s retained employees and the terms of severance for employees who would not be retained;

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the long-term and short-term interests of Piedmont and its shareholders, and the interests of Piedmont’s employees, customers, creditors and suppliers, and the community and societal considerations of the communities in which Piedmont maintains offices;

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the financial analyses provided by Burke Stelling, Piedmont’s financial advisor, regarding the merger, and its opinion, delivered to Piedmont’s board on May 9, 2024, to the effect that, as of that date, the exchange ratio under the terms of the merger agreement was fair, from a financial point of view, to holders of Piedmont common stock;

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the board’s knowledge of the current environment in the financial services industry, including national, regional and local economic conditions, continued industry consolidation, increased regulatory burdens, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions, the current environment for community banks, particularly in Georgia, and the likely effects of these factors on Piedmont’s and the combined company’s potential growth, development, productivity, profitability and strategic options, and the historical prices of Piedmont and United Bankshares common shares;

•

the board’s knowledge of Piedmont’s prospects as an independent entity, including challenges relating to increasing regulatory burdens and both the costs associated with them and their impact on Piedmont’s financial results, increasing overhead expenses, such as technology costs to mitigate cybersecurity threats, vulnerabilities and evolving threats to physical and information security in the financial services industry, the increasing need to create additional efficiencies in the current and prolonged interest rate environment, and business continuity issues;

•	the board’s knowledge of the strategic alternatives available to Piedmont, including the challenges for organic growth by a financial institution of Piedmont’s size; and

•

the board’s belief that the merger is more favorable to Piedmont’s shareholders than the alternatives to the merger, which belief was formed based on the careful review undertaken by Piedmont’s board of directors, with the assistance of its management and outside legal and financial advisors.

Piedmont’s board also considered potential risks and a variety of potential negative factors in connection with its deliberations concerning the merger agreement and the merger, including the following material factors (not in any relative order of importance):

•

the fact that, while Piedmont expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that certain regulatory approvals, the receipt of which are conditions to the consummation of the merger, might not be obtained, and, as a result, the merger may not be consummated;

•

the restrictions on the conduct of Piedmont’s business prior to the completion of the merger, which are customary for merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Piedmont from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Piedmont absent the pending completion of the merger;

•

the significant risks and costs involved in connection with entering into or completing the merger, or failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals or approval of Piedmont shareholders, such as the risks and costs relating to diversion of management and employee attention from other strategic opportunities and operational matters, potential employee attrition, and the potential effect on business and customer relationships;

•

the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Piedmont’s business, operations and workforce with those of United Bankshares and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•

fluctuations in the trading price of United Bankshares common stock that, because the exchange ratio is fixed, will change the value of the shares of United Bankshares common stock that Piedmont shareholders receive in the merger;

•

the fact that Piedmont would be prohibited from soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $10,690,000 termination fee payable by Piedmont upon the termination of the merger agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Piedmont;

•	the fact that some of Piedmont’s directors and executive officers have other interests in the merger that are different from, or in addition to, their interests as Piedmont shareholders; and

•	the possibility of litigation in connection with the merger.

Based on the factors described above, Piedmont’s board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair and in the best interest of Piedmont and its shareholders. Accordingly, Piedmont’s board of directors adopted and approved the merger agreement and unanimously recommends that Piedmont’s shareholders vote “FOR” the Merger Proposal.

The foregoing discussion of the information and factors considered by the Piedmont board of directors is not intended to be exhaustive but includes the material factors considered by the Piedmont board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Piedmont board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Piedmont board of directors may have given different weight to different factors. The Piedmont board of directors conducted an overall analysis of the factors described above including through discussions with, and questioning of, Piedmont’s management and Piedmont’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to adopt the merger agreement and recommend its approval to Piedmont’s shareholders.

United Bankshares’ Reasons for the Merger

The United Bankshares board of directors considers the strategic direction of United Bankshares, including an evaluation of strategic growth opportunities, on a regular basis. This consideration includes periodic discussions with United Bankshares management with respect to business combination opportunities. In its evaluation of potential acquisition targets, the United Bankshares board of directors considers numerous factors, including among other things the strength of the fit between the target and United Bankshares’ existing business, the accretive or dilutive impact of the acquisition on United Bankshares’ earnings per share and other measures of profitability, the projected strength of the combined enterprise, the expected pro forma effects of the transaction on the balance sheet of the combined enterprise, and the impacts of the transaction on United Bankshares shareholders, employees, customers and other stakeholders.

In reaching its decision to adopt and approve the merger agreement, the merger, the issuance of United Bankshares common stock in connection with the merger and the other transactions contemplated by the merger agreement, the United Bankshares board of directors evaluated the merger agreement, the merger, the issuance of United Bankshares common stock and the other transactions in consultation with United Bankshares management, as well as United Bankshares’ financial and legal advisors, and considered a number of factors, including the following material factors:

•

United Bankshares’, Piedmont’s and the combined entity’s business, operations, financial condition, risk profile, asset quality, earnings and prospects. In reviewing these factors, the United Bankshares board of directors considered its view that Piedmont’s business and operations complement those of United Bankshares and that the merger would result in a combined company with a more diversified revenue stream and an attractive funding base;

•	The combined entity will be a premier regional bank operating throughout the most attractive markets in the Mid-Atlantic and Southeast;

•	The high growth market in and around Atlanta, Georgia in which Piedmont Bank has branches;

•	Piedmont’s familiarity with the Georgia markets;

•

The board’s understanding of the current and prospective environment in which United Bankshares and Piedmont operate, including national and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on United Bankshares both with and without the proposed transaction;

•	Management’s expectation regarding cost synergies, accretion, tangible book value dilution and internal rate of return;

•	Its review and discussions with United Bankshares management concerning the due diligence examination of Piedmont;

•

Sensitivity of the proposed transaction’s economic returns to a variety of factors, including changes to the amount of cost synergies, Piedmont’s pro forma earnings, Piedmont’s rates of growth and estimated mark-to-market of the associated loan portfolio;

•	The market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

•	The complementary nature of the cultures and product mix of the two companies that management believes should facilitate integration and implementation of the transaction;

•

Management’s expectation that the strong capital position maintained by each separate company prior to the completion of the merger will contribute to a strong capital position for the combined entity upon completion of the merger;

•

The opinion, dated May 9, 2024, of Raymond James to the United Bankshares board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to United Bankshares of the exchange ratio in the proposed merger;

•

The terms of the merger agreement, including the fixed exchange ratio, tax treatment and mutual deal protection and termination fee provisions, which it reviewed with its outside legal and financial advisors;

•

The potential risks associated with and management’s recent experience in achieving anticipated cost synergies and savings and successfully integrating Piedmont’s business, operations and workforce with those of Piedmont;

•

The nature and amount of payments to be received by Piedmont management in connection with the merger and the merger-related costs and restructuring charges that will be incurred in connection with the merger;

•	The potential risk of diverting management attention and resources from the operation of United Bankshares’ business and towards the completion of the merger; and

•	The regulatory and other approvals required in connection with the merger.

The foregoing discussion of the information and factors considered by the United Bankshares board of directors is not intended to be exhaustive, but includes the material factors considered by the United Bankshares board of directors. In reaching its decision to approve the merger agreement, the merger, the issuance of United Bankshares common stock to Piedmont shareholders in connection with the merger, and the other transactions contemplated by the merger agreement, the United Bankshares board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United Bankshares board of directors considered all these factors as a whole, including discussions with, and questioning of, United Bankshares management and United Bankshares’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Opinion of Piedmont’s Financial Advisor

Piedmont engaged Burke Stelling on March 29, 2024 to assist in the evaluation of various strategic alternatives, including the possibility of a merger with, or sale to, another financial institution. Burke Stelling is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Piedmont and its operations. As part of its investment banking business, Burke Stelling is continually engaged in the valuation of businesses in connection with, among other things, mergers and acquisitions.

Burke Stelling delivered a written opinion to the board of directors of Piedmont that, as of May 9, 2024, based upon and subject to certain matters stated in the opinion, the exchange ratio in connection with the merger is fair to the holders of Piedmont common stock from a financial point of view. The opinion of Burke Stelling is not a recommendation to any Piedmont shareholder as to how to vote on the proposed merger. Interested parties should read this opinion completely to understand the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by Burke Stelling in providing its opinion. Burke Stelling did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Piedmont, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Burke Stelling’s opinion was approved by its internal committee.

Interested parties are urged to read Burke Stelling’s fairness opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Burke Stelling. The summary of the opinion of Burke Stelling set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Burke Stelling’s opinion is directed to Piedmont’s board of directors and addresses only the fairness, from a financial point of view, of the exchange ratio in connection with the merger to Piedmont’s shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any of the shareholders as to how such shareholder should vote on the merger or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Burke Stelling reviewed and analyzed material bearing upon the financial and operating conditions of Piedmont and United Bankshares and material prepared in connection with the merger, including, among other things, the following:

•	a draft copy of the merger agreement dated as of May 8, 2024;

•	certain historical annual reports of each of Piedmont and United Bankshares, including audited annual reports for Piedmont and the United Bankshares 10-K for the year ending December 31, 2023;

•	certain publicly available financial statements and other historical financial information of Piedmont and United Bankshares that Burke Stelling deemed relevant;

•	certain unaudited financial statements for Piedmont and United Bankshares for the period ending March 31, 2024;

•

certain internal financial projections for Piedmont for the years ending December 31, 2024 through December 31, 2028, as well as estimated dividends per share for Piedmont for the years ending December 31, 2024 through December 31, 2028, as provided by the management of Piedmont;

•	publicly available analyst financial estimates for United Bankshares for the years ending December 31, 2024 and December 31, 2025;

•	internal financial statements and other financial and operating data concerning Piedmont, including, without limitation, internal financial analyses and forecasts prepared by management of Piedmont;

•	discussions with senior management of Piedmont and United Bankshares regarding recent developments and regulatory matters;

•

the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Burke Stelling considered relevant;

•	the trading values of certain publicly traded financial institutions and financial institution holding companies that Burke Stelling considered relevant;

•	the general economic, market and financial conditions; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Burke Stelling considered relevant.

Burke Stelling had discussions with members of senior management of Piedmont for purposes of reviewing the business, financial condition, results of operations and future prospects of Piedmont, as well as the past and current operations of Piedmont, Piedmont’s historical financial performance, and Piedmont’s outlook and future prospects. Burke Stelling discussed with management of Piedmont its assessment of the rationale for the merger. Burke Stelling performed such other analyses and considered such other factors as Burke Stelling deemed appropriate and took into account its experience in other transactions, as well as its knowledge of the banking and financial services industry and its general experience in securities valuations.

In rendering its opinion, Burke Stelling assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by Piedmont and United Bankshares and in the discussions it had with the management of Piedmont and United Bankshares. Burke Stelling did not assume any responsibility to verify such information independently.

Burke Stelling is not an expert in the evaluation of loan and lease portfolios for the purpose of assessing the adequacy of the allowances for loan losses with respect thereto. Burke Stelling was not requested to make, and did not conduct, an independent evaluation, physical inspection or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of Piedmont or United Bankshares, the collateral securing any such assets or liabilities, or the collectability of any such assets, nor did Burke Stelling review any loan or credit files of Piedmont or United Bankshares.

Burke Stelling assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any waiver of material terms or conditions by Piedmont or any other party to the merger agreement, and that the final merger agreement would not differ materially from the draft Burke Stelling reviewed. Burke Stelling assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to Piedmont and United Bankshares. Piedmont has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the merger. Burke Stelling further assumed that, in the course of obtaining the necessary regulatory and government approvals, no restriction will be imposed on Piedmont or on United Bankshares that would have a material adverse effect on the contemplated benefits of the merger. Burke Stelling also assumed that no changes in applicable law or regulation will occur that will cause a material adverse change in the prospects or operations of the institutions after the merger.

In performing its analyses, Burke Stelling made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Burke Stelling, Piedmont and United Bankshares. Burke Stelling’s opinion was necessarily based on financial, economic, market, and other conditions and circumstances as they existed on, and on the information made available to Burke Stelling as of, the dates used in its opinion. Burke Stelling has no obligation to update or reaffirm its opinion at any time. Any estimates contained in the analyses performed by Burke Stelling are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities may be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Burke Stelling’s opinion does not address the relative merits of the merger as compared to any other business combination in which Piedmont might engage. In addition, Burke Stelling’s fairness opinion was among several factors taken into consideration by Piedmont’s board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of Piedmont’s board of directors or Piedmont’s management with respect to the fairness of the exchange ratio, or any consideration to be received, in connection with the merger.

The following is a summary of the material analyses prepared by Burke Stelling and delivered to Piedmont’s board of directors on May 9, 2024 in connection with the fairness opinion. This summary is not a complete description of the analyses underlying the fairness opinion or the presentation prepared by Burke Stelling, but it summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Burke Stelling did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include the information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Burke Stelling. The tables alone are not a complete description of the financial analyses.

Summary of Proposed merger Consideration and Implied Transaction Metrics. Pursuant to the terms of the merger agreement, upon the effective date of the merger, United Bankshares will pay or deliver or cause to be paid or delivered 0.300 shares of United Bankshares common stock for each share of Piedmont common stock, which we refer to as the exchange ratio. Based on the United Bankshares closing price of $33.92 on May 7, 2024, and assuming 25,855,047 Piedmont common stock (including restricted stock units and restricted shares), 658,487 Piedmont warrants at a weighted average strike price of $3.95, and 23,300 Piedmont options at a weighted average strike price of $4.44, the aggregate merger consideration equates to $267.3 million, or $10.18 per share of Piedmont common stock, which we refer to as the merger consideration. The other terms and conditions of the merger are more fully set forth in the merger agreement. Based upon financial information for Piedmont as of March 31, 2024 and the closing price of United Bankshares common stock on May 7, 2024, Burke Stelling calculated the following implied transaction multiples.

Transaction Multiples
Transaction Price / LTM Earnings	10.0x
Transaction Price / NTM Earnings (estimated)	9.1x
Transaction Price / Tangible Book Value	1.49x
Pay-to-Trade	94%

Precedent Transactions Analysis. As part of its analysis, Burke Stelling reviewed publicly available information related to two comparable groups of select acquisition transactions of banks. The groups consisted of acquisition transactions announced since March 1, 2023 of banks headquartered in the Southeast and U.S. (“Southeast Precedent Transactions Group” and “United States Precedent Transactions Group”, respectively), with total assets between $500 million and $5 billion, LTM ROAA greater than 0.75%, and non-performing assets / total assets less than 1.00%. The groups of transactions excluded acquisitions where pricing information was not disclosed. Information for the target institutions was based on the last 12 months starting with the most recent quarter prior to the announcement of the transaction.

The Southeast Precedent Transactions Group was composed of the following transactions:

Southeast Precedent Transactions Group
Acquirer	Target
First Financial Corporation	Simply Bank
Old National Bancorp	CapStar Financial Holdings, Inc.
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.
Atlantic Union Bankshares Corporation	American National Bankshares Inc.

The United States Precedent Transactions Group was composed of the following transactions:

United States Precedent Transactions Group
Acquirer	Target
Wintrust Financial Corporation	Macatawa Bank Corporation
Southern California Bancorp	California BanCorp
Orrstown Financial Services, Inc.	Codorus Valley Bancorp, Inc.
First Financial Corporation	Simply Bank
Old National Bancorp	CapStar Financial Holdings, Inc.
Central Valley Community Bancorp	Community West Bancshares
Peoples Financial Services Corp.	FNCB Bancorp, Inc.
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.
Glacier Bancorp, Inc.	Community Financial Group, Inc. (Spokane, WA)
Atlantic Union Bankshares Corporation	American National Bankshares Inc.
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.
First Mid Bancshares, Inc.	Blackhawk Bancorp, Inc.

For each precedent transaction, Burke Stelling derived and compared the implied ratio of deal value to certain financial characteristics as follows:

•	the multiple of the purchase consideration to the acquired company’s tangible book value (the “Price / TBV”);

•	the multiple of the purchase consideration to the acquired company’s last twelve months net income (the “Price / LTM Earnings”);

•	the Price / TBV multiple announced in the transaction divided by the buyer’s Price / TBV multiple at the time of announcement (the “Pay-to-Trade”).

The results of the analysis are set forth in the tables below. Transaction multiples for the merger were derived from an aggregate consideration of $267.3 million or $10.18(1) per share of Piedmont common stock.

Southeast Precedent Transactions Group
	United / Piedmont		Lower Quartile		Median		Mean		Upper Quartile
Deal Value ($M)	$267.3		$257.6		$345.3		$302.0		$389.6
Deal Value / LTM Earnings (x)	10.0	x	8.5	x	9.3	x	9.7	x	10.4	x
Deal Value / Tangible Book Value (x)	1.49	x	1.13	x	1.24	x	1.35	x	1.46	x
Pay-to-Trade (%)	94%		84%		90%		91%		98%

United States Precedent Transactions Group
	United / Piedmont		Lower Quartile		Median		Mean		Upper Quartile
Deal Value ($M)	$267.3		$87.9		$168.0		$218.1		$332.2
Deal Value / LTM Earnings (x)	10.0	x	8.0	x	9.3	x	9.6	x	10.9	x
Deal Value / Tangible Book Value (x)	1.49	x	1.13	x	1.22	x	1.31	x	1.46	x
Pay-to-Trade (%)	94%		86%		95%		97%		110%

(1)	Assumes 26,271,164 fully diluted shares using the treasury method and a $33.92 per share value of United Bankshares (closing price as of May 7, 2024).

Using publicly available information, Burke Stelling compared the financial performance of Piedmont with the financial performance of the sellers of the precedent transactions. The performance highlights are based on the last 12 months prior to the announcement of the deal. For Piedmont, this represents the quarter end information as of March 31, 2024.

Southeast Precedent Transactions Group
	Piedmont	Lower Quartile	Median	Mean	Upper Quartile
Assets ($000s)	$2,080,195	$2,510,327	$3,188,852	$2,907,948	$3,586,473
LTM ROAA (%)	1.35%	1.08%	1.18%	1.21%	1.31%
LTM ROATCE (%)	16.0%	13.3%	16.0%	15.3%	18.0%
TE / TA (%)	8.7%	7.8%	7.9%	8.2%	8.3%
NPAs / Assets (%)	0.00%	0.16%	0.27%	0.35%	0.46%

United States Precedent Transactions Group
	Piedmont	Lower Quartile	Median	Mean	Upper Quartile
Assets ($000s)	$2,080,195	$1,037,014	$1,923,889	$2,011,911	$2,739,470
LTM ROAA (%)	1.35%	1.00%	1.07%	1.13%	1.26%
LTM ROATCE (%)	16.0%	11.6%	14.0%	14.3%	15.9%
TE / TA (%)	8.7%	7.3%	7.9%	8.1%	9.4%
NPAs / Assets (%)	0.00%	0.08%	0.21%	0.24%	0.35%

No company or transaction used as comparison in the above transaction analyses is identical to Piedmont or United Bankshares, and no transaction was consummated on terms identical to the terms of the merger agreement. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies.

Publicly Traded Comparables. As part of its analysis, Burke Stelling reviewed publicly available information related to a comparable group (“Piedmont Peer Group”) of publicly traded financial institutions. The Piedmont Peer Group consisted of publicly traded banks listed on the NYSE or NASDAQ headquartered in the states of Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia with total assets between $500 million and $5 billion, LTM ROAA greater than 0.75%, non-performing assets / total assets less than 1.00%, and excluded announced merger targets. The information for the comparable institutions was based on the last 12 months starting with the most recent quarter reported. The Piedmont Peer Group consisted of the following companies:

Piedmont Peer Group:

HomeTrust Bancshares, Inc.	MainStreet Banchsares, Inc.
Capital City Bank Group, Inc.	National Bankshares, Inc.
MetroCity Bankshares, Inc.	Peoples Bancorp of North Carolina, Inc.
First Community Bankshares, Inc.	Virginia National Bankshares Corporation
Southern States Bancshares, Inc.	First US Bancshares, Inc.
C&F Financial Corporation	Bank of the James Financial Group, Inc.

For each comparable company, Burke Stelling derived and compared the implied trading value to certain financial characteristics as follows:

•	the multiple of the trading value to the company’s tangible book value per share (the “Price / TBV”); and

•	the multiple of the trading value to the company’s last twelve months net income per share (the “Price / LTM Earnings”).

The results of the analysis are set forth in the table below. Transaction multiples for the merger were derived from an aggregate consideration of $267.3 million or $10.18(1) per share of Piedmont common stock.

Piedmont Peer Group
	Piedmont	Lower Quartile	Median	Mean	Upper Quartile
Price / TBV	1.49x	0.86x	1.15x	1.15x	1.33x
Price / LTM Earnings	10.0x	7.2x	8.6x	9.2x	10.3x

(1)	Assumes 26,271,164 fully diluted shares using the treasury method and a $33.92 per share valuation of United Bankshares (closing price as of May 7, 2024).

Using publicly available information, Burke Stelling compared the financial performance of Piedmont with the financial performance of the comparable companies. The performance highlights are based on the last twelve months starting with the quarter end information as of March 31, 2024.

Piedmont Peer Group
	Piedmont	Lower Quartile	Median	Mean	Upper Quartile
Assets ($000s)	$2,080,195	$1,657,044	$2,269,883	$2,492,631	$3,338,791
Market Cap ($M)	$267.3 (2)	$136.4	$167.0	$275.7	$466.6
LTM ROAA	1.35%	0.91%	1.09%	1.12%	1.35%
LTM ROATCE	16.0%	11.5%	13.9%	14.1%	14.9%
TCE / TA	8.7%	7.9%	8.4%	8.5%	9.1%
NPAs / Assets	0.00%	0.12%	0.16%	0.26%	0.36%

(2)	Piedmont market cap based on the aggregate merger consideration and May 7, 2024 United Bankshares pricing.

No company used as comparison in the above public comparables analyses is identical to Piedmont. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies.

Burke Stelling reviewed publicly available information to perform a similar analysis for United Bankshares by comparing selected financial information for United Bankshares with a group of publicly traded comparable financial institutions (“United Bankshares Peer Group”). The United Bankshares Peer Group consisted of publicly traded banks listed on the NYSE or NASDAQ with total assets between $15 billion and $50 billion and excluded targets of announced mergers. The information for the comparable institutions was based on the last twelve months starting with the most recent quarter reported. The United Bankshares Peer Group consisted of the following companies:

United Bankshares Peer Group:

Pinnacle Financial Partners, Inc.	Ameris Bancorp
Cadence Bank	Home Bancshares, Inc.
SouthState Corporation	Atlantic Union Bankshares Corporation
Bank OZK	Trustmark Corporation
Hancock Whitney Corporation	WesBanco, Inc.
BankUnited, Inc.	Renasant Corporation
Simmons First National Corporation	TowneBank
United Community Banks, Inc.	ServisFirst Bancshares, Inc.

For each comparable company, Burke Stelling derived and compared the implied trading value to certain financial characteristics as follows:

•	the multiple of the trading value to the company’s tangible book value per share (the “Price / TBV”); and

•	the multiple of the trading value to the company’s last twelve months net income per share (the “Price / LTM Earnings”).

The results of the analysis are set forth in the table below. Pricing multiples for United Bankshares were derived using United Bankshares’ May 7, 2024 closing price.

United Peer Group
	United	Lower Quartile	Peer Group Median	Peer Group Mean	Upper Quartile
Price / TBV	1.58x	1.32x	1.44x	1.50x	1.64x
Price / LTM Earnings	12.9x	11.9x	12.7x	12.9x	13.9x

Using publicly available information, Burke Stelling compared the financial performance of United Bankshares with the financial performance of the comparable companies. The performance highlights are based on the last twelve months starting with the quarter end information as of March 31, 2024.

United Peer Group
	United	Lower Quartile	Peer Group Median	Peer Group Mean	Upper Quartile
Assets ($000s)	$30,028,798	$18,225,643	$26,510,167	$28,715,180	$35,442,815
Market Cap ($M)	$4,574.4	$2,089.8	$3,269.7	$3,559.1	$5,043.6
LTM ROAA	1.21%	0.83%	1.04%	1.06%	1.17%
LTM ROATCE	12.7%	11.7%	14.0%	13.6%	15.2%
TCE / TA	10.3%	7.6%	8.1%	8.5%	9.1%
NPAs / Assets	0.22%	0.22%	0.29%	0.31%	0.40%

Discounted Cash Flows Analysis. Burke Stelling performed a discounted cash flow analysis that estimated the net present value of Piedmont common stock assuming Piedmont performed in accordance with certain internal financial projections for the years ending December 31, 2024 through December 31, 2027. To derive the terminal value of a share of Piedmont common stock as of December 31, 2027, Burke Stelling applied price to tangible book multiples ranging from 1.10x to 1.30x (determined using long-term peer trading averages). The terminal values were then discounted to present values using discount rates ranging from 12.0% to 14.0%. As shown in the below table, the analysis indicated an implied range of values per share of Piedmont common stock ranging from $8.22 to $10.21 when applying different multiples of tangible book value and discount rates.

Piedmont Implied Net Present Value per Share
	Tangible Book Value per Share Multiples
Discount Rate	1.10x	1.20x	1.30x
12.0%	$8.77	$9.49	$10.21
13.0%	$8.49	$9.19	$9.88
14.0%	$8.22	$8.90	$9.57

Burke Stelling also performed a discounted cash flow analysis for United Bankshares that estimated the net present value of United Bankshares common stock assuming United Bankshares performed in accordance with certain publicly available analyst financial estimates for the years ending December 31,2024 and December 31, 2025 and with a growth rate of 5% thereafter for the years ending December 31, 2026 and December 31, 2027. To derive the terminal value of a share of United Bankshares common stock as of December 31, 2027, Burke Stelling applied price to tangible book multiples ranging from 1.67x to 1.87x (determined using long-term peer trading averages). The terminal values were then discounted to present values using discount rates ranging from 9.5% to 11.5%. As shown in the below table, the analysis indicated an implied range of values per share of United common stock ranging from $35.52 to $41.86 when applying different multiples of tangible book value and discount rates.

United Implied Net Present Value per Share
	Tangible Book Value per Share Multiples
Discount Rate	1.67x	1.77x	1.87x
9.5%	$37.89	$39.88	$41.86
10.5%	$36.68	$38.60	$40.52
11.5%	$35.52	$37.38	$39.23

Merger Model Analysis. Burke Stelling conducted a merger model analysis to assess the pro forma impact of the transaction to the combined company. The analysis made assumptions on various aspects relevant to the financial position of Piedmont and United Bankshares, including the deal costs associated with the transaction, cost savings, and purchase accounting adjustments, among other considerations and assumed for modeling purposes that the deal would close December 31, 2024. The analysis indicated that the transaction would be accretive to United Bankshares’ earnings per share (excluding one-time transaction costs and expenses) in each of the years ending December 31, 2025, December 31, 2026, and December 31, 2027, dilutive to United Bankshares’ tangible book value per share at the closing, and accretive to United Bankshares’ tangible book value less than three years following closing.

Burke Stelling’s Relationship. Piedmont engaged Burke Stelling to act as financial advisor to the board of directors of Piedmont in connection with the merger. For services rendered in connection with the delivery of its opinion, Piedmont paid Burke Stelling a fee of $350,000 upon the execution of the merger agreement, to be credited against the transaction fee described below. Piedmont will also pay Burke Stelling a transaction fee for advisory services in connection with the merger equal to 0.75% of the value of the total consideration received by Piedmont shareholders, warrants holders, and options holders (including any obligations of the holding company assumed or paid in conjunction with a transaction), which is contingent upon the closing of the merger. Pursuant to the engagement agreement, in addition to its fees and regardless of whether the merger is consummated, Piedmont has agreed to indemnify Burke Stelling against certain claims, losses, and expenses arising out of the merger or Burke Stelling’s engagement and reimburse Burke Stelling for its out-of-pocket expenses. In the two years preceding the date of this opinion, Burke Stelling has been engaged with, and received fees from, Piedmont in the provision of other investment banking services. In February 2023, Piedmont purchased a 30% ownership stake in Walton Funding, LLC. Burke Stelling acted as the advisor to Walton Funding on the deal. The principals of Burke Stelling have a 6% ownership stake in Walton Funding. Burke Stelling has not received any compensation from United Bankshares in the last two years. Burke Stelling has not served as financial advisor to any other party in the transaction.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Burke Stelling determined that the exchange ratio in connection with the merger is fair from a financial point of view to Piedmont’s shareholders.

Each shareholder is encouraged to read Burke Stelling’s fairness opinion in its entirety.

Certain Unaudited Prospective Financial Information

United Bankshares and Piedmont do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, United Bankshares and Piedmont are including in this prospectus and proxy statement certain unaudited prospective financial information that each of United Bankshares and Piedmont made available to the other party in connection with the other party’s evaluation of the merger and to Burke Stelling, in its capacity as Piedmont’s financial advisor. The inclusion of this information should not be regarded as an indication that any of United Bankshares, Piedmont, Burke Stelling, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or that it should be construed as financial guidance, and it should not be relied on as such.

The following unaudited financial information was prepared solely for internal use and is subjective in many respects. The unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to United Bankshares’ and Piedmont’s respective businesses, all of which are difficult to predict and many of which are beyond United Bankshares’ and Piedmont’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither United Bankshares nor Piedmont can give any assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to United Bankshares’ and Piedmont’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on page 23 and page 14, respectively, of this prospectus and proxy statement and in United Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and the other reports filed by United Bankshares with the SEC.

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with U. S. generally accepted accounting principles, or GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in United Bankshares’ or Piedmont’s historical GAAP financial statements. Neither United Bankshares’ nor Piedmont’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The independent registered public accountant reports included in this prospectus and proxy statement relate to historical financial information of United Bankshares. They do not extend to the unaudited prospective financial information and should not be read to do so.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither United Bankshares nor Piedmont can give any assurance that, had the unaudited prospective financial information been prepared as of the date of this prospectus and proxy statement, similar estimates and assumptions would be used. United Bankshares and Piedmont each do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on either United Bankshares or Piedmont, as applicable, of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information of Piedmont and United Bankshares does not give effect to the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect on either United Bankshares or Piedmont, as applicable, of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on either United Bankshares or Piedmont, as applicable, of any possible failure of the merger to occur. None of United Bankshares, Piedmont, Burke Stelling or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of United Bankshares or Piedmont or other person regarding United Bankshares’ or Piedmont’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by United Bankshares or Piedmont that such information is viewed as material information of United Bankshares or Piedmont, respectively, particularly in light of the inherent risks and uncertainties associated with such information.

In light of the foregoing, and considering that the annual meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Piedmont shareholders are cautioned not to place unwarranted reliance on such information, and all Piedmont shareholders are urged to review United Bankshares’ most recent SEC filings for a description of United Bankshares’ reported financial results. See “Where You Can Find More Information” on page 95 of this prospectus and proxy statement.

Certain Unaudited Prospective Financial Information of Piedmont

For purposes of Burke Stelling’s discounted cash flow analysis on Piedmont performed in connection with its opinion, Burke Stelling used certain internal financial projections for Piedmont for the years ending

December 31, 2024 through December 31, 2027, as provided by the senior management of Piedmont. The following table summarizes this unaudited prospective financial information used by Burke Stelling for its Piedmont discounted cash flow analysis:

	For the Years Ended December 31,
	2024	2025	2026	2027
Net Income ($000s)	$28,741	$31,301	$35,508	$40,061
Earnings per Share ($)	$1.11	$1.21	$1.37	$1.54
Dividends per Share ($)	$0.24	$0.26	$0.28	$0.30

Certain Unaudited Prospective Pro Forma Financial Information

The following unaudited pro forma financial information reflecting the effect of the merger was used by United Bankshares for its merger model analysis and was provided by United Bankshares senior management to Piedmont. This information was reviewed by Piedmont and used by Burke Stelling for its merger model analysis.

•	Cost savings equal to 25% of Piedmont’s projected non-interest expense;

•	Approximately $27.6 million in one-time pre-tax merger costs; and

•	8.0% gross loan mark ($145.4 million) on Piedmont’s loan portfolio at close, consisting of the following;

•	$63.6 million, or 3.5% interest rate mark down on loans (accreted into earnings over 4 years);

•	$54.5 million, or 3.0% gross loan credit mark at close:

•	$27.3 million, or 50% allocated to purchase credit deteriorated (PCD) loans;

•	$27.3 million, or 50% allocated to non-PCD loans (accreted into earnings over 4 years);

•	$27.3 million for CECL Day 2 Provision for non-PCD loans; and

•	Core deposit intangible of 3.5% of Piedmont’s core deposits, amortized over 10 years using the sum-of-years digits method.

Public Trading Markets

United Bankshares common stock trades on Nasdaq under the symbol “UBSI.” Piedmont common stock is not listed on any stock exchange or quoted on any interdealer quotation system. Before the effective time of the merger, United Bankshares has agreed to use its reasonable best efforts to cause the shares of United Bankshares common stock to be issued in the merger to be approved for listing on NASDAQ. The listing of the shares of United Bankshares common stock is also a condition to the consummation of the merger.

Dissenters’ Rights

If the merger is consummated, holders of record of Piedmont common stock who follow the procedures specified by Title 14, Chapter 2, Article 13 of the Georgia Business Corporations Code (referred to herein as the GBCC) will be entitled to determination and payment in cash of the “fair value” of their common stock (as determined immediately before the effective time of the merger), plus accrued interest from the effective date of the merger until the date of payment. Piedmont shareholders who elect to follow these procedures are referred to as dissenting shareholders.

A vote in favor of the merger agreement by a holder of Piedmont common stock will result in a waiver of the shareholder’s right to demand payment for his or her shares.

The following summary of the provisions of Title 14, Chapter 2, Article 13 of the GBCC is not intended to be a complete statement of such provisions, the full text of which is attached as Appendix C to this prospectus and proxy statement and is qualified in its entirety by reference thereto.

A holder of Piedmont common stock electing to exercise dissenters’ rights must deliver to Piedmont a written notice of dissent stating that he or she intends to demand payment for his or her shares if the merger is consummated. This notice must be sent before the vote is taken. The dissenting shareholder must not vote, or cause or permit to be voted, any of his or her shares in favor of the proposed transaction or, if action is taken by written consent of the shareholders, must not sign a consent in favor of or otherwise approve the proposed transaction. If the dissenting shareholder fails to comply with these requirements, he or she will not be entitled to dissenters’ rights. The “fair value” of the shares as defined above is determined using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the merger and without discounting for lack of marketability or minority status. It should be noted that investment banker opinions as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger are not opinions as to, and do not address, “fair value” under the GBCC.

Within 10 days after the effective time of the merger, United Bankshares, as surviving corporation of the merger, will give written notice of the effective date of the merger by certified mail to each shareholder who filed a written notice of dissent. The notice will: (i) state where demand for payment must be sent and where and when share certificates, if any, must be deposited; (ii) inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) set a date by which United Bankshares must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the date the notice is delivered; and (iv) be accompanied by a copy of Title 14, Chapter 2, Article 13 of the GBCC.

Within the time period set forth in the notice, the dissenting shareholder must demand payment and deposit his or her certificates in accordance with the notice sent by United Bankshares. A record shareholder who demands payment and deposits his or her shares in accordance with the notice retains all other rights of a shareholder until such rights are canceled or modified by the consummation of the merger. A record shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the notice, is not entitled to payment for his or her shares under the GBCC.

Within 10 days of the later of the date the consummation of the merger or receipt of a payment demand, United Bankshares shall by notice to each dissenter from whom a payment demand was properly received, offer to pay to such dissenter the amount United Bankshares estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment must be accompanied by: (i) United Bankshares’ balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any; (ii) a statement of United Bankshares’ estimate of the fair value of the shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the dissenter’s right to demand payment of his or her own estimate of the fair value of the shares and amount of interest due; and (v) a copy of Title 14, Chapter 2, Article 13 of the GBCC. If the shareholder accepts the offer by written notice to United Bankshares within 30 days after United Bankshares’ offer, or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the consummation of the merger, whichever is later.

A dissenter may notify United Bankshares in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of such estimate of the fair value of his or her shares and interest due, if: (i) the dissenter believes that the amount offered is less than the fair value of his or her shares or that the interest due is incorrectly calculated; or (ii) the United Bankshares, having failed to consummate the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. If a dissenter’s demand for payment of such dissenter’s estimate of fair value remains unsettled, United Bankshares must commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If United Bankshares does not commence the proceeding within the 60-day period, it must pay each dissenter whose demand remains unsettled the amount demanded. United Bankshares must make all dissenters, whether or not residents of the State of Georgia, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. United Bankshares must serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of the State of Georgia in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law. Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

The court in an appraisal proceeding will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess the costs against United Bankshares, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment of such dissenter’s own estimate of fair value. The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable: (i) against United Bankshares and in favor of any or all dissenters if the court finds United Bankshares did not substantially comply with the requirements of the GBCC with respect to dissenters’ rights; or (ii) against either United Bankshares or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the GBCC. If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

If you are a holder of shares and you wish to seek dissenters’ rights, you are urged to review the applicable Georgia statutes attached to this prospectus and proxy statement as Appendix C.

Interests of Certain Piedmont Directors and Executive Officers in the Merger

In considering the recommendations of the Piedmont board of directors that Piedmont shareholders vote in favor of the Merger Proposal, Piedmont shareholders should be aware that Piedmont directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of Piedmont. The Piedmont board of directors was aware of these interests and took them into account in its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Warrants to Acquire Piedmont Common Stock

As of the record date for the Piedmont annual meeting, certain Piedmont directors owned, in the aggregate, warrants to purchase 658,487 shares of Piedmont common stock. Under the merger agreement, at the effective time of the merger, each stock warrant to buy Piedmont common stock granted under an individual award agreement that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, at the election of the holder, will either (i) receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of the product of (1) the volume-weighted average of the closing sales price on Nasdaq of United Bankshares common stock for the 10 full trading days ending on the second trading day immediately preceding the effective date of the merger multiplied by (2) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable), over the applicable exercise price of such Piedmont stock warrant; and (B) the number of shares of Piedmont common stock subject to such Piedmont stock warrant, or (ii) convert into a warrant to purchase shares of United Bankshares common stock, with the number of shares of United Bankshares common stock equal to the product of (A) the total number of shares of Piedmont common stock subject to the applicable Piedmont stock warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock), and the per-share exercise price under each such Piedmont stock warrant shall be adjusted to equal the quotient of (X) the exercise price per share of such Piedmont stock warrant at which such Piedmont stock warrant was exercisable immediately prior to the effective time of the merger divided by (Y) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down to the nearest whole cent), in either event, if necessary less any required withholding taxes. Any election by a holder of a Piedmont stock warrant must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Piedmont with respect to such election.

As of the record date for the Piedmont annual meeting, shares underlying stock warrants that will be fully vested at the effective time of the merger held by Piedmont directors were as follows: Robert Cheeley, 50,653; J. Paul Maggard, 303,917; and Monty G. Watson, 303,917, with an exercise price of $3.94845 per share.

Restricted Shares and Restricted Stock Units of Piedmont Common Stock

As of the record date for the Piedmont annual meeting, the Piedmont directors and executive officers owned, in the aggregate, 321,495 restricted shares and 128,500 restricted stock units of Piedmont common stock granted under a Piedmont equity compensation plan or individual award agreement. At the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Piedmont common stock subject to vesting, repurchase or other lapse restriction granted under the Piedmont stock plan or an individual award agreement other than a Piedmont stock option or a Piedmont stock warrant (each referred to herein as a Piedmont stock award) that is outstanding immediately prior to the effective time of the merger shall become fully vested, be cancelled and converted automatically into the right to receive the merger consideration (with any fractional share being entitled to receive cash in lieu thereof) in respect of each share of Piedmont common stock underlying such Piedmont stock award.

As of the record date for the Piedmont annual meeting, Piedmont director Kelly J. Johnson held 12,500 restricted shares, and each of the following Piedmont directors held 10,000 restricted shares: Ray Barnes, E. Ray Black, Sr., C. Lamar Black, Robert Cheeley, Paul D. Donaldson, John J. Howard, J. Paul Maggard and T. Michael Tennant.

As of the record date for the Piedmont annual meeting, Piedmont’s executive officers held the following numbers of shares of restricted stock and restricted stock units that will vest at the effective time of the merger: Monty G. Watson, Piedmont’s Chief Executive Officer, 261,579 restricted shares; Philip F. Resch, Piedmont’s Chief Financial Officer, 25,500 restricted stock units; and Christopher S. Elsevier, Piedmont’s Chief Credit Officer, 59,916 restricted shares and 10,500 restricted stock units.

Employment Agreements with Piedmont Bank

Piedmont Bank previously entered into employment agreements with Messrs. Watson, Resch and Elsevier. Each agreement is for an original term of three years, with automatic one-year renewals thereafter, unless non-renewal notice is sent not less than 60 days prior to the applicable renewal date. Each agreement provides that if a “change in control” (as defined in each agreement) of Piedmont occurs, the agreement will be extended for an additional three-year period. Each agreement also provides that upon a change in control of Piedmont, the officer will be entitled to a change in control bonus equal to a multiple of the sum of the officer’s then-current base salary and annual bonus earned for the fiscal year preceding the year in which the change in control occurs (the multiple is 1.5 in the case of Messrs. Watson and Resch and 1.0 in the case of Mr. Elsevier). Assuming the effective date of the merger occurred on December 31, 2024, the amounts of the change in control bonuses for the Piedmont executive officers are as follows: Mr. Watson, $1,998,750; Mr. Resch, $562,500; and Mr. Elsevier, $337,500.

If the officer is terminated “without cause” or terminates for “good reason” (as defined in each agreement), in each case following a change in control of Piedmont the officer will receive a lump sum severance payment equal to the base salary that would have been payable to the officer for the number of months remaining in the term of the agreement (or, in the case of Resch, a severance payment equal to 18 months of base salary). In addition, if the officer elected to continue to participate in any group medical benefits to which the officer and his dependents would be entitled to under COBRA, the company will reimburse the officer for the employer-subsidized portion of the monthly premium for such benefits for a period of 18 months.

Pursuant to the bank merger, United Bank will assume all of the obligations of Piedmont Bank under the employment agreements. As described below, Messrs. Watson and Elsevier have entered into a letter agreement with United Bankshares pursuant to which they agreed to amend their employment agreements in certain respects. It is anticipated that United Bankshares will terminate Mr. Resch’s employment without cause, effective immediately following the effective time of the merger. Assuming the effective date of the merger and a qualifying termination of employment of Mr. Resch occurred on December 31, 2024, the approximate aggregate severance benefits that he would be eligible to receive is $470,000.

Letter Agreements to Amend Employment Agreements and Continue Employment with United Bankshares Following the Merger

As noted above, Messrs. Watson and Elsevier have entered into letter agreements with United Bankshares pursuant to which they agreed to amend their employment agreements in certain respects, contingent on consummation of the merger. The letter agreements confirm that the merger is a change in control for purposes of the employment agreements, and provide that any changes to the officer’s title, compensation or employment terms in connection with the merger will not constitute a “good reason” event under the employment agreements. The letter agreements amend the employment agreements to provide that upon extension of the term by a three-year period on the effective date of the merger as contemplated by the employment agreements, the term will cease to extend automatically and will expire at the end of the three-year extension period. The letter agreements specify the officer’s post-merger position and base salary with United Bankshares. All payments and benefits paid or payable to the officers in connection with the merger are subject to reduction if needed to avoid application of the excise tax under Code Section 4999.

In addition, Mr. Watson’s letter agreement provides for three retention bonuses, each in the amount of $150,000, which are payable within sixty days (but not later than March 15 of the following calendar year) after the first, second and third anniversaries of the effective date of the merger, provided Mr. Watson has remained continuously employed by United Bankshares or one of its subsidiaries through the applicable anniversary date, and that Mr. Watson has signed a release of claims. Mr. Watson’s letter agreement also provides that he will be eligible to earn an annual bonus as determined by United Bankshares’ senior management, which annual bonus will not be less than $200,000.

Supplemental Executive Retirement Plan Agreements with Piedmont.

Messrs. Watson and Elsevier have Supplemental Executive Retirement Plan (“SERP”) agreements with Piedmont Bank. The Agreements provide for payments in 180 monthly installments provided the executive continues employment to the retirement age of 65. A lump sum payment of the participant’s accrued benefit, as defined in the SERP is payable in a lump sum upon disability, voluntary resignation for good reason or involuntary termination without cause prior to retirement age. In the event of death prior to retirement age, payment is in 180 monthly installments commencing on the first day of the month that is no less than 15 and no more than 45 days after death and continuing on the first day of the month for 180 months. In the event of a change of control, a participant who has not reached retirement age is entitled to a lump sum payment of the present value of the normal retirement benefit at normal retirement age, discounted to the date of the change of control at the interest factor specified in the SERP.

Mr. Watson has reached retirement age and has commenced receiving SERP payments in 180 monthly installments. Assuming the effective date of the merger occurred on December 31, 2024, Mr. Elsevier would be entitled to receive a lump sum SERP payment in the approximate amount of $752,000.

Director Deferred Fee Plan

Piedmont Bank maintains a Director Deferred Fee Plan (“Director Plan”) for eligible directors. Under the Director Plan, Piedmont Bank makes monthly deferrals in the amount of $1,000 per month for a specified period of months as set forth in the participant’s deferral agreement. Under the Director Plan, Piedmont Bank also makes lump sum deferrals with respect to certain specified calendar years in the amount of $12,000 (together the monthly deferrals and the lump sum deferrals are referred to as the “Bank Deferrals.”) All deferrals are subject to a participant’s continued service with Piedmont Bank. The Bank Deferrals are credited to a bookkeeping account (“Deferral Account”) maintained for each participant. Participants may also elect to defer up to 100% of any additional monthly fees and retainers the participant would otherwise be entitled to receive from Piedmont. Amounts deferred by Piedmont as Bank Deferrals or by the participant as elective deferrals into a Deferral Account are credited with interest at a rate of 6%.

If a participant retires from service with Piedmont after reaching age 75, or such other age specified in the participant’s deferral agreement, as the case may be, the participant will be entitled to receive the annuitized value (using a 6% interest rate) of his or her Deferral Account in monthly installments over a 10-year period. In the event the participant’s service with Piedmont terminates prior to reaching age 75 (or such other age specified in the participant’s deferral agreement) other than for “cause” (as defined in the Director Plan), or due to death or disability, the participant will be entitled to receive the accrued balance of his or her Deferral Account, payable in a single lump sum payment. In the event of a change of control of Piedmont, a participant will be entitled to receive the accrued balance of his or her Deferral Account, plus the discounted present value of (i) additional Bank Deferrals that would have been made to the participant under the Director Plan for a specified deferral period, and (ii) any scheduled but not yet deferred lump sum Bank Deferrals under the Plan, as if the participant remained in service until his or her applicable retirement age, payable in a single lump sum on the date of such change of control. Any participant who is, as of the date of such change of control, receiving payments over a 10-year period due to a previous retirement from service after reaching age 75 (or such other age specified in the participant’s deferral agreement) is entitled to receive the remaining payments in a single lump sum distribution on the date of the change of control.

Assuming the effective date of the merger occurred on December 31, 2024, the amounts payable to participants under the Director Plan would be as follows: $122,000 for Mr. E. Ray Black, and Mr. Lamar Black; and $190,000 for Messrs. Cheeley, Donaldson, Howard, Maggard, and Tennant.

Insurance and Indemnification

For a period of six years after the effective time of the merger, United Bankshares has agreed to provide, to the fullest extent permitted by applicable law and Piedmont’s articles of incorporation and bylaws, indemnification and advancement of reasonable expenses to each of Piedmont’s directors, officers and employees against all losses that are incurred in connection with their service with Piedmont and pertaining to any matter existing at or before the effective time of the merger. In addition, for a period of six years from the effective time of the merger, United Bankshares has agreed to provide director’s and officer’s liability insurance with respect to claims against such directors and officers arising from facts or events that occurred before the effective time of the merger, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Piedmont. In no event will United Bankshares be required to expend, on an annual basis, more than 200% of the current annual amount expended by Piedmont to maintain such directors’ and officers’ insurance coverage. In lieu of the foregoing, United Bankshares may obtain at or prior to the effective time a six-year “tail” policy under Piedmont’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed 200% of the current annual amount expended by Piedmont to maintain such directors and officers insurance coverage. See the section entitled “The Merger Agreement – Indemnification; Directors’ and Officers’ Insurance” beginning on page 63.

Accounting Treatment of the Merger

The merger will be accounted for using acquisition accounting, in accordance with GAAP, for accounting and financial reporting purposes. Under acquisition accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Piedmont as of the effective time of the merger will be recorded at their respective fair values and added to those of United Bankshares. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of United Bankshares issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical consolidated financial position or results of operations of Piedmont.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this prospectus and proxy statement as Appendix A and is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that may be important to you. You are urged to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Terms of the Merger

Each of the United Bankshares board of directors and the Piedmont board of directors has approved and adopted the merger agreement, which provides for the merger of Piedmont with and into United Bankshares. United Bankshares will be the surviving entity in the merger.

Each share of Piedmont common stock issued and outstanding immediately prior to the completion of the merger (other than dissenting shares and shares held by United Bankshares and its subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) will be converted into the right to receive 0.300 shares of United Bankshares common stock, which is referred to herein as the exchange ratio. If the number of shares of common stock of United Bankshares changes before the merger is completed because of a reclassification, recapitalization, stock dividend, stock split, reverse stock split or similar event, then a proportionate adjustment will be made to the exchange ratio.

The United Bankshares articles of incorporation and the United Bankshares bylaws as in effect immediately prior to the completion of the merger will be the articles of incorporation and bylaws of the surviving entity.

After the effective time of the merger and as part of the same overall transaction, Piedmont Bank, a Georgia banking corporation and wholly-owned subsidiary of Piedmont, for no additional consideration and pursuant to the agreement and plan of merger dated May 9, 2024, attached as Exhibit 99.4 to the registration statement on Form S-4 of which this prospectus and proxy statement is a part, will merge with and into United Bank, a Virginia banking corporation, and a wholly-owned subsidiary of United Bankshares, or the bank merger. As a result of the bank merger, the separate existence of Piedmont Bank will cease and the corporate existence of United Bank, as the merged bank, shall continue unaffected and unimpaired by the bank merger and the merged bank shall be deemed to be the same business and corporate entity as each of Piedmont Bank and United Bank.

Treatment of Piedmont Stock Options

At the effective time of the merger, each stock option to buy Piedmont common stock granted under the Piedmont stock plan that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and shall be canceled without any action on the part of any holder or beneficiary thereof, in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (i) the excess, if any, of the product of (A) the volume-weighted average of the closing sales price on Nasdaq of United Bankshares common stock for the 10 full trading days ending on the second trading day immediately preceding the effective date of the merger multiplied by (B) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable), over the applicable exercise price of such Piedmont stock option; and (ii) the number of shares of Piedmont common stock subject to such Piedmont stock option, less any required withholding taxes.

Treatment of Piedmont Stock Warrants

At the effective time of the merger, each stock warrant to buy Piedmont common stock granted under the Piedmont stock plan or an individual award agreement that is outstanding and not yet exercised immediately prior to the merger, whether vested or unvested, will vest pursuant to the terms thereof and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, at the election of the holder, will either (i) receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of the product of (1) the volume-weighted average of the closing sales price on Nasdaq of United Bankshares common stock for the 10 full trading days ending on the second trading day immediately preceding the effective date of the merger multiplied by (2) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable), over the applicable exercise price of such Piedmont stock warrant; and (B) the number of shares of Piedmont common stock subject to such Piedmont stock warrant, or (ii) convert into a warrant to purchase shares of United Bankshares common stock, with the number of shares of United Bankshares common stock equal to the product of (A) the total number of shares of Piedmont common stock subject to the applicable Piedmont stock warrant immediately prior to the effective time of the merger multiplied by (B) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down, if necessary, to the nearest whole share of United Bankshares common stock), and the per-share exercise price under each such Piedmont stock warrant shall be adjusted to equal the quotient of (X) the exercise price per share of such Piedmont stock warrant at which such Piedmont stock warrant was exercisable immediately prior to the effective time of the merger divided by (Y) the exchange ratio (subject to any applicable adjustments, including accounting for any additional cash payment per share, as applicable, and rounded up or down to the nearest whole cent), in either event, if necessary less any required withholding taxes. Any election by a holder of a Piedmont stock warrant must be made at least five days prior to the effective time of the merger in accordance with the procedures implemented by United Bankshares and Piedmont with respect to such election.

Treatment of Other Piedmont Stock Awards

At the effective time of the merger, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Piedmont common stock subject to vesting, repurchase or other lapse restriction granted under the Piedmont stock plan or an individual award agreement other than a Piedmont stock option or a Piedmont stock warrant (each referred to herein as a Piedmont stock award) that is outstanding immediately prior to the effective time of the merger shall become fully vested, be canceled and converted automatically into the right to receive the merger consideration (with any fractional share being entitled to receive cash in lieu thereof) in respect of each share of Piedmont common stock underlying such Piedmont stock award.

Prior to the effective time of the merger, Piedmont shall provide such notice, if any, to the extent required under the terms of the applicable Piedmont stock plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Piedmont stock plan or any outstanding awards, and take all other appropriate actions to: (i) give effect to the transactions contemplated by the merger agreement; (ii) terminate the Piedmont stock plan as of the effective time of the merger; and (iii) ensure that after the effective time of the merger, neither any holder of Piedmont stock awards, any beneficiary thereof, nor any other participant in any Piedmont stock plan shall have any right thereunder to acquire any securities of Piedmont or to receive any payment or benefit with respect to any award previously granted under the Piedmont stock plan, except as otherwise provided in the merger agreement. As of the effective time of the merger, the Piedmont stock plan shall be terminated and no further awards or other rights shall be granted thereunder.

Conditions of the Merger

The respective obligations of United Bankshares and Piedmont to consummate the merger are subject to the satisfaction of certain mutual conditions, including the following:

•	The shareholders of Piedmont approve the merger agreement and the transactions contemplated thereby, described in this prospectus and proxy statement, at the meeting of shareholders for Piedmont;

•

All regulatory approvals required by law to consummate the transactions contemplated by the merger agreement are obtained from the Federal Reserve, the Virginia Bureau of Financial Institutions and the

other appropriate federal and/or state regulatory agencies, all waiting periods after such approvals required by law or regulation expire and no such approvals contain any conditions or restrictions that the United Bankshares board determines, using reasonable good faith judgment, would be a materially financially burdensome regulatory condition;

•

The registration statement (of which this prospectus and proxy statement is a part) registering shares of United Bankshares common stock to be issued in the merger is declared effective and not subject to a stop order and no proceedings suspending the effectiveness of the registration statement shall have been initiated or threatened by the SEC or any other governmental authority;

•

The absence of any statute, rule, regulation, judgment, decree, injunction or other order being enacted, issued, promulgated, enforced or entered by a governmental authority effectively prohibiting consummation of the merger; and

•	Authorization for the listing on Nasdaq of the shares of United Bankshares common stock to be issued in the merger, subject to official notice of issuance.

In addition to the mutual conditions described above, United Bankshares’ obligation to consummate the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of Piedmont made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and United Bankshares receives a certificate of the chief executive officer and the chief financial officer of Piedmont to that effect;

•

Piedmont performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to United Bankshares a certificate of its chief executive officer and chief financial to that effect;

•

United Bankshares shall have received an opinion of Bowles Rice LLP, counsel to United Bankshares, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section 368 of the Code; and

•	The holders of no more than 10% of the aggregate outstanding shares of Piedmont Common Stock shall have properly notified Piedmont that they intend to exercise their dissenters’ rights.

In addition to the mutual conditions described above, Piedmont’s obligation to complete the merger is subject to the satisfaction, unless waived, of the following other conditions:

•

The representations and warranties of United Bankshares made in the merger agreement are true and correct as of the date of the merger agreement and as of the effective time of the merger and Piedmont receives a certificate of the chief executive officer and chief financial officer of United Bankshares to that effect;

•

United Bankshares performs in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger and delivers to Piedmont a certificate of its chief executive officer and chief financial officer to that effect; and

•

Piedmont shall have received an opinion of Alston & Bird LLP, counsel to Piedmont, dated as of the effective time of the merger, that the merger will be treated as a “reorganization” under Section  368 of the Code.

Effective Time

The merger will be consummated and become effective upon the issuance of a certificate of merger by the Georgia Corporations Division of the Georgia Secretary of State and the West Virginia Secretary of State (or on such other date as may be specified in the articles of merger to be filed with the Georgia Corporations Division of the Georgia Secretary of State and the West Virginia Secretary of State). Provided that the conditions set forth in the merger agreement have been satisfied or waived, other than those conditions that by their nature are to be satisfied at the effective time of the merger, United Bankshares and Piedmont shall cause the effective date of the merger to occur on a date that is mutually acceptable to the parties. However, the parties have agreed that the effective date shall occur within 10 days after all of the conditions to the closing (other than those conditions that by their nature are to be satisfied by action taken at the closing, which shall be satisfied or waived at the closing) have been satisfied or waived in accordance with the terms of the merger agreement, but in no event will United Bankshares be required to close the merger in the last 25 days of a quarter, and upon such event, the effective date will be the first business day of the subsequent quarter.

Representations and Warranties

The merger agreement contains representations and warranties made by Piedmont to United Bankshares and by United Bankshares to Piedmont relating to a number of matters, including the following:

•	Organization and good standing of each entity and its subsidiaries;

•	Each entity’s capital structure;

•	Each entity’s power and authority relative to the execution and delivery of, and performance of its obligations under, the merger agreement;

•	Litigation and related matters;

•	Consents and approvals required;

•	Absence of conflicts between each entity’s obligations under the merger agreement and its charter documents and contracts to which it is a party or by which it is bound;

•	Accuracy of documents, including financial statements and other reports, filed by each entity with the SEC;

•	Absence of material adverse changes since December 31, 2023;

•	Regulatory matters;

•	Compliance with applicable laws, the Sarbanes-Oxley Act and accounting controls;

•	Absence of defaults under material contracts and agreements;

•	Employee benefit plans;

•	Absence of environmental problems;

•	Tax matters;

•	Absence of brokerage commissioners, except as disclosed for financial advisors;

•	Insurance matters;

•	Opinions of the parties’ respective financial advisors;

•	Allowance for loan and lease losses; and

•	Computer systems and technologies.

In addition to the representations and warranties listed above, Piedmont also made representations and warranties to United Bankshares with respect to the following:

•	Labor matters;

•	Risk management instruments;

•	The taking of all actions necessary to exempt the merger agreement from any takeover laws;

•	Books and records being fully and accurately maintained and fairly presenting events and transactions;

•	Loan matters;

•	Investment securities;

•	Assets;

•	Investment advisory services; and

•	Mortgage loan matters.

The representations and warranties in the merger agreement are (i) subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Piedmont and United Bankshares, respectively, and (ii) qualified by United Bankshares’ annual report on Form 10-K for each of the fiscal years ended December 31, 2021, 2022 and 2023 and by the reports of United Bankshares filed with the SEC during the period from December 31, 2023 through the time prior to the execution and delivery of the merger agreement (excluding, in each case, any risk factor disclosures in the risk factor section or any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

In addition, certain representations and warranties of Piedmont and United Bankshares are qualified as to “materiality” or “material adverse effect.” For the purposes of the merger agreement, a “material adverse effect” means any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United Bankshares and its subsidiaries taken as a whole or Piedmont and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United Bankshares or Piedmont to perform its obligations under the merger agreement or otherwise materially threaten or materially impede the consummation of the merger and the other transactions contemplated by the merger agreement; provided, that the impact of the following items shall not be deemed to be a material adverse effect:

•

Changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, except to the extent that such changes have a disproportionate impact on United Bankshares or Piedmont, as the case may be, relative to the overall effects on the banking industry;

•

Changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United Bankshares or Piedmont, as the case may be, relative to the overall effects on the banking industry;

•

Changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets, except to the extent that such changes have a disproportionate impact on United Bankshares or Piedmont, as the case may be, relative to the overall effects on the banking industry;

•	Any modifications or changes to valuation policies and practices in connection with the merger in accordance with GAAP;

•	Actions and omissions of United Bankshares or Piedmont taken with the prior written consent of the other in contemplation of the transactions contemplated by the merger agreement;

•

Any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, or any earthquakes, hurricanes, tornados or other natural disasters, or any national or global epidemic, pandemic or disease outbreak, or the material worsening of such conditions threatened or existing as of the date of the merger agreement;

•

Failure of United Bankshares or Piedmont to meet any internal financial forecasts or any earnings projections (whether made by United Bankshares or Piedmont or any other person, provided that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect);

•	The public disclosure of the merger agreement and the impact thereof on relationships with customers or employees; or

•

The effects of compliance with the merger agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by the merger agreement.

Anti-Takeover Provisions – Business Combinations

Piedmont’s articles of incorporation and bylaws do not contain any anti-takeover provisions. Under Georgia law, there are statutory provisions restricting “business combinations” and permitting a 180-day dead-hand poison pill. A poison pill is a device commonly used to protect against a hostile takeover attempt or unwanted stockholder activism, by giving all stockholders other than the unwelcome acquiror, stockholder activist or hostile bidder the right to buy additional stock at a substantial discount. A 180-day dead-hand poison pill prevents newly elected directors from redeeming a poison pill for up to 180 days following such director’s initial election. Neither of the anti-takeover provisions in Georgia law are applicable to the transactions contemplated by the merger.

Waiver and Amendment

Prior to the effective time of the merger, any provision of the merger agreement may be waived by the party benefited by the provision or amended or modified by an agreement in writing between the parties, except that, after the annual meeting, the merger agreement may not be amended if it would violate the Georgia Business Corporations Code.

Indemnification; Directors’ and Officers’ Insurance

United Bankshares has agreed to indemnify the directors and officers of Piedmont and its subsidiaries for a period of six years from the effective time of the merger to the fullest extent that Piedmont or any of its subsidiaries is permitted or required to indemnify (and advance expenses to) its directors and officers under the laws of the State of Georgia, the articles of incorporation and bylaws of Piedmont and/or any of its subsidiaries and any indemnification agreements in effect between Piedmont and/or any of its subsidiaries and any director or officer thereof.

United Bankshares has also agreed for a period of six years from the effective time of the merger to provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Piedmont or any of its subsidiaries (determined as of the effective time) with respect to claims against such directors and officers arising from facts or events that occurred before the effective time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Piedmont. United Bankshares is not required to expend, on an annual basis, more than 200% of the current amount expended by Piedmont to maintain or procure such directors and officers liability insurance coverage. In lieu of the foregoing, United Bankshares may obtain at or prior to the effective time of the merger a six-year “tail” policy under Piedmont’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed more than 200% of the current amount expended by Piedmont to maintain or procure such directors’ and officers’ liability insurance coverage.

Annual Meeting; Board Recommendation

Piedmont agrees to take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the approval of the merger agreement and any other matters required to be approved by Piedmont’s shareholders for consummation of the merger, as promptly as practicable after this registration statement, of which this prospectus and proxy statement is a part, is declared effective.

The Piedmont board of directors shall recommend that the Piedmont shareholders approve and adopt the merger agreement and the transactions contemplated thereby. However, prior to the approval of the merger agreement by Piedmont shareholders and with respect to a superior proposal, the Piedmont board of directors may withhold, fail to make or withdraw its recommendation to approve the merger agreement, which we refer to as a recommendation change, if the Piedmont board of directors has, after having consulted with its financial advisor with respect to financial matters and having consulted with and considered the advice of its outside legal counsel, determined in good faith that the failure to make a recommendation change would reasonably be expected to cause it to violate its fiduciary duties to Piedmont shareholders under applicable law and complied with the terms set forth below.

Prior to making a recommendation change, the Piedmont board of directors shall provide written notice to United Bankshares that it has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited acquisition proposal constitutes a superior proposal, but only if (i) the Piedmont board of directors has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to Piedmont’s shareholders under applicable law, (ii) during the five business day period after receipt of the Piedmont’s notice by United Bankshares, Piedmont and the Piedmont board of directors have cooperated and negotiated in good faith with United Bankshares to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Piedmont to proceed with its recommendation in favor of the merger agreement without a recommendation change, and (iii) at the end of the five business day period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by United Bankshares since its receipt of the notice, the Piedmont board of directors has again in good faith made the determination that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to Piedmont’s shareholders under applicable law and that the applicable acquisition proposal constitutes a superior proposal. If there are material revisions to the superior proposal, Piedmont shall be required to deliver a new notice to United Bankshares and again comply with the aforementioned requirements, except that the notice period is reduced to three business days.

Acquisition Proposals

Piedmont agrees not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any acquisition proposal. Piedmont has also agreed to cause its subsidiaries, officers, directors, agents, advisors and affiliates not to do so. Piedmont agreed to immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the merger agreement with any parties other than United Bankshares with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal. Piedmont agreed to inform United Bankshares promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Piedmont or any merger, change or control or other business combination involving Piedmont.

Notwithstanding these commitments, nothing in the merger agreement prohibits Piedmont, prior to the annual meeting of Piedmont shareholders, and subject to compliance with the other terms of merger agreement, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person that makes an unsolicited, bona fide written acquisition proposal with respect to Piedmont or any of its significant subsidiaries (that did not result from a breach of the applicable terms of the merger agreement), if, and only to the extent that (i) the Piedmont board of directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, Piedmont receives from such person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Piedmont and shall contain terms and conditions no less favorable to Piedmont with respect to confidentiality than its confidentiality agreement with United Bankshares, and (iii) the Piedmont board of directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal.

An “acquisition proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Piedmont or any of its significant subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Piedmont or any of its significant subsidiaries, other than the transactions contemplated by the merger agreement.

A “superior proposal” means a bona fide, unsolicited acquisition proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Piedmont or any of its subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50.0% of the outstanding Piedmont common stock or more than 50.0% of the assets of Piedmont and its subsidiaries (measured as a percentage of the fair value of the consolidated assets of Piedmont), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the Piedmont board of directors reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such acquisition proposal, and (B) taking into account any changes to the merger agreement proposed by United Bankshares in response to such acquisition proposal and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Piedmont from a financial point of view than the merger.

If the Piedmont board of directors terminates the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal it is obligated to pay to United Bankshares the termination fee equal to $10,690,000. See “– Effect of Termination; Termination Fee” on page 71.

Regulatory Approvals

The merger and the other transactions contemplated by the merger agreement require the approval of the Federal Reserve and the Virginia Bureau of Financial Institutions and prior notice is required with the Georgia Department of Banking and Finance. United Bankshares, Piedmont, Piedmont Bank and United Bank have filed all required applications and notices seeking approval of the merger with the Federal Reserve, the Virginia Bureau of Financial Institutions and the Georgia Department of Banking and Finance.

Under the BHCA, the Federal Reserve is required to examine the financial and managerial resources and future prospects of the combined organization and analyze the capital structure and soundness of the resulting entity. The Federal Reserve has the authority to deny an application if it concludes that the combined organization would have inadequate capital. In addition, the Federal Reserve can withhold approval of the merger if, among other things, it determines that the effect of the merger would be to substantially lessen competition in the relevant market. Further, the Federal Reserve must consider whether the combined organization meets the requirements of the Community Reinvestment Act of 1977 by assessing the involved entities’ records of meeting the credit needs of the local communities in which they operate, consistent with the safe and sound operation of such institutions. The Virginia Bureau of Financial Institutions will review the merger under similar standards.

In addition, a period of 15 to 30 days must expire following approval by the Federal Reserve before completion of the merger is allowed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws.

The merger cannot be consummated prior to receipt of all required approvals. There can be no assurance that required regulatory approvals for the merger will be obtained and, if the merger is approved, as to the date of such approvals or whether the approvals will contain any unacceptable conditions. There can likewise be no assurance that the United States Department of Justice will not challenge the merger during the waiting period set aside for such challenges after receipt of approval from the Federal Reserve.

Under the merger agreement, United Bankshares is not required, and Piedmont is not permitted, to agree to any condition or take any action if such agreement or the taking of such action is reasonably likely to result in any conditions or requirements that the United Bankshares board of directors would expect to have a significant and materially burdensome effect on the condition (financial or otherwise), results of operations, liquidity, capital, assets or deposit liabilities, properties, operations or business of United Bankshares and its subsidiaries, taken as a whole, after giving effect to the merger (with materiality for these purposes measured on a scale relative to United Bankshares and its subsidiaries, taken as a whole, prior to the effective time of the merger).

Each of United Bankshares and Piedmont has the right to review in advance, and to the extent practicable each will consult with the other with respect to all material written information submitted to any third party or any governmental authority in connection with the transactions contemplated by the merger agreement. Each of the parties has agreed to act reasonably and as promptly as practicable and United Bankshares agreed to make all necessary filings and provide any necessary notices within 75 days of the date of the merger agreement.

Each party has agreed to consult with the other with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other party apprised of the any communication from a governmental authority the consent or approval of which is required for the consummation of the merger and the other transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a governmental authority will not be obtained or that the receipt of such consent or approval may be materially delayed. Upon the receipt of a such notice, United Bankshares shall, to the extent permitted by applicable law, (i) promptly advise Piedmont of the receipt of any substantive communication from a governmental authority with respect to the transactions contemplated by the merger agreement and (ii) provide Piedmont with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any governmental authority with respect to the transactions contemplated by the merger agreement and to review any such response, submission or communication prior to the filing or submission thereof.

United Bankshares and Piedmont are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any necessary regulatory approvals or actions will be timely received or taken, that no action will be brought challenging such approval or action or, if such a challenge is brought, as to the result thereof, or that any such approval or action will not be conditioned in a manner that would cause the parties to abandon the merger.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the exchange ratio for converting Piedmont common stock to United Bankshares common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

As of the date of this prospectus and proxy statement, United Bankshares and Piedmont have made all required applications for regulatory approval, but no regulatory approvals have been received. While United

Bankshares and Piedmont do not know of any reason why necessary regulatory approval would not be obtained in a timely manner, they cannot be certain when or if they will receive them, or if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after completion of the merger.

Employee and Employee Benefit Plan Matters

All individuals employed by, or on an authorized leave of absence from, Piedmont or any of its subsidiaries immediately before the effective time, which we refer to as covered employees, shall automatically become employees of United Bankshares, as the surviving corporation, and its subsidiaries as of the effective time unless terminated by United Bankshares effective as of closing of the merger.

At and following the effective time of the merger, United Bankshares shall: (i) provide each covered employee with the same employee benefits then provided to similarly situated employees at United Bankshares, except for with respect to the United Bankshares pension plan; (ii) waive all pre-existing conditions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any United Bankshares benefit plans, except to the extent such pre-existing conditions or waiting periods would apply under the analogous the Piedmont benefit plan; and (iii) recognize all service of such employees with Piedmont and its subsidiaries for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; however, that, in accordance with United Bankshares’ policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year) under United Bankshares’ benefit plans, except with respect to the United Bankshares pension plan. All covered employees and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under a Piedmont benefit plan. Except as otherwise provided in the merger agreement, United Bankshares shall maintain Piedmont’s and its subsidiaries’ existing employee benefit plans until such time as United Bankshares has provided similar plans to employees of Piedmont and its subsidiaries as contemplated in the foregoing. Employees of Piedmont and its subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United Bankshares’ benefit plans based on years of service with Piedmont, its subsidiaries and their predecessors prior to the effective date of the merger, except with respect to any vacation accrual.

Except for employees of Piedmont and its subsidiaries with individual agreements or who are participants in any plan that provides for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements or plan, as the case may be, and shall not have a right to employer-paid outplacement services), United Bankshares shall pay severance payments to employees of Piedmont and any Piedmont subsidiary who is involuntarily terminated by United Bankshares or any of its subsidiaries (other than for cause) within six months after the effective time in the amount of two weeks of base pay (at the rate in effect on the termination date) for each year of service at Piedmont or its subsidiaries (with credit for partial years of service) with a minimum payment equal to four weeks of base pay and a maximum payment equal to 26 weeks of base pay. United Bankshares will provide reasonable outplacement services to such employees for a period of six months following termination.

Piedmont will use commercially reasonable efforts to cause the employees of Piedmont identified by Piedmont and United Bankshares to enter into retention or stay bonus agreements (in a form mutually agreed to by United Bankshares and the employee) prior to the effective time.

The Piedmont board shall, prior to the effective time, adopt resolutions vesting and terminating its 401(k) profit sharing plan effective as of immediately prior to the effective time. Each eligible covered employee, shall be eligible to participate in United Bankshares’ 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United Bankshares’ 401(k) plan, after the effective time of the merger, and, account balances under Piedmont’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United Bankshares 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that Piedmont’s terminated 401(k) plan provides for or is validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for roll out of promissory notes, direct rollover of promissory notes to United Bankshares’ 401(k) plan, as elected by each such employee. Any other covered employee shall be eligible to be a participant in United Bankshares’ 401(k) plan upon complying with eligibility requirements.

Dividends

Piedmont and United Bankshares shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Piedmont common stock and United Bankshares common stock, it being the intention of the parties that, with respect to the fourth calendar quarter of 2024 (or any subsequent calendar quarter), holders of shares of Piedmont common stock shall receive either a quarterly dividend on shares of Piedmont common stock or a quarterly dividend declared with respect to shares of United Bankshares common stock received as merger consideration and shall not receive dividends declared in the fourth calendar quarter of 2024 (or any subsequent calendar quarter) with respect to both shares of Piedmont common stock and shares of United Bankshares common stock received as merger consideration.

Piedmont Divestiture of Investment

Prior to the effective time of the merger, Piedmont shall use its reasonable best efforts to divest Piedmont Bank of its entire 30% equity interest in Walton Funding LLC, a Florida limited liability company, in a manner that does not adversely affect the ability of the merger to qualify as a “reorganization” within the meaning of Section 368 of the Code. Piedmont shall cooperate with United Bankshares in connection with such divestiture, consult with United Bankshares during the process and keep United Bankshares reasonably apprised of its progress in completing the transaction.

Conduct of Business Pending the Merger

The merger agreement contains reciprocal forbearances made by Piedmont and United Bankshares to each other. Piedmont and United Bankshares have agreed that until the effective time of the merger, neither of them nor any of their subsidiaries without the prior written consent of or as previously disclosed to the other, will take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code, or knowingly take any action that is intended or is reasonably likely to result in any of the conditions to the merger not being satisfied, or a material violation of any provision of the merger agreement, except, in each case, as may be required by applicable law or regulation.

Piedmont has also agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, United Bankshares, it will not and will cause each of its subsidiaries not to:

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Conduct business other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse effect upon its ability to perform any of its material obligations under the merger agreement;

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Make any capital expenditure in excess of $500,000 in the aggregate (provided that United Bankshares shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from Piedmont);

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Other than pursuant to rights previously disclosed and outstanding on the date of the merger agreement, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Piedmont common stock or any rights to purchase Piedmont common stock, enter into any agreement with respect to the foregoing, or permit any additional shares of Piedmont common stock to become subject to new grants of employee or director stock options, other rights or similar stock based employee rights (other than equity compensation awards and issuances of Piedmont common stock, rights, employee or director stock options or similar equity compensation awards under a Piedmont equity compensation plan in the ordinary course of business consistent with past practice);

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Except as previously disclosed, make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.06 per share on Piedmont common stock and dividends from wholly-owned subsidiaries to Piedmont, or another wholly-owned subsidiary of Piedmont) on or in respect of, or declare or make any distribution on, any shares of Piedmont stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

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Enter into, amend or renew any employment, change in control employment or similar agreement, consulting, compensation, bonus, severance or similar agreements or arrangements with any director, employee or consultant of Piedmont or its subsidiaries, or grant any salary or wage increase other than normal individual increases in compensation to directors, employees or consultants in the ordinary course of business consistent with past practice, except in each case as previously disclosed;

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Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) as previously disclosed or (iii) to satisfy previously disclosed contractual obligations existing as of the date of the merger agreement) any bonus, incentive, deferred compensation, performance driven retirement agreement, independent contractor or other consulting agreement, pension, retirement (including but not limited to any frozen or terminated retirement or pension plan), SERP, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock, restricted stock unit, phantom stock, stock option, severance, welfare and fringe benefit plans including but not limited to vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, flexible spending account, workers’ compensation or other insurance, survivor life insurance, split dollar or other life insurance benefit plan, employment, change in control employment or other agreement or severance agreements or any similar practices, policies and arrangements, in respect of any director, employee or consultant of Piedmont or its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock unit or other compensation or benefits payable thereunder;

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Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its subsidiaries taken as a whole;

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Except in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any substantial portion of the assets, business, deposits or properties of any other entity, except for purchases specifically approved by United Bankshares;

•	Amend Piedmont’s articles of incorporation or bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Piedmont’s subsidiaries;

•	Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its regulatory authorities;

•	Enter into or terminate any material contract or amend or modify any of its existing material contracts in a manner that is material to Piedmont and its subsidiaries, taken as a whole;

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Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Piedmont and its subsidiaries taken as whole;

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Except as required by applicable law or regulation, implement or adopt any material change in its interest rate or other risk management policies, practices or procedures, fail to materially follow existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•	Incur any indebtedness for borrowed money other than in the ordinary course of business;

•	Organize or approve the organization of any subsidiaries; or

•	Agree or commit to do any of the foregoing.

United Bankshares has agreed that, prior to the effective time, without the prior written consent of, or as previously disclosed to, Piedmont, it will not and will cause each of its subsidiaries not to:

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Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Bankshares stock repurchase program, provided that the foregoing restriction does not restrict United Bankshares from making, declaring or paying any regular quarterly cash dividends, as may be increased from time to time in United Bankshares’ sole discretion, and dividends from wholly-owned subsidiaries to United Bankshares or another wholly-owned subsidiary of United Bankshares (which, for the avoidance of doubt, will continue to be paid);

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Amend the United Bankshares articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Piedmont common stock relative to the other holders of United Bankshares common stock; or

•	Agree or commit to do any of the foregoing.

Termination of the Merger Agreement

Piedmont and United Bankshares may mutually agree to terminate the merger agreement at any time upon a vote by a majority of the board of directors of each of Piedmont and United Bankshares.

Either Piedmont or United Bankshares may terminate the merger agreement if the merger is not complete by August 31, 2025, unless the failure of the merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate.

Either Piedmont or United Bankshares may terminate the merger agreement if (i) final action has been taken by any governmental authority whose approval is required for consummation of the merger and the other transactions contemplated by the merger agreement, which final action has become non-appealable and does not approve the merger agreement or the transactions contemplated by the merger agreement, or such governmental authority has approved of the merger agreement or the transactions contemplated by the merger agreement with a materially burdensome regulatory condition, or (ii) an application submitted to any governmental authority whose approval is required for the consummation of the merger has been permanently withdrawn at the request or suggestion of such governmental authority (except to the extent that such action, denial or withdrawal or the imposition of such condition is due to the failure of the party seeking to terminate to perform or observe the covenants of such party).

United Bankshares may terminate the merger agreement if any of the following occurs:

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Piedmont materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and does not or cannot cure the breach prior to the earlier of (i) 30 days after providing written notice of the breach or (ii) two business days prior to August 31, 2025;

•	The Piedmont shareholders do not approve the merger agreement; or

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The Piedmont board of directors makes a recommendation change or breaches its obligations with respect to acquisition proposals or its obligations with respect to the Piedmont shareholder meeting, including its recommendation in favor of the merger agreement to Piedmont shareholders in each case prior to the receipt of the requisite Piedmont shareholder approval of the merger agreement.

Piedmont may terminate the merger agreement if any of the following occurs:

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United Bankshares materially breaches any of its representations, warranties, covenants or agreements under the merger agreement and does not or cannot cure the breach prior to the earlier of (i) 30 days after providing written notice of the breach or (ii) two business days prior to August 31, 2025;

•	The Piedmont shareholders do not approve the merger agreement; or

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If both (i) the average of the closing sale prices of United Bankshares common stock, which we refer to as the average United Bankshares stock price, as reported on Nasdaq during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the latest of (A) the date on which the last regulatory approval necessary is received (and any statutory waiting period in respect thereof has expired) or (B) the date on which the Piedmont shareholders approve the merger, which we refer to as the determination date, is less than $27.42, and (ii) (1) the quotient of the average United Bankshares stock price divided by $34.27, shall be less than 80% of (2) the quotient of the average of the daily current market price of the KBW Regional Banking Index, which we refer to as the Index, for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the determination date divided by the closing price for the Index on May 9, 2024 of $101.76. If Piedmont elects to terminate under the provision described above, United Bankshares shall have the option to increase the per share exchange ratio or pay an additional cash payment to each Piedmont shareholder as part of the merger consideration.

Additionally, Piedmont may terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, provided that Piedmont pays the termination fee described below.

Effect of Termination; Termination Fee

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party except that provisions relating to expenses and the termination fee will continue in effect and termination will not relieve a breaching party from liability for any willful breach of the merger agreement.

Piedmont has agreed to pay a termination fee to United Bankshares equal to $10,690,000 if:

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Piedmont terminates the merger agreement in order to concurrently enter into an agreement with respect to a superior proposal, provided United Bankshares does not make a counteroffer that the Piedmont board of directors determines is at least as favorable to such proposal;

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An acquisition proposal was made prior to the termination of the merger agreement and within 12 months after the date of termination of the merger agreement, Piedmont enters into an agreement with respect to an acquisition proposal or consummates an acquisition proposal, and the merger agreement was terminated for any of the following reasons: (A) by United Bankshares or Piedmont after August 31, 2025 because the merger has not been completed due to the failure to obtain the requisite Piedmont shareholder approval (with all other conditions satisfied); (B) by United Bankshares as a result of Piedmont’s willful breach of the merger agreement; or (C) by United Bankshares or Piedmont because the requisite Piedmont shareholder approval is not obtained at the Piedmont shareholder meeting.

Surrender of Stock Certificates

Computershare will act as exchange agent in the merger and in that role will process the exchange of Piedmont stock certificates and non-certificated shares of Piedmont common stock, or book-entry shares, for United Bankshares common stock. The exchange agent, or United Bankshares and Piedmont if the exchange agent declines to do so, will also be making any computations required by the merger agreement, and all such computations will be conclusive and binding on the holders of Piedmont common stock in the absence of manifest error. In any event, do not forward your Piedmont stock certificates with your proxy card.

As soon as practicable after the effective time of the merger, but in no event later than five business days thereafter, United Bankshares shall cause the exchange agent to mail to each holder of record of one or more Piedmont stock certificates or book-entry shares representing shares of Piedmont common stock immediately prior to the effective time that have been converted at the effective time into the right to receive the merger consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Piedmont stock certificates shall pass, only upon proper delivery of the Piedmont stock certificates or book-entry shares to the exchange agent) and instructions for use in effecting the surrender of the Piedmont stock certificates or book-entry shares in exchange for book-entry shares representing the number of whole shares of United Bankshares common stock and any cash in lieu of fractional shares that the shares of Piedmont common stock represented by such Piedmont stock certificate or book-entry shares have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid pursuant to the merger agreement.

From and after the effective time, upon proper surrender of a Piedmont stock certificate or book-entry shares for exchange and cancellation to the exchange agent, together with such properly completed letter of transmittal, duly executed, the holder of such Piedmont stock certificates or book-entry shares shall be entitled to receive in exchange therefor, as applicable, (i) book-entry shares representing that number of whole shares of United Bankshares common stock to which such holder of Piedmont common stock shall have become entitled under the merger agreement and (ii) a check representing the amount of (A) any cash in lieu of fractional shares that such holder has the right to receive in respect of the Piedmont stock certificate or book-entry shares surrendered and (B) any dividends or distributions that the holder thereof has the right to receive pursuant to the merger agreement, and the Piedmont stock certificate or book-entry shares so surrendered shall forthwith be cancelled. Until surrendered, each Piedmont stock certificate or book-entry shares shall be deemed at any time after the effective time to represent only the right to receive, upon surrender, the merger consideration, any cash in lieu of fractional shares payable, and any cash in respect of dividends or distributions as contemplated by the merger agreement.

All shares of United Bankshares common stock to be issued pursuant to the merger shall be deemed issued and outstanding as of the effective time of the merger and if ever a dividend or other distribution is declared by United Bankshares in respect of the United Bankshares common stock, the record date for which is at or after the effective time of the merger, that declaration shall include dividends or other distributions in respect of all shares of United Bankshares common stock issuable pursuant to the merger agreement. No dividends or other distributions declared with respect to United Bankshares common stock shall be paid to the holder of any un-surrendered Piedmont stock certificate or book-entry shares until the holder thereof has surrendered such Piedmont Stock Certificate or book-entry shares. After the surrender of a Piedmont stock certificate or book-entry shares, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, with respect to the whole shares of United Bankshares common stock that the shares of Piedmont common stock represented by such Piedmont stock certificate or book-entry shares have been converted into (i) with a record date and a payment date on or after the effective time and on or prior to the date of such surrender, and (ii) at the appropriate payment date, with a record date on or after the effective time but prior to the date of such surrender and a payment date subsequent to the date of such surrender.

In the event of a transfer of ownership of a certificate formerly representing shares of Piedmont common stock and/or book-entry share representing Piedmont common stock that is not registered in the stock transfer records of Piedmont, the proper amount of cash and/or shares of United Bankshares common stock shall be paid or issued in exchange therefor to a person other than the person in whose name the certificate formerly representing shares of Piedmont common stock and/or book-entry share so surrendered is registered if the certificate formerly representing shares of Piedmont common stock and/or book-entry share formerly representing such Piedmont common stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the certificate formerly representing shares of Piedmont common stock and/or book-entry share or establish to the satisfaction of United Bankshares or Computershare that the tax has been paid or is not applicable.

After the completion of the merger, there will be no further transfers of Piedmont common stock. Piedmont stock certificates and book-entry shares presented for transfer after the completion of the merger will be cancelled and exchanged for the merger consideration.

If your Piedmont stock certificates have been either lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, our exchange agent, Computershare, will send you instructions on how to provide evidence of ownership.

No Fractional Shares

Each holder of shares of common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of United Bankshares common stock shall receive, in lieu thereof, cash (without interest) in an amount, without any interest thereon, equal to the product of (i) the volume-weighted average price of United Bankshares common stock reported on Nasdaq for the last full trading day immediately preceding the date on which the merger is completed multiplied by (ii) the fraction of a share of United Bankshares common stock that such holder would otherwise be entitled to receive. A Piedmont shareholder whose direct shareholdings are represented by multiple Piedmont stock certificates will have all shares associated with those stock certificates aggregated for purposes of calculating whole shares and cash in lieu of fractional shares to be received upon completion of the merger.

Dissenters’ Rights

Shares of Piedmont common stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by any shareholder who did not vote in favor of the merger (or consent thereto in writing) and who is entitled to demand and properly demands payment in cash of the “fair value” of such dissenting shares pursuant to, and who complies in all respects with, the provisions of the Georgia Business Corporations Code shall not be converted into or be exchangeable for the right to receive any of the merger consideration, but instead such shareholder shall be entitled to payment of the fair value of such dissenting shares in accordance with the applicable provisions of the Georgia Business Corporations Code. At the effective time of the merger, all dissenting shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each shareholder of dissenting shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such dissenting shares. Notwithstanding the foregoing, if any such shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to cash payment under the applicable provisions of the Georgia Business Corporations Code, or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by the applicable provisions of the Georgia Business Corporations Code, then the right of such shareholder to be paid the fair value of such shareholder’s dissenting shares shall cease and such dissenting shares shall be deemed to have been converted at the effective time of the merger into, and shall have become, the right to receive the merger consideration. Piedmont agreed to give United Bankshares prompt written notice of any demands for cash payment of any shares of Piedmont common stock and any withdrawals of such demands, and the opportunity to participate in negotiations and proceedings with respect to such demands. Piedmont shall not, except with the prior written consent of United Bankshares, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. See “The Merger – Dissenters’ Rights” on page 51 for more information.

Accounting Treatment

The merger will be accounted for using acquisition accounting, in accordance with GAAP. As such, the assets and liabilities of Piedmont, as of the completion of the merger, will be recorded at their fair values as well as any identifiable intangible assets. Any remaining excess purchase price will be allocated to goodwill, will not be amortized and will be evaluated for impairment annually. Consolidated financial statements of United Bankshares issued after the consummation of the merger will reflect such values. In addition, costs incurred in connection with the business combination will be expensed as incurred unless related to the equity issuance. The operating results of Piedmont will be included in United Bankshares’ consolidated financial statements from the date the merger is consummated and afterwards.

Management and Operations after the Merger

The current directors and senior officers of United Bankshares are expected to continue in their current positions. Information about the current United Bankshares directors and executive officers can be found in the documents listed under “Where You Can Find More Information” beginning on page 95.

Resales of United Bankshares Common Stock

The shares of United Bankshares common stock to be issued to shareholders of Piedmont under the merger agreement have been registered under the Securities Act and may be freely traded without restriction by holders, including holders who were affiliates of Piedmont on the date of the annual meeting (except for such holders who become affiliates of United Bankshares as of the effective time of the merger via their appointment to the board of directors of United Bankshares or otherwise). All directors and executive officers of Piedmont are considered affiliates of Piedmont for this purpose.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Piedmont common stock who exchange such stock for shares of United Bankshares common stock pursuant to the merger. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Such a change could affect the continuing validity of this summary. No assurance can be given that the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Bowles Rice LLP, counsel to United Bankshares and the opinion of Alston & Bird LLP, counsel to Piedmont.

For purposes of this summary, a “U.S. holder” is a beneficial owner of Piedmont common stock that for U.S. federal income tax purposes is: (1) a citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof; (3) a trust (A) if (i) the administration thereof is subject to the primary supervision of a court within the United States, and (ii) one or more United States persons have the authority to control all substantial decisions of such trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or (4) an estate that is subject to U.S. federal income tax on its income regardless of the source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds Piedmont common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Piedmont common stock, you should consult your tax advisor.

The following summary addresses only those U.S. holders that hold their Piedmont common stock as a capital asset within the meaning of Section 1221 of the Code. It does not address all the tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders that are subject to special rules, including, without limitation: financial institutions; tax-exempt organizations; S corporations, partnerships or other pass-through entities (or an investor in an S corporation, partnership or other pass-through entity); insurance companies; mutual funds; controlled foreign corporations or passive foreign investment companies; regulated investment companies; real estate investment trusts; dealers in stocks or securities, or foreign currencies; non-U.S. holders; a trader in securities who elects the mark-to-market method of accounting for the securities; persons that hold shares as a hedge against currency risk, a straddle or a constructive sale or conversion transaction; holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; holders who exercise dissenters’ rights; and holders of Piedmont stock options, stock warrants or debt instruments. In addition, the discussion does not address any excise tax, alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

The Merger

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the merger is conditioned upon United Bankshares receiving an opinion from Bowles Rice LLP and upon Piedmont receiving an opinion from Alston & Bird LLP, both to the effect that, based upon facts, representations and assumptions set forth in such opinions, the merger constitutes a reorganization within the meaning of Section 368(a) of the Code. The issuance of the opinions is conditioned on, among other things, such tax counsel’s receipt of representation letters from each of Piedmont or United Bankshares, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. Neither of these opinions of counsel is binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Accordingly, each Piedmont shareholder should consult its own tax advisor with respect to the particular tax consequences of the merger to such holder. If either Piedmont or United Bankshares waives the opinion condition after the registration statement of which this proxy statement and prospectus forms a part is declared effective by the SEC, and if the tax consequences of the merger to Piedmont and United Bankshares shareholders have materially changed, Piedmont and United Bankshares will recirculate appropriate soliciting materials to resolicit the votes of the Piedmont stockholders.

Consequences to Piedmont and United Bankshares

Each of Piedmont and United Bankshares will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Piedmont nor United Bankshares will recognize any gain or loss as a result of the merger.

Consequences to Shareholders

Exchange of Piedmont Common Stock for United Bankshares Common Stock. U.S. holders of Piedmont common stock that exchange all of their Piedmont common stock solely for United Bankshares common stock will not recognize income, gain or loss for U.S. federal income tax purposes, except, as discussed below, with respect to cash received in lieu of fractional shares of United Bankshares common stock.

Cash in Lieu of Fractional Shares. U.S. holders of Piedmont common stock that receive cash in lieu of fractional shares of United Bankshares common stock in the merger generally will be treated as if the fractional shares of United Bankshares common stock had been distributed to them as part of the merger, and then redeemed by United Bankshares in exchange for the cash actually distributed in lieu of the fractional shares, with the redemption generally qualifying as an “exchange” under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the holder’s adjusted tax basis allocable to the fractional shares, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Basis and Holding Period in United Bankshares Common Stock. Each U.S. holder’s aggregate tax basis in United Bankshares common stock received in the merger will be equal to the U.S. holder’s aggregate adjusted tax basis in the Piedmont common stock exchanged in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received (described above). The holding period of United Bankshares common stock received by a U.S. holder in the merger will include the holding period of the Piedmont common stock exchanged in the merger if the Piedmont common stock exchanged is held as a capital asset at the time of the merger. If a U.S. holder acquired different blocks of Piedmont common stock at different times or at different prices, the United Bankshares common stock such holder receives will be allocated pro rata to each block of Piedmont common stock, and the basis and holding period of each block of United Bankshares common stock such holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Piedmont common stock exchanged for such block of United Bankshares common stock.

Backup Withholding and Reporting Requirements

U.S. holders of Piedmont common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 24% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes to United Bankshares a correct taxpayer identification number and certifies that it is not subject to backup withholding (for example, on

Form W-9) and United Bankshares and its exchange agent have not received notice to the contrary or (b) otherwise proves to United Bankshares and its exchange agent that the U.S. holder is exempt from backup withholding.

In addition, U.S. holders of Piedmont common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Piedmont stock exchanged, the number of shares of United Bankshares stock received, the fair market value and tax basis of Piedmont shares exchanged and the U.S. holder’s tax basis in the United Bankshares common stock received.

If a U.S. holder of Piedmont common stock that exchanges such stock for United Bankshares common stock is a “significant holder” with respect to Piedmont, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of Piedmont common stock will be treated as a significant holder in Piedmont if the U.S. holder’s ownership interest in Piedmont is five percent (5%) or more of Piedmont’s issued and outstanding common stock or if the U.S. holder’s basis in the shares of Piedmont stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled “STATEMENT PURSUANT TO §1.368-3(b) BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER”. The statement must include the names and employer identification numbers of Piedmont and United Bankshares, the date of the merger, and the fair market value and tax basis of Piedmont shares exchanged (determined immediately before the merger).

The discussion of material U.S. federal income tax consequences set forth above does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Piedmont common stock. This discussion is for general information purposes only and is not tax advice. We strongly encourage shareholders of Piedmont to consult their tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of federal, state, local, foreign and other tax laws.

INFORMATION ABOUT UNITED BANKSHARES INC. AND PIEDMONT BANCORP, INC.

United Bankshares

United Bankshares is a West Virginia corporation registered as a bank holding company pursuant to the BHCA. United Bankshares elected to be a financial holding company effective April 2, 2017. United Bankshares was incorporated on March 26, 1982, organized on September 9, 1982, and began conducting business on May 1, 1984 with the acquisition of three wholly-owned subsidiaries. Since its formation in 1982, United Bankshares has acquired 33 banking institutions. United Bankshares’ banking subsidiary, United Bank, a Virginia banking corporation, offers a full range of commercial and retail banking services and products. United Bankshares also owns nonbank subsidiaries that engage in other community banking services such as asset management, real property title insurance, investment banking, financial planning and brokerage services.

As a financial holding company, United Bankshares’ present business is community banking. As of March 31, 2024, United Bankshares’ consolidated assets approximated $30 billion and total shareholders’ equity approximated $4.8 billion. At March 31, 2024, United Bankshares’ loan portfolio, net of unearned income, was $21.52 billion and its deposits were $22.92 billion.

The principal executive offices of United Bankshares are located in Charleston, West Virginia at 300 United Centre, 500 Virginia Street, East. The telephone number for United Bankshares’ principal executive offices is (304) 424-8800. United Bankshares’ website can be accessed at https://www.ubsi-inc.com. Information contained on the websites of United Bankshares or any subsidiary of United Bankshares does not constitute a part of this prospectus and proxy statement and is not incorporated into other filings that United Bankshares makes with the SEC. United Bankshares’ common stock is traded on Nasdaq under the symbol “UBSI”.

United Bankshares banking subsidiary, United Bank, operates a total of 218 branch offices consisting of 79 branch offices in Virginia, including its main office, 48 branch offices in West Virginia, 43 branch offices in North Carolina, 25 branch offices in South Carolina, 11 branch offices in Maryland, 7 branch offices in the District of Columbia, 4 branch offices in Pennsylvania and 1 branch office in Ohio.

For more information regarding United Bankshares, please see United Bankshares’ Annual Report on Form 10-K for the year ended December 31, 2023, its quarterly report on Form 10-Q for the quarter ended March 31, 2024 and its proxy statement for its 2024 Annual Meeting of Shareholders, each of which are incorporated into this prospectus and proxy statement by reference.

Piedmont

General

Piedmont is a Georgia corporation that was organized in January 2008 to serve as the holding company for The Piedmont Bank, a Georgia state-chartered bank founded in 2006. Piedmont has no material business operations at the holding company level other than owning and managing its wholly-owned banking subsidiary, Piedmont Bank. Piedmont’s primary activities are to provide assistance in the management and coordination of the financial resources of Piedmont Bank. Piedmont’s principal asset is the outstanding capital stock of Piedmont Bank, and Piedmont derives its revenues primarily from the operations of Piedmont Bank in the form of dividends received from Piedmont Bank.

Piedmont Bank is a state-chartered bank, chartered under the laws of the State of Georgia, which offers a broad range of commercial and consumer banking services to small and mid-sized businesses and individuals. Headquartered in Peachtree Corners, Georgia, Piedmont Bank operates 16 offices located in communities throughout Georgia in the counties of Cobb, Dekalb, Forsyth, Gwinnett, Hall, Jackson, Paulding and White, Georgia. It serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking. Some of the products that Piedmont Bank offers include checking accounts, savings accounts, money market accounts, cash management accounts, certificates of deposit, commercial and industrial loans, commercial real estate loans, construction and development loans, residential mortgages, consumer loans, credit cards, online banking, telephone banking and mobile banking.

As a bank holding company, Piedmont is subject to supervision and regulation by the Federal Reserve. As a state-chartered bank, Piedmont Bank is subject to supervision and regulation by the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation.

As of March 31, 2024, Piedmont had total assets of $2.1 billion, total loans of approximately $1.7 billion, total liabilities of approximately $1.9 billion, total deposits of approximately $1.8 billion, and total shareholders’ equity of approximately $195 million.

Piedmont’s principal office is located at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092, and its telephone number at that location is (770) 246-0011. For more information, see the Piedmont Bank’s website at https://piedmont.bank. The information on Piedmont’s website is not part of this prospectus and proxy statement, and the reference to the Piedmont website address does not constitute incorporation by reference of any information on that website into this prospectus and proxy statement.

Products and Services

Piedmont Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Georgia. Piedmont Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. The bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.

Deposits represent Piedmont Bank’s primary source of funds to support earning assets. The bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.

Competition

Piedmont Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Piedmont Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Piedmont Bank does not currently provide. In addition, many of Piedmont Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Piedmont Bank’s operations.

Legal Proceedings

From time to time, Piedmont or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither Piedmont nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of Piedmont’s management, would be expected to have a material adverse effect on Piedmont’s business, operating results, financial condition, or prospects.

Employees

As of March 31, 2024, Piedmont did not have any full-time equivalent employees and Piedmont Bank employed 209 full-time equivalent employees. No employees of Piedmont or Piedmont Bank are covered by a collective bargaining agreement. Piedmont considers its relationship with its employees to be good.

Properties

The main office of Piedmont is located at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092. Piedmont Bank has 16 offices located in communities throughout Georgia in the counties of Cobb, Dekalb, Forsyth, Gwinnett, Hall, Jackson, Paulding and White, Georgia.

Management

Directors. The boards of directors of Piedmont and Piedmont Bank are comprised of the same 10 individuals. The directors of Piedmont serve three year staggered terms, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of Piedmont and Piedmont Bank.

Name	Principal Occupation
W. Ray Barnes	Former Chairman, Westside Bank Board of Directors

C. Lamar Black	Owner, P&B Petroleum, an oil distribution company

E. Ray Black	Owner, Cleveland Drug Company, a retail pharmacy

Robert D. Cheeley	Attorney, Cheeley Law Group, LLC

Paul D. Donaldson	Retired, Former Owner, Donaldson and Associates, a real estate development partnership

John J. Howard	Vice Chairman of the Board of Directors; President and Co-Owner, Howard Brothers, Inc., a retail hardware and outdoor power equipment company

Kelly J. Johnson	Retired, Chief Financial Officer and Secretary, Piedmont Bancorp ,Inc.; Retired, Senior Vice President and Chief Financial Officer of The Piedmont Bank

J. Paul Maggard	Co-Owner Maggard Enterprises and Maggard Investments LLC; commercial real estate investment partnership

T. Michael Tennant	Attorney and Senior Counsel, Alston & Bird LLP, Retired

Monty G. Watson	Chairman and Chief Executive Officer, Piedmont Bancorp, Inc.; Chairman and Chief Executive Officer of The Piedmont Bank

Executive Officers. The following sets forth information regarding the executive officers of Piedmont and Piedmont Bank. The officers of Piedmont and Piedmont Bank serve at the pleasure of their respective board of directors.

Name	Principal Occupation
Monty G. Watson	Chief Executive Officer, Piedmont Bank and Piedmont

Philip F. Resch	Chief Financial Officer, Piedmont Bank and Piedmont

Christopher S. Elsevier	Senior Vice President and Chief Credit Officer, Piedmont Bank

DESCRIPTION OF UNITED BANKSHARES CAPITAL STOCK

General

The authorized capital stock of United Bankshares consists of 200,000,000 shares of common stock, par value $2.50 per share, and 50,000,000 shares of preferred stock, par value of $1.00 per share. United Bankshares has 135,195,943 shares of common stock outstanding and no shares of preferred stock outstanding, each as of June 26, 2024. The outstanding shares are held by approximately 9,096 shareholders of record, as well as 43,920 shareholders in street name as of June 26, 2024. All outstanding shares of United Bankshares common stock are fully paid and nonassessable. The unissued portion of United Bankshares’ authorized common stock (subject to registration approval by the SEC) and the treasury shares are available for issuance as the board of directors of United Bankshares determines advisable.

Common Stock

Voting Rights. United Bankshares has only one class of stock issued and outstanding and all voting rights are vested in the holders of United Bankshares common stock. On all matters subject to a vote of shareholders, the shareholders of United Bankshares will be entitled to one vote for each share of common stock owned. United Bankshares does not have a classified board of directors. Shareholders of United Bankshares have cumulative voting rights with regard to election of directors. At the present time, no senior securities of United Bankshares are outstanding, nor does the board of directors presently contemplate issuing senior securities.

Dividend Rights. The shareholders of United Bankshares are entitled to receive dividends when and as declared by its board of directors. Dividends have been paid quarterly. Dividends were $0.74 for the first six months of 2024, $1.45 per share in 2023, $1.44 per share in 2022 and $1.41 per share in 2021. The payment of dividends is subject to the restrictions set forth in the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve.

Payment of dividends by United Bankshares is dependent upon receipt of dividends from its banking subsidiaries. Payment of dividends by United Bankshares’ state member banking subsidiary is regulated by the West Virginia Business Corporation Act and the limitations imposed by the Federal Reserve and generally, the prior approval of the Federal Reserve is required if the total dividends declared by a state member bank in any calendar year exceeds its net profits, as defined, for that year combined with its retained net profits for the preceding two years. Additionally, prior approval of the Federal Reserve is required when a state member bank has deficit retained earnings but has sufficient current year’s net income, as defined, plus the retained net profits of the two preceding years. The Federal Reserve may prohibit dividends if it deems the payment to be an unsafe or unsound banking practice. The Federal Reserve has issued guidelines for dividend payments by state member banks emphasizing that proper dividend size depends on the bank’s earnings and capital.

Liquidation Rights. Upon any liquidation, dissolution or winding up of its affairs, the holders of United Bankshares common stock are entitled to receive pro rata all of the assets of United Bankshares for distribution to shareholders. There are no redemption or sinking fund provisions applicable to the common stock.

Assessment and Redemption. Shares of United Bankshares common stock presently outstanding are validly issued, fully paid and nonassessable. There is no provision for any voluntary redemption of United Bankshares common stock.

Transfer Agent and Registrar. The transfer agent and registrar for United Bankshares common stock is Computershare.

Preferred Stock

On December 23, 2008, the shareholders of United Bankshares authorized the issuance of preferred stock up to 50,000,000 shares with a par value of $1.00 per share. The authorized preferred stock may be issued by the

United Bankshares board of directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the United Bankshares board of directors. Currently, no shares of preferred stock have been issued.

The authorization of preferred stock will not have an immediate effect on the holders of United Bankshares common stock. The actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock cannot be stated until the United Bankshares board of directors determines the specific rights of any shares of preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of common stock, reducing the market price of common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of the common stock will not have preemptive rights with respect to the preferred stock.

Preemptive Rights

No holder of any share of the capital stock of United Bankshares has any preemptive right to subscribe to an additional issue of its capital stock or to any security convertible into such stock.

Certain Provisions of the Bylaws

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the West Virginia Business Corporation Act, the United Bankshares articles of incorporation contain provisions that indemnify its directors and officers to the fullest extent permitted by West Virginia law. These provisions do not limit or eliminate the rights of United Bankshares or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the United Bankshares articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. United Bankshares has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the United Bankshares articles of incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling United Bankshares pursuant to the foregoing provisions, United Bankshares has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that will be exchanged for shares of United Bankshares common stock upon consummation of the merger will be freely tradable without restriction or registration under the Securities Act.

United Bankshares cannot predict the effect, if any, that future sales of shares of its common stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of United Bankshares common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of United Bankshares shareholders are governed by the West Virginia Business Corporation Act. The rights of Piedmont shareholders are governed by the Georgia Business Corporations Code. The rights of shareholders under both corporations are also governed by their respective articles of incorporation and bylaws. Following the merger, the rights of Piedmont shareholders that receive United Bankshares common stock will be governed by the articles and bylaws of United Bankshares. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Piedmont’s articles of incorporation and bylaws, United Bankshares’ articles of incorporation and bylaws, Georgia law and West Virginia law.

Authorized Capital Stock

United Bankshares 200,000,000 shares of common stock, $2.50 par value per share and 50,000,000 shares of preferred stock, $1.00 par value per share.	Piedmont 50,000,000 shares of common stock, $0.01 par value per share and 1,000,000 shares of preferred stock, no par value per share.

Preemptive Rights

United Bankshares

The United Bankshares articles of incorporation provide that shareholders do not have preemptive rights to purchase, subscribe for, or take any part of any stock, whether unissued or treasury shares, or any part of the notes, debentures, bonds or other securities issued, optioned or sold by United Bankshares.

Piedmont The articles of incorporation of Piedmont do not provide for preemptive rights to subscribe to or purchase any shares of any class of stock of Piedmont.

Size of Board of Directors

United Bankshares

United Bankshares’ bylaws provide that the board of directors shall consist of at least 5 and no more than 35 directors, provided that the number may be increased or decreased from time to time by an amendment to the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The United Bankshares board of directors currently consists of 14 individuals, all of whom are elected annually.

Piedmont

Piedmont’s bylaws provide that the board of directors shall be fixed or changed in such manner as may be determined by the shareholders or the directors then in office. The Piedmont board of directors currently consists of 10 individuals.

Cumulative Voting for Directors

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees, thus permitting holders of less than a majority of the outstanding shares of voting stock to achieve board representation. Where cumulative voting is not permitted, holders of all outstanding shares of voting stock of a corporation elect the entire board of directors of the corporation.

United Bankshares

United Bankshares shareholders are allowed to cumulate their votes in the election of directors. Each share of United Bankshares stock may be voted for as many individuals as there are directors to be elected. Directors are elected by a plurality of the votes cast by the holders entitled to vote at the meeting.

Piedmont

Piedmont shareholders are not allowed to cumulate their votes in the election of directors. Directors are elected at any meeting of shareholders at which a quorum is present if the votes cast for such director exceed the votes cast against such director, provided, however, that directors shall be elected by a plurality of the votes cast by the holders entitled to vote at the meeting if the number of director nominees is greater than the number of directors to be elected.

Classes of Directors

United Bankshares United Bankshares only has one class of directors.	Piedmont Piedmont only has one class of directors.

Qualifications of Directors

United Bankshares United Bankshares has retirement provisions based on age and minimum requirements for stock ownership for outside directors in its Corporate Governance Policy.

Piedmont

The Georgia Business Corporations Code requires that directors be natural persons who are 18 years of age or older. Neither Piedmont’s articles of incorporation nor its bylaws have further qualifications for its directors.

Filling Vacancies on the Board

United Bankshares

United Bankshares’ bylaws provide that each vacancy existing on the board of directors and any directorship to be filled by reason of an increase in the number of directors, unless the articles of incorporation or bylaws provide that a vacancy shall be filled in some other manner, may be filled by the affirmative vote of a majority of the remaining directors at an annual, regular or annual meeting of the board of directors. Any directorship to be filled by the board of directors by reason of a vacancy or an increase in the number of directors may be filled for a term of office continuing only until the next election of directors by the shareholders.

Piedmont

Piedmont’s bylaws provide that any vacancy in the board of directors, including vacancies resulting from any increase in the authorized number of directors may be filled by an affirmative vote of a majority of the directors present at the meeting, and the directors so chosen shall hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Removal of Directors

United Bankshares

Under West Virginia law any member of the board may be removed, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors; provided, however, that a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal.

Piedmont

Piedmont’s bylaws provide that any director may be removed from office, with or without cause, upon the vote of the shareholders holding a majority of the shares entitled to be cast with respect to the election of directors, at a meeting with respect to which notice of such purpose is given.

Notice of Shareholder Proposals and Director Nominations

United Bankshares

Shareholders may make a nomination for director provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President of United Bankshares no later than 10 days from the date the notice on the meeting of shareholders was mailed; however, in the event the notice is mailed less than 13 days prior to the meeting, such nomination or nominations must be received no later than three days prior to any meeting of the shareholders wherein directors are to be elected. United Bankshares’ bylaws do not address shareholder proposals except with regard to the nomination of directors.

Piedmont

Piedmont’s bylaws provide that a special meeting of the shareholders may be called at any time by the President or any holder or holders of at least 25% of the votes entitled to be cast on any issue proposed to be considered at the meeting. Notice of any special meeting of shareholders shall state the time, place, and purpose or purposes for which the special meeting is called.

Anti-Takeover Provisions – Business Combinations

United Bankshares

United Bankshares’ articles of incorporation and bylaws do not contain any anti-takeover provisions. In addition, West Virginia corporate law does not contain statutory provisions concerning restrictions on business combinations.

Piedmont

Piedmont’s articles of incorporation and bylaws do not contain any anti-takeover provisions. Under Georgia law, there are statutory provisions restricting “business combinations” and permitting a 180-day dead-hand poison pill. A poison pill is a device commonly used to protect against a hostile takeover attempt or unwanted stockholder activism, by giving all stockholders other than the unwelcome acquiror, stockholder activist or hostile bidder the right to buy additional stock at a substantial discount. A 180-day dead-hand poison pill prevents newly elected directors from redeeming a poison pill for up to 180 days following such director’s initial election. Neither of the anti-takeover provisions in Georgia law are applicable to the transactions contemplated by the merger.

Shareholder Action Without a Meeting

West Virginia law provides that action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if a written consent which describes the action is signed by all of the shareholders entitled to vote on the matter and is filed with the records of the shareholder meeting.

Georgia law provides that action required or permitted by law to be adopted or taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action or, if so provided in the articles of incorporation, by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents bearing the date of signature and describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

United Bankshares United Bankshares’ articles of incorporation and bylaws are silent as to shareholder action without a meeting. Accordingly, West Virginia law governs.

Piedmont

Piedmont’s bylaws provide that any action to be taken at a meeting of the shareholders, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the holders of all of the shares entitled to vote with respect to the subject matter thereof.

Calling Annual Meetings of Shareholders

United Bankshares

The annual meeting of the shareholders of United Bankshares shall be held on the third Monday in May of each calendar year or on such other date as may be designated in the notice and call of such meeting, at the principal office of United Bankshares, or at such other place either within or without the State of West Virginia as the board of directors shall, from time to time, determine, and the place and the hour at which such meeting shall be held shall be stated in the notice and call of such meeting.

Piedmont

The annual meeting of shareholders for the election of directors and for the transaction of whatever other business may properly come before the meeting, shall be held at such date, time and place, either within or without the State of Georgia, as may be designated from time to time by the board of directors and stated in the notice of the meeting.

Notice of Meetings

United Bankshares

United Bankshares’ bylaws require that the notice of annual and annual meetings be given by mailing to each shareholder a written notice specifying the time and place of such meeting, and, in the case of annual meetings, the business to be transacted. The notice must be mailed to the last addresses of the shareholders as

Piedmont

Notice of any annual or special meeting of Piedmont shareholders must be given in writing, at least 10 days prior to but not more than 50 days prior to the date thereof, to each shareholder unless notice is waived by an instrument in writing executed before or after the meeting.

they respectively appear upon the books of United Bankshares, and in the case of annual meetings, not less than 10 days, and in the case of special meetings, not less than 5 days, before the date of such meeting.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

West Virginia law and Georgia law provide that on matters other than the election of directors and certain extraordinary corporate actions, if a quorum is present, then action on a matter is approved if the votes cast favoring the action exceed the votes cast opposing the action, unless the vote of a greater number is required by law or the articles of incorporation or bylaws. The articles of incorporation or bylaws of United Bankshares and Piedmont do not require a greater number. An abstention is not considered a “vote cast” for purposes of the voting requirements, but a shareholder who abstains in person or by proxy is considered present for purposes of the quorum requirement.

United Bankshares

Under West Virginia law, the United Bankshares articles of incorporation may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law, a consolidation, merger, share exchange or transfer must be approved by the shareholders of the corporation at a meeting at which a quorum exists consisting of at least a majority of the votes entitled to be cast on the matter. The United Bankshares articles of incorporation do not provide for a different number.

Piedmont

Under Georgia law, any amendments to a corporation’s articles of incorporation must be by a majority of the votes entitled to be cast on the amendment by each voting group entitled to vote on the amendment. The articles of incorporation may provide for a greater vote or a vote by separate voting groups.

Piedmont’s articles of incorporation are silent as to voting required for amendments, therefore the majority requirement outlined above is necessary for any amendment to the articles of incorporation.

Under Georgia law, a consolidation, merger, share exchange or transfer must be approved by a majority of all the votes entitled to be cast on the plan by all shares entitled to vote on the plan, voting as a single voting group and a majority of all the votes entitled to be cast by holders of the shares of each voting group entitled to vote separately on the plan as a voting group by the articles of incorporation. The Piedmont articles of incorporation do not provide for a different number.

Amendment of Bylaws

United Bankshares

Under West Virginia law, the United Bankshares bylaws may be amended by the affirmative vote of a majority of all votes of shareholders entitled to be cast on the matter, unless a different number is specified in the articles of incorporation or required by the board of

Piedmont

Piedmont’s bylaws may be amended or repealed, or new bylaws may be adopted, by a vote of a majority of the total number of directors present at any regular or special meeting. Additionally, Piedmont’s bylaws may be amended at any annual or special meeting of the shareholders by a vote of a majority of the shares directors. The United Bankshares articles of incorporation do not specify a different number.

Under West Virginia law and United Bankshares’ bylaws, both the board of directors and shareholders have the power to amend the bylaws.

of Piedmont’s common stock issued, outstanding, and entitled to vote, so represented in person or by proxy at the meeting if there is a quorum, except that under Georgia law, shareholders may not amend (but may repeal) a bylaw adopted by the board of directors regarding a plurality standard for the election of directors.

Dissenters’ or Appraisal Rights

United Bankshares

Under West Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) listed on the New York Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held by 2,000 or more shareholders and the outstanding shares of stock, excluding shares held by affiliates or shareholders holding more than 10% of the outstanding shares, have an aggregate market value of $20 million or more.

Piedmont

Under Georgia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation the stock of which is to be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share if the corporation has the obligation or right to repurchase the fractional shares. However, such rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is traded in an organized market or the company has more than 2,000 shareholders.

Appraisal rights are available to the shareholders of Piedmont in connection with the proposed merger.

Dividends

United Bankshares

A West Virginia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend.

Piedmont

A Georgia corporation generally may pay dividends in cash, property or its own shares except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend. In addition, as is true for Piedmont, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary.

Discharge of Duties; Exculpation and Indemnification

West Virginia law requires that a director of a West Virginia corporation discharge duties as a director in good faith, in a manner reasonably believed to be in the best interest of the corporation and with the care that a person in a like position would reasonably believe appropriate under similar circumstances.

Georgia law requires that a director of a Georgia corporation discharge duties as a director in good faith and with the degree of care an ordinarily prudent person in a like position would exercise under similar circumstances.

United Bankshares

United Bankshares’ articles of incorporation provide that each director or officer of United Bankshares shall be indemnified for costs and expenses arising out of any criminal or civil suit or proceeding against the director or officer by reason of being a director or officer of United Bankshares. However, a director or officer shall not be indemnified if he or she is adjudged in such suit or proceeding to be liable for gross negligence or willful misconduct in performance of a duty owed to the corporation.

Piedmont

Piedmont’s articles of incorporation provide that a director of Piedmont shall not be liable to Piedmont or its shareholders for monetary damages, except for liability resulting from such person having engaged in (a) any appropriation, in violation of such director’s duties, of any business opportunity of Piedmont, (b) acts or omissions which involve intentional misconduct or a knowing violation of law, (c) liabilities of a director imposed by the Georgia Business Corporations Code, or (d) any transaction from which such director received an improper personal benefit. Piedmont’s articles of incorporation provide that the corporation shall (a) indemnify Piedmont’s directors from all liabilities they incur with respect to any proceeding to which they are parties because they are or were directors, regardless of whether the proceeding is brought by or in the right of Piedmont and regardless of whether they shall have been successful, wholly or otherwise, in the defense thereof, or (b) pay for or promptly reimburse any reasonable expenses they incur in the defense of such proceeding. Piedmont shall also pay or reimburse the expenses incurred by its directors in connection with or in preparation for their appearance as witnesses in a proceeding involving or relating to Piedmont at a time when they are not parties, and for all reasonable fees and expenses its directors incur in successfully enforcing their rights to indemnification or advancement, payment or reimbursement of expenses by Piedmont. Piedmont shall further indemnify and advance expenses to its officers, for their conduct in their official capacities, to the same extent as its directors and to the fullest extent permitted by the Georgia Business Corporations Code, except that Piedmont is not obligated, but is authorized, (a) in cases where the proceeding is brought directly by Piedmont (and not brought derivatively in the right of Piedmont) against the officer, in an action authorized by two-thirds of the independent members of the board of directors, to indemnify and advance expenses to officers as to claims based upon alleged acts or omissions constituting gross negligence or bad faith on the part of the officer and to advance expenses to officers in such a proceeding as to claims based upon the officer’s alleged appropriation, in violation of his or her duties, of any business opportunity of Piedmont, intentional misconduct or knowing violation of law, liabilities imposed by the Georgia Business Corporations Code, or any transaction from which the officer received an improper personal benefit, or (b) to advance expenses to an officer in a criminal proceeding brought against the officer for alleged criminal conduct that is alleged to have caused loss to Piedmont unless the expenses in such a criminal proceeding are in fact paid or reimbursed by insurance (after payment of any retention due) on a current basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF

PIEDMONT BANCORP, INC.

The following table sets forth certain information as of June 30, 2024, concerning the number and percentage of shares of Piedmont common stock beneficially owned by (1) each of Piedmont’s directors and named executive officers, (2) Piedmont’s directors and executive officers as a group, and (3) each holder of 5% or more of the outstanding shares of Piedmont common stock. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the individual living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director, or executive officer can vest title in himself or herself at once or at some future time. Except as otherwise indicated, the named person possesses sole voting and sole investment power with respect to all such shares, and none of such shares are pledged as security.

	Number of Shares of Common Stock Beneficially Owned(1)	Percentage of Class Beneficially Owned(2)
Directors and Executive Officers:
W. Ray Barnes(3)	501,641	1.91%
C. Lamar Black(4)	289,308	1.10%
E. Ray Black(5)	223,067	*
Robert D. Cheeley(6)	550,750	2.12%
Paul D. Donaldson(7)	893,290	3.41%
John J. Howard(8)	874,568	3.33%
Kelly J. Johnson(9)	397,579	1.52%
J. Paul Maggard(10)	1,302,414	4.96%
T. Michael Tennant(11)	137,171	*
Monty G. Watson(12)	1,228,807	4.68%
Philip F. Resch	0	*
Christopher S. Elsevier(13)	177,099	*
Current Directors and Executive Officers as a Group (12 persons)	6,580,694	25.09%
Name and Address of holders 5% or more of the outstanding shares Charles P. Stephens, et al(14)	2,205,925	8.41%

*	Percentage of ownership is less than one percent of the outstanding shares of Piedmont common stock.
(1)

In accordance with Rule 13d-v3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of Piedmont common stock if he or she has shares or voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from June 30, 2024. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)

The percentages of beneficial ownership in the following table are calculated in relation to the 25,575,047 shares of Piedmont common stock that were outstanding as of the record date for the Piedmont annual meeting plus exercisable stock warrants.

(3)	Includes 461,949 shares owned individually and 39,692 shares owned by his wife.
(4)	Includes 289,308 shares owned individually.
(5)	Includes 216,905 shares owned individually and 6,162 shares owned by his wife.
(6)	Includes 10,000 shares owned individually, 174,927 shares owned jointly with his wife, 320,170 shares held in his IRA, and 50,653 warrants to purchase shares of Piedmont common stock.

(7)	Includes 846,544 shares owned individually, 17,835 shares held in his IRA, 16,786 shares owned by his wife and 12,125 shares held in his wife’s IRA.
(8)	Includes 734,016 shares owned individually, 76,653 shares held in his IRA and 63,899 shares owned by his wife.
(9)	Includes 175,293 shares owned jointly with her husband and 222,286 shares held in her IRA.
(10)	Includes 786,209 shares owned individually, 9,532 shares owned by his wife, 202,756 shares held in trusts controlled by Mr. Maggard, and 303,917 warrants to purchase shares of Piedmont common stock.
(11)	Includes 137,171 shares owned individually.
(12)

Includes 263,087 shares owned individually, 261,579 shares held in unvested restricted stock with full voting rights, 201,965 shares held in his IRA, 184,886 shares owned jointly with his wife, 127 shares owned by his wife, 4,305 shares held in his wife’s IRA, 8,941 shares owned by his dependent son, and 303,917 warrants to purchase shares of Piedmont common stock.

(13)	Includes 68,776 shares owned individually, 59,916 shares held in unvested restricted stock with full voting rights and 48,407 shares held in his IRA.
(14)

Includes 357,239 shares jointly with his wife, 165,303 shares individually held by wife, 250,607 shares held in multiple entities, 985,591 shares held in a foundation, 128,642 shares held in trusts and 318,543 shares held by other family members.

LEGAL MATTERS

Alston & Bird LLP and Bowles Rice LLP will opine as to the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code. Bowles Rice LLP will opine as to the legality of the common stock of United Bankshares offered by this prospectus and proxy statement.

EXPERTS

The consolidated financial statements of United Bankshares and subsidiaries for the year ended December 31, 2023 appearing in United Bankshares and subsidiaries’ Current Report on Form 8-K, and the effectiveness of United Bankshares and subsidiaries’ internal control over financial reporting as of December 31, 2023 included in United Bankshares and subsidiaries’ Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

United Bankshares filed with the SEC under the Securities Act the registration statement on Form S-4 to register the shares of United Bankshares common stock to be issued to Piedmont shareholders in connection with the merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about United Bankshares and its common stock. The rules and regulations of the SEC allow United Bankshares to omit certain information included in the registration statement from this prospectus and proxy statement. This prospectus and proxy statement is part of the registration statement and is a prospectus of United Bankshares in addition to being Piedmont’s proxy statement for its annual meeting.

United Bankshares (File No. 002-86947)) files reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at http://www.sec.gov where you can access reports, proxy information and registration statements, and other information regarding registrants that file electronically with the SEC. United Bankshares also posts SEC filings on its website. The website address is www.ubsi-inc.com. Information contained on the United Bankshares website or the Piedmont website is not incorporated by reference into this prospectus and proxy statement, and you should not consider information contained in its website as part of this prospectus and proxy statement.

The SEC allows United Bankshares to “incorporate by reference” information into this prospectus and proxy statement. This means that we can disclose important information to you by referring you to another document filed separately by United Bankshares with the SEC. The information incorporated by reference is considered to be a part of this prospectus and proxy statement, except for any information that is superseded by information that is included directly in this prospectus and proxy statement or by information contained in documents filed with or furnished to the SEC after the date of this prospectus and proxy statement.

This prospectus and proxy statement incorporates by reference the documents listed below that United Bankshares has previously filed with the SEC, other than, in each case, documents or information deemed to have been furnished and not filed according to the SEC rules:

• Annual Report on Form 10-K	Year ended December 31, 2023.

• Quarterly Reports on Form 10-Q	Filed on May 10, 2024.

• Proxy Statement on Schedule 14A for the 2024 annual meeting of United Bankshares Shareholders	Filed on April 2, 2024.

• Current Reports on Form 8-K	Filed on May 10, 2024, May 21,2024 and July 2, 2024.

•  The description of United Bankshares common stock set forth in United Bankshares’ registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Filed on May 1, 1984.

United Bankshares also incorporates by reference additional documents that may be filed under Sections 13(a) and 15(d) of the Exchange Act with the SEC between the date of this prospectus and proxy statement and the date of Piedmont’s annual meeting of shareholders or the termination of the merger agreement. These include periodic reports such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You can obtain additional copies of the documents incorporated by reference in this prospectus and proxy statement free of charge by requesting them in writing or by telephone from the following address:

United Bankshares, Inc. 514 Market Street Parkersburg, West Virginia 26102 Attention: Shelli Adams Telephone: (304) 424-8633	Piedmont Bancorp, Inc. 5100 Peachtree Parkway Peachtree Corners, Georgia 30092 Attention: Philip F. Resch Telephone: (770) 246-0011

If you would like to request any documents, please do so by August 20, 2024, in order to receive them before the Piedmont shareholder meeting.

Neither United Bankshares nor Piedmont has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this prospectus and proxy statement or in any of the materials that we have incorporated into this prospectus and proxy statement. United Bankshares or Piedmont take no responsibility for, and provide no assurances as to the reliability of, any other information that others may give you. Information in this prospectus and proxy statement about United Bankshares has been supplied by United Bankshares and information about Piedmont has been supplied by Piedmont. The information contained in this prospectus and proxy statement speaks only as of the date of this prospectus and proxy statement unless the information specifically indicates that another date applies.

The representations, warranties and covenants described in this document and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of United Bankshares and Piedmont, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between United Bankshares and Piedmont rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of United Bankshares, Piedmont or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by United Bankshares or Piedmont. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus and proxy statement and in the documents incorporated by reference into this prospectus and proxy statement. See “Where You Can Find More Information” on page 95.

Appendix A

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of May 9, 2024

by and between

UNITED BANKSHARES, INC.

and

PIEDMONT BANCORP, INC.

A-i

ARTICLE VIII Conditions to Consummation of the Merger		A-46

8.01	Conditions to Each Party’s Obligation to Effect the Merger	A-46
8.02	Conditions to Obligation of Piedmont	A-46
8.03	Conditions to Obligation of United	A-47

ARTICLE IX Termination		A-47

9.01	Termination	A-47
9.02	Effect of Termination and Abandonment	A-49
9.03	Fees and Expenses	A-50

ARTICLE X Miscellaneous		A-50

10.01	Survival	A-50
10.02	Waiver; Amendment	A-50
10.03	Assignment	A-51
10.04	Counterparts	A-51
10.05	Governing Law	A-51
10.06	Expenses	A-51
10.07	Notices	A-51
10.08	Entire Understanding; No Third-Party Beneficiaries	A-52
10.09	Severability	A-52
10.10	Interpretation; Effect	A-52
10.11	Publicity	A-53
10.12	Confidential Supervisory Material	A-53
10.13	Enforcement of this Agreement	A-53

Exhibit A	Bank Merger Agreement and Plan of Merger
Exhibit B	Form of Piedmont Support Agreement

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of May 9, 2024 (this “Agreement”), by and between PIEDMONT BANCORP, INC. (“Piedmont”) and UNITED BANKSHARES, INC. (“United”).

RECITALS

A. Piedmont. Piedmont is a Georgia corporation, having its principal place of business in Peachtree Corners, Georgia.

B. United. United is a West Virginia corporation, having its principal place of business in Charleston, West Virginia.

C. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a “reorganization” under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Board Action. The respective Boards of Directors of each of United and Piedmont have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein.

E. Support Agreements. Each of the directors of Piedmont and Piedmont Bank in office and who owns shares of Piedmont Common Stock as of the date of this Agreement has, concurrently with the execution of this Agreement, entered into a Support Agreement in substantially the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Piedmont or any of its Significant Subsidiaries or any proposal or offer to acquire equity interests representing 24.99% or more of the voting power of, or at least 24.99% of the assets or deposits of, Piedmont or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

“Additional Cash Payment Per Share” has the meaning set forth in Section 9.01(g)(i).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“ALLL” has the meaning set forth in Section 6.03(w).

“Applicable Requirements” has the meaning set forth in Section 6.03(bb)(vi)(A).

“Average Index Price” has the meaning set forth in Section 9.01(g)(ii).

“Average United Closing Price” means the volume-weighted average of the closing sales price on Nasdaq of United Common Stock for the 10 full trading days ending on the second trading day immediately preceding the Effective Date.

“Average United Stock Price” has the meaning set forth in Section 9.01(g)(ii).

“Bank Merger” has the meaning set forth in Section 3.01(a).

“Bank Merger Agreement” means the Bank Merger Agreement and Plan of Merger of Piedmont Bank with and into United Bank, attached as Exhibit A.

“Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“Code” has the meaning set forth in the recitals.

“Community Reinvestment Act” has the meaning set forth in Section 6.03(j)(vi).

“Compensation and Benefit Plans” has the meaning set forth in Section 6.03(m)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(d).

“Consultants” has the meaning set forth in Section 6.03(m)(i).

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Costs” has the meaning set forth in Section 7.08(a).

“Deferred Compensation Plan” has the meaning set forth in Section 6.03(m)(xi).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” has the meaning set forth in Section 9.01(g)(ii).

“Directors” has the meaning set forth in Section 6.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 6.01.

“Dissenting Shares” has the meaning set forth in Section 4.08(a).

“DOL” means the United States Department of Labor.

“Effective Date” has the meaning set forth in Section 2.02.

“Effective Time” has the meaning set forth in Section 2.02.

“Employees” has the meaning set forth in Section 6.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means Computershare Limited.

“Exchange Fund” has the meaning set forth in Section 4.04(a).

“Exchange Ratio” has the meaning set forth in Section 4.01(a).

“Fannie Mae” has the meaning set forth in Section 6.03(bb)(i)(A).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FDIA” has the meaning set forth in Section 6.03(j)(vi).

“Fraud” has the meaning set forth in Section 9.02.

“Freddie Mac” has the meaning set forth in Section 6.03(bb)(i)(A).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GBCA” means the Georgia Business Corporations Act, as amended.

“GCD” means the Georgia Corporations Division of the Georgia Secretary of State.

“GDBF” means the Georgia Department of Banking and Finance.

“Ginnie Mae” has the meaning set forth in Section 6.03(bb)(i)(A).

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Indemnified Party” has the meaning set forth in Section 7.08(a).

“Index” has the meaning set forth in Section 9.01(g)(ii).

“Index Price” has the meaning set forth in Section 9.01(g)(ii).

“Index Ratio” has the meaning set forth in Section 9.01(g)(i).

“Insurance Amount” has the meaning set forth in Section 7.08(c).

“Investment Advisers Act” has the meaning set forth in Section 6.03(aa).

“IRS” has the meaning set forth in Section 6.03(j)(v).

“knowledge” has the meaning set forth in Section 6.02.

“law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person, its assets, liabilities or business, including those promulgated, interpreted or enforced by any Governmental Authority.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to United or Piedmont, any event, change, effect, development, state of facts, condition, circumstances or occurrence that, individually or in the aggregate, (i) is material and adverse to the financial position, results of operations or business of United and its Subsidiaries taken as a whole or Piedmont and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either United or Piedmont to perform its respective obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided that Material Adverse Effect shall not include the impact of (a) changes in tax, banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities, except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (c) changes in economic conditions affecting financial institutions generally, including changes in market interest rates, credit availability and liquidity, and price levels or trading volumes in securities markets except to the extent that such changes have a disproportionate impact on United or Piedmont, as the case may be, relative to the overall effects on the banking industry, (d) any modifications or changes to valuation policies and practices in connection with the Merger in accordance with GAAP, (e) actions and omissions of United or Piedmont taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, (f) any outbreak or escalation of hostilities or war (whether or not declared) or any act of terrorism, any earthquakes, hurricanes, tornados or other natural disasters, or any national or global epidemic, pandemic or disease outbreak, or the material worsening of such conditions threatened or existing as of the date of this Agreement, (g) failure of United or Piedmont to meet any internal financial forecasts or any earnings projections (whether made by United or Piedmont or any other Person, and it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect), (h) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, or (i) the effects of compliance with this Agreement on the operating performance of the parties, including, expenses incurred by the parties in consummating the transactions contemplated by this Agreement.

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 7.07(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 4.01(a).

“Mortgage Loans” has the meaning set forth in Section 6.03(bb)(vi)(E).

“Mortgage Servicing Rights” has the meaning set forth in Section 6.03(bb)(vi)(F).

“Nasdaq” means The NASDAQ Stock Market, Inc.’s Global Select Market.

“Notice Period” has the meaning set forth in Section 7.05(e).

“Notice of Superior Proposal” has the meaning set forth in Section 7.05(e).

“Old Certificates” has the meaning set forth in Section 4.04(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 6.03(m)(ii).

“Permitted Liens” has the meaning set forth in Section 6.03(x).

“Person” means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business or other trust or unincorporated organization.

“Piedmont” has the meaning set forth in the preamble to this Agreement.

“Piedmont Acquired Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(B).

“Piedmont Articles” means the Articles of Incorporation of Piedmont, as amended.

“Piedmont Bank” means The Piedmont Bank, a bank chartered under the laws of the State of Georgia and a wholly owned direct subsidiary of Piedmont.

“Piedmont Board” means the Board of Directors of Piedmont.

“Piedmont Board Recommendation” has the meaning set forth in Section 7.02(b).

“Piedmont Bylaws” means the Bylaws of Piedmont, as amended.

“Piedmont Common Stock” means the common stock, par value $0.01 per share, of Piedmont.

“Piedmont Financial Statements” means (i) the audited consolidated financial statements (including related notes and schedules, if any) of Piedmont for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, and the unaudited financial statement highlights of Piedmont for the quarter ended March 31, 2024 (including related notes and schedules, if any, and subject, to year-end audit adjustments normal in nature and amount), and (ii) each Consolidated Reports of Condition and Income (FFIEC Form 041) of Piedmont Bank (or any successor form of the Federal Financial Institutions Examination Council) with respect to the years ended December 31, 2023, December 31, 2022, and December 31, 2021 and the quarter ended March 31, 2024.

“Piedmont Loans” means any written loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest-bearing assets) to which Piedmont Bank is party as a creditor.

“Piedmont Meeting” has the meaning set forth in Section 7.02(a).

“Piedmont Owned Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(C).

“Piedmont Series A Preferred Stock” has the meaning set forth in Section 6.03(b).

“Piedmont Serviced Mortgage Loan” has the meaning set forth in Section 6.03(bb)(vi)(D).

“Piedmont Stock Award” has the meaning set forth in Section 4.06(c).

“Piedmont Stock Option” has the meaning set forth in Section 4.06(a).

“Piedmont Stock Plan” has the meaning set forth in Section 4.06(a).

“Piedmont Stock Warrant” has the meaning set forth in Section 4.06(b).

“Piedmont Systems” has the meaning set forth in Section 6.03(z)(i).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule or, with respect to United, information set forth in United’s SEC Documents.

“Proxy Statement” has the meaning set forth in Section 7.03(a).

“Recommendation Change” has the meaning set forth in Section 7.05(d).

“Registration Statement” has the meaning set forth in Section 7.03(a).

“Regulatory Authority” and “Regulatory Authorities” each has the meaning set forth in Section 6.03(i)(i).

“Regulatory Communication” has the meaning set forth in Section 7.07(a).

“Requisite Piedmont Vote” has the meaning set forth in Section 6.03(e).

“Rights” means, with respect to any Person, securities, agreements, plans (including any employee stock purchase plans, dividend reinvestment plans or other equity plans) or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SERP” has the meaning set forth in Section 6.03(m)(xi).

“Servicing Agreement” has the meaning set forth in Section 6.03(bb)(vi)(G).

“Starting Date” has the meaning set forth in Section 9.01(g)(ii).

“Starting Price” has the meaning set forth in Section 9.01(g)(ii).

“Subservicer” has the meaning set forth in Section 6.03(bb)(vi)(H).

“Subsidiary” and “Significant Subsidiary”, including the plural versions of such terms, have the meanings ascribed to them in Rule 1-02(x) and Rule 1-02(w), respectively, of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 7.05(b).

“Surviving Entity” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 6.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments in the nature of a tax, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning set forth in Section 9.03(a).

“United” has the meaning set forth in the preamble to this Agreement.

“United Articles” means the Articles of Incorporation, as amended, of United.

“United Bank” means United Bank, a commercial bank chartered under the laws of the Commonwealth of Virginia.

“United Board” means the Board of Directors of United.

“United Book-Entry Shares” has the meaning set forth in Section 4.04(a).

“United Bylaws” means the Bylaws of United, as amended.

“United Common Stock” means the common stock, par value $2.50 per share, of United.

“United Compensation and Benefit Plans” has the meaning set forth in Section 6.04(l)(i).

“United ERISA Affiliate” has the meaning set forth in Section 6.04(l)(ii).

“United ERISA Affiliate Plan” has the meaning set forth in Section 6.04(l)(ii).

“United Pension Plan” has the meaning set forth in Section 6.04(l)(i).

“United Preferred Stock” has the meaning set forth in Section 6.04(b)(i).

“United Ratio” has the meaning set forth in Section 9.01(g)(i).

“United’s SEC Documents” has the meaning set forth in Section 6.04(g)(i).

“United Systems” has the meaning set forth in Section 6.04(p)(i).

“VBFI” means the Virginia Bureau of Financial Institutions.

“VSCA” means the Virginia Stock Corporation Act, as amended.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

“Walton Funding” means Walton Funding LLC, a Florida limited liability company act, of which Piedmont Bank holds a 30% membership interest.

“Willful Breach” has the meaning set forth in Section 9.02.

“WVBCA” means the West Virginia Business Corporation Act, as amended.

“WVSOS” means the Secretary of State of the State of West Virginia.

ARTICLE II

The Merger

2.01 The Merger.

(a) Subject to the terms and conditions hereinafter set forth, at the Effective Time, Piedmont shall merge with and into United (the “Merger”), the separate corporate existence of Piedmont shall cease and United shall survive and continue to exist as a West Virginia corporation (United, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”). United may at any time prior to the Effective Time change the method of effecting the combination with Piedmont (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the tax-free treatment of the Merger to Piedmont’s shareholders as a result of receiving the Merger Consideration, (iii) reasonably be expected to materially impede or delay consummation of the transactions contemplated by this Agreement, or (iv) require submission to or approval of Piedmont’s shareholders after the Merger has been approved by Piedmont’s shareholders; and provided, further, that United shall provide Piedmont with seven days’ prior written notice of such change and the reasons therefor.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Merger shall become effective upon (i) the filing with the GCD and the WVSOS of articles of merger in accordance with Section 14-2-1105 of the GBCA and Section 31D-11-1106 of the WVBCA, and the issuance by each of the GCD and the WVSOS of a certificate of merger relating to the Merger or (ii) effective upon such later date and time as may be set forth in such articles of merger. The Merger shall have the effects prescribed in the GBCA and the WVBCA.

(c) The United Articles and the United Bylaws, each as in effect immediately prior to the Effective Time, shall be the articles of incorporation and the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

2.02 Effective Date and Effective Time. Provided that the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger, the parties shall cause the effective date of the Merger (the “Effective Date”) to occur on a date that is mutually acceptable to the parties, provided, however, that the Effective Date shall occur within 10 days after all of the conditions to the Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied by action taken at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived (to the extent permitted by applicable law) in accordance with the terms hereof, provided, further, that in no event will United be required to close the Merger in the last 25 days of a quarter, and in such event, the Effective Date will be the first business day of the subsequent quarter. The consummation of the Merger may be effected by electronic or other transmission of signature pages, as mutually agreed upon. The time on the Effective Date when the Merger shall become effective is referred to as the “Effective Time.”

2.03 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Each party hereto shall not, and shall not permit any of its respective Subsidiaries to, take any action or fail to take any action that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each party shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by legal counsel. The Surviving Entity shall timely comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each party hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on all applicable Tax Returns, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE III

The Bank Merger

3.01 The Bank Merger.

(a) After the Effective Time, Piedmont Bank, the wholly owned subsidiary of Piedmont, shall merge with and into United Bank, a wholly owned subsidiary of United (the “Bank Merger”), pursuant to the terms and conditions of the Bank Merger Agreement, the separate existence of Piedmont Bank shall cease and United Bank shall survive and continue to exist as a banking corporation chartered under the laws of the Commonwealth of Virginia. United may at any time prior to the Effective Time, change the method of effecting the combination with Piedmont Bank (including, without limitation, the provisions of this Article III) if and to the extent it deems such changes necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of Merger Consideration, (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code to Piedmont’s shareholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Bank Merger shall become effective upon the filing with the GCD and the VSCC articles of merger in accordance with Section 7-1-532 of the GBCA and Section 13.1-720 of the VSCA, and the issuance by the VSCC of a certificate of merger relating to the Bank Merger, or such later date and time as may be set forth in such articles of merger. The Bank Merger shall have the effects prescribed in the GBCA and the VSCA.

3.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the parties shall use reasonable efforts to cause the effective date of the Bank Merger to occur immediately after the Effective Date.

ARTICLE IV

Consideration; Exchange Procedures

4.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a) Merger Consideration. Each issued and outstanding share of Piedmont Common Stock at the Effective Time (other than Dissenting Shares and shares of Piedmont Common Stock held by United and its Subsidiaries, in each case except for shares held by them in a fiduciary capacity or as a result of debts previously contracted) shall be converted into the right to receive, subject to the limitations set forth in this Agreement, 0.300 of a share (the “Exchange Ratio”) of United Common Stock (the “Merger Consideration”).

(b) Outstanding United Stock. Each share of United Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

4.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Piedmont Common Stock shall cease to be, and shall have no rights as, shareholders of Piedmont, other than to receive the Merger Consideration (if so provided in Section 4.01(a)), any cash in lieu of fractional shares of United Common Stock in accordance with this Agreement and any dividend or other distribution with respect to such Piedmont Common Stock with a record date occurring prior to the Effective Time, and the consideration provided under this Article IV. After the Effective Time, there shall be no transfers on the stock transfer books of Piedmont or the Surviving Entity of shares of Piedmont Common Stock.

4.03 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Piedmont Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of United Common Stock (after taking into account all Old Certificates and the Book-Entry Shares delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of United Common Stock multiplied by the volume weighted average price of United Common Stock reported on Nasdaq for the last full trading day immediately preceding the Effective Date. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

4.04 Exchange Procedures.

(a) At or prior to the Effective Time, United shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of certificates formerly representing shares of Piedmont Common Stock (“Old Certificates”) and holders of non- certificated shares of Piedmont Common Stock (“Book-Entry Shares”), for exchange in accordance with this Article IV, (i) non-certificated shares of United Common Stock (collectively, “United Book-Entry Shares”) and (ii) an amount of cash necessary for payments required by Section 4.03 (the “Exchange Fund”). The Exchange Fund will be distributed in accordance with the Exchange Agent’s normal and customary procedures established in connection with merger transactions.

(b) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Old Certificates or Book-Entry Shares a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates or Book-Entry Shares shall pass, only upon delivery of the Old Certificates or Book-Entry Shares to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates or Book-Entry Shares in exchange for United Book-Entry Shares, if any, that the holders of the Old Certificates or Book- Entry Shares are entitled to receive pursuant to Article IV, and any cash in lieu of fractional shares into which the shares of Piedmont Common Stock represented by the Old Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement. Upon proper surrender of an Old Certificate or Book-Entry Shares for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor (i) United Book-Entry Shares representing that number of whole shares of United Common Stock that such holder has the right to receive pursuant to Article IV, if any, and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificates or Book-Entry Shares surrendered pursuant to the provisions of this Article IV, and the Old Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled.

(c) If any Old Certificates or Book-Entry Shares representing Piedmont Common Stock have been lost, mutilated, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificates or Book-Entry Shares to be lost, stolen, mutilated, destroyed or are otherwise missing, and, if requested by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent reasonably directs as indemnity against any claim that may be made against it or United with respect to such Old Certificate or Book- Entry Shares, the Exchange Agent shall issue in exchange for such lost, mutilated, stolen, or destroyed Old Certificate or Book-Entry Shares the Merger Consideration as provided for in this Section 4.04. Neither the Exchange Agent, if any, nor any party hereto shall be liable to any former holder of Piedmont

Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) All shares of United Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by United in respect of the United Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of United Common Stock issuable pursuant to this Agreement. No dividends or other distributions with respect to United Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate or Book-Entry Shares representing shares of Piedmont Common Stock converted in the Merger into the right to receive shares of such United Common Stock until the holder thereof shall be entitled to receive United Book-Entry Shares in exchange therefore in accordance with the procedures set forth in this Section 4.04. After becoming so entitled in accordance with this Section 4.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions by the Exchange Agent, without any interest thereon, which theretofore had become payable with respect to shares of United Common Stock such holder had the right to receive upon surrender of the Old Certificates or Book-Entry Shares.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Piedmont on the business day after the one-year anniversary of the Effective Date shall be paid to United. Any shareholders of Piedmont who have not theretofore complied with this Article IV shall thereafter look only to United for payment of the Merger Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on United Common Stock deliverable in respect of each share of Piedmont Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(f) In the event of a transfer of ownership of a Old Certificate and/or Book-Entry Share representing Piedmont Common Stock that is not registered in the stock transfer records of Piedmont, the proper amount of cash and/or shares of United Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Old Certificate and/or Book-Entry Share so surrendered is registered if the Old Certificate and/or Book-Entry Share formerly representing such Piedmont Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Old Certificate and/or Book-Entry Share or establish to the satisfaction of United or the Exchange Agent that the Tax has been paid or is not applicable.

4.05 Anti-Dilution Provisions. In the event United changes (or establishes a record date for changing) the number of shares of United Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, reverse stock split, stock dividend, reorganization, recapitalization or similar transaction with respect to the outstanding United Common Stock and the record date therefor shall be prior to the Effective Date, or shall establish a record date prior to the Effective Date with respect to any dividend or other distribution in respect of the United Common Stock other than a cash dividend consistent with past practice, the Exchange Ratio shall be proportionately adjusted to provide the holders of Piedmont Common Stock the same economic effect as contemplated by this Agreement prior to such event. Notwithstanding any other provisions of this Section 4.05, no adjustment shall be made in the event of the issuance of additional shares of United Common Stock pursuant to any dividend reinvestment plan or direct investment plan of United or in connection with the issuance of shares as consideration in a transaction where United is the surviving corporation or in connection with any offering of shares where United receives consideration in exchange for the shares so offered.

4.06 Equity-Based Awards.

(a) As of the Effective Time, each option to purchase shares of Piedmont Common Stock (each, a “Piedmont Stock Option”) that is outstanding under the Piedmont Bancorp, Inc. 2009 Stock Option Plan (the “Piedmont Stock Plan”) immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and exercisable and shall be canceled without any action on the part of any holder or beneficiary thereof, in consideration for the right to receive a lump sum cash payment with respect thereto equal to the product of: (i) the excess, if any, of the product of (A) the Average United Closing Price multiplied by (B) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable), over the applicable exercise price of such Piedmont Stock Option; and (ii) the number of shares of Piedmont Common Stock subject to such Piedmont Stock Option, less any required withholding taxes.

(b) As of the Effective Time, each warrant to purchase shares of Piedmont Common Stock (each, a “Piedmont Stock Warrant”) that is outstanding under any Piedmont Stock Plan or individual award agreement immediately prior to the Effective Time, shall, to the extent not vested, become fully vested and exercisable and shall be canceled without any action on the part of any holder or beneficiary thereof, and in consideration therefor, at the election of the holder, will either (i) receive a lump sum cash payment in consideration equal to the product of: (A) the excess, if any, of the product of (1) the Average United Closing Price multiplied by (2) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable), over the applicable exercise price of such Piedmont Stock Warrant; and (B) the number of shares of Piedmont Common Stock subject to such Piedmont Stock Warrant, or (ii) convert into a warrant to purchase shares of United Common Stock, with the number of shares of United Common Stock equal to the product of (A) the total number of shares of Piedmont Common Stock subject to the applicable Piedmont Stock Warrant immediately prior to the Effective Time multiplied by (B) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable, and rounded up or down, if necessary, to the nearest whole share of United Common Stock), and the per-share exercise price under each such Piedmont Stock Warrant shall be adjusted to equal the quotient of (X) the exercise price per share of such Piedmont Stock Warrant at which such Piedmont Stock Warrant was exercisable immediately prior to the Effective Time divided by (Y) the Exchange Ratio (subject to any adjustments as provided in Section 9.01(g), including accounting for any Additional Cash Payment Per Share, as applicable, and rounded up or down to the nearest whole cent), in either event, if necessary less any required withholding taxes. Any election by a holder of a Piedmont Stock Warrant must be made at least five days prior to the Effective Time in accordance with the procedures implemented by United and Piedmont with respect to such election.

(c) At the Effective Time, each restricted stock grant, restricted stock unit grant and any other award in respect of a share of Piedmont Common Stock subject to vesting, repurchase or other lapse restriction under a Piedmont Stock Plan or individual award agreement that is outstanding immediately prior to the Effective Time other than a Piedmont Stock Option or a Piedmont Stock Warrant (each, a “Piedmont Stock Award”) shall become fully vested, be cancelled and converted automatically into the right to receive the Merger Consideration (with any fractional share being entitled to receive cash in lieu thereof as provided in Section 4.03) in respect of each share of Piedmont Common Stock underlying such Piedmont Stock Award. United shall issue the consideration described in this Section 4.06(c) less applicable tax withholdings within five business days following the Effective Date.

(d) Prior to the Effective Time, Piedmont shall provide such notice, if any, to the extent required under the terms of the applicable Piedmont Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Piedmont Stock Plan or any outstanding awards, and take all other appropriate actions to: (i) give effect to the transactions contemplated herein; (ii) terminate the Piedmont Stock Plan as of the Effective Time; and (iii) ensure that after the Effective Time, neither any holder of Piedmont Stock Awards, any beneficiary thereof, nor any other participant in any Piedmont Stock Plan shall have any right thereunder to acquire any securities of Piedmont or to receive any payment or benefit with respect to any award previously granted under the Piedmont Stock Plan, except as provided in this Section 4.06. As of the Effective Time, the Piedmont Stock Plan shall be terminated and no further awards or other rights shall be granted thereunder.

(e) All payments pursuant to this Section 4.06 shall be made at or as soon as practicable following the Effective Time, in accordance with Piedmont’s ordinary payroll practices and shall be subject to any applicable withholding (other than those contemplated in subsection (b)); provided, however, that to the extent any payments cannot be paid during such period without causing the recipient to incur a penalty tax under Section 409A of the Code, then such payment shall be distributed in accordance with Section 409A of the Code and applicable guidance thereunder. In connection with the consummation of the Merger, United shall make available to Piedmont cash in an amount necessary to fulfill the obligations set forth in this Section 4.06.

(f) Notwithstanding any provision contained herein to the contrary, each of Piedmont and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code or any other applicable state, local, or foreign tax law. To the extent that such amounts are withheld, they shall be remitted by Piedmont or the Surviving Entity to the appropriate governmental entity and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(g) United and Piedmont agree to adopt any resolutions and take all steps necessary (including obtaining any participant consents or providing any required or advisable notices to any participant) to effect the provisions of this Section 4.06.

4.07 Withholding Rights. United or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided, that if United determines that an amount is required to be deducted and withheld with respect to any amounts payable to the shareholders of Piedmont (other than any withholding resulting from any compensatory payments pursuant to Section 4.06), United shall provide Piedmont with reasonable advance written notice of its intent to deduct and withhold and shall use commercially reasonable efforts to cooperate with Piedmont to reduce or eliminate such deduction or withholding. To the extent that such amounts are so withheld and remitted to the appropriate Governmental Authority by or on behalf of United or the Exchange Agent, as the case may be, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by United or the Exchange Agent, as the case may be.

4.08 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Piedmont Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Dissenting Shares pursuant to, and who complies in all respects with, the provisions of Article 13 of the GBCA shall not be converted into or be exchangeable for the right to receive any of the consideration as specified in this Article IV (the “Dissenting Shares”), but instead such shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of the GBCA. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each shareholder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the applicable provisions of the GBCA and this Section 4.08. Notwithstanding the foregoing, if any such shareholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the applicable provisions of the GBCA, or a court of competent jurisdiction shall determine that such shareholder is not entitled to the relief provided by the applicable provisions of the GBCA, then the right of such shareholder to be paid the fair value of such shareholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 4.01.

(b) Piedmont shall give United (i) prompt written notice of any demands for appraisal of any shares of Piedmont Common Stock and any withdrawals of such demands, and (ii) the opportunity to participate in negotiations and proceedings with respect to such demands. Piedmont shall not, except with the prior written consent of United, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE V

Actions Pending the Effective Time

5.01 Forbearances of Piedmont. From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or Previously Disclosed, required by law or with the prior written consent of United (which consent shall not be unreasonably withheld, delayed or conditioned), Piedmont will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Other than as set forth in Section 5.01(a) of Piedmont’s Disclosure Schedule, conduct the business of Piedmont and its Subsidiaries other than in the ordinary course, fail to use commercially reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, make any capital expenditure in excess of $500,000 in the aggregate (provided that United shall grant or deny its consent to emergency repairs or replacements to prevent substantial deterioration of the condition of a property within two business days of its receipt of a written request from Piedmont) or take any action reasonably likely to have an adverse effect upon Piedmont’s ability to perform any of its material obligations under this Agreement.

(b) Capital Stock. Other than pursuant to Rights set forth in Section 5.01(b) of Piedmont’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Piedmont Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Piedmont Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; provided that none of the foregoing shall restrict Piedmont from making equity compensation awards and issuing shares of Piedmont Common Stock, rights, employee or director stock options, or similar equity compensation awards under the Piedmont Stock Plan in the ordinary course of business consistent with past practice; and provided, further, that any such awards will not exceed the amounts set forth on Section 5.01(b) of Piedmont’s Disclosure Schedule.

(c) Dividends, Etc. Subject to the terms of Section 7.14, (i) make, declare, pay or set aside for payment any dividend (other than quarterly cash dividends at a rate not to exceed $0.06 per share on Piedmont Common Stock and dividends from wholly-owned Subsidiaries to Piedmont or another wholly-owned Subsidiary of Piedmont) on or in respect of, or declare or make any distribution on any shares of Piedmont Common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided that none of the foregoing shall restrict Piedmont from acquiring shares of its capital stock pursuant to the surrender of any such shares in payment of an exercise price or in satisfaction of a Tax withholding obligation, or pursuant to similar transactions, in connection with (x) the exercise of Piedmont Stock Options, Piedmont Stock Warrants and other Rights Previously Disclosed, and (y) vesting of Piedmont Stock Awards.

(d) Compensation; Employment Agreements; Etc. (i) Enter into, amend or renew any employment, change in control employment or similar agreement, consulting, compensation, bonus, severance or similar agreements or arrangements with any Employee, Consultant or Director, or (ii) increase the compensation or benefits payable to any Employee, Consultant or Director, other than annual individual salary or wage increases and the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice; in each case, except as set forth on Section 5.01(d) of Piedmont’s Disclosure Schedule.

(e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) as set forth in Section 5.01(e) of Piedmont’s Disclosure Schedule or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any Compensation and Benefit Plan; grant any new awards, or amend or modify the terms of any outstanding awards, under any Compensation and Benefit Plan; or take any action to accelerate the vesting or exercisability or lapse of restrictions or payment, or fund or in any other way secure the payment, of any award or other compensation or benefits payable under any Compensation and Benefit Plan.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole.

(g) Acquisitions. Except in the ordinary course of its business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any substantial portion of, the assets, business, deposits or properties of any other entity, except for purchases specifically approved by United pursuant to any other applicable paragraph of this Section 5.01.

(h) Governing Documents. Amend the Piedmont Articles, Piedmont Bylaws or the articles of incorporation or bylaws (or similar governing documents) of any of Piedmont’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or its Regulatory Authorities.

(j) Contracts. Enter into or terminate any material contract (as defined in Section 6.03(k)) or amend or modify any of its existing material contracts in a manner that is material to Piedmont and its Subsidiaries taken as a whole.

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding that does not involve precedent for other material claims, actions or proceedings and that involve solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Piedmont and its Subsidiaries, taken as a whole.

(l) Adverse Actions. (i) Take any action or fail to take any action, which action or inaction would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(m) Risk Management. Except as required by applicable law or regulation, or by formal or informal agreements entered into with Regulatory Authorities, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to materially follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

(n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

(o) Subsidiaries. Organize or approve the organization of any Subsidiaries.

(p) Commitments. Agree or commit to do any of the foregoing.

5.02 Forbearances of United. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Previously Disclosed, required by law or with the prior written consent of

Piedmont (which consent shall not be unreasonably withheld, delayed or conditioned), United will not, and will cause each of its Subsidiaries not to:

(a) Dividends. Make, declare, pay or set aside for payment any extraordinary dividend, other than in connection with the United Stock Repurchase Program; provided that the foregoing restriction shall not restrict United from making, declaring or paying any regular quarterly cash dividends, as may be increased from time to time in United’s sole discretion, and dividends from wholly-owned Subsidiaries to United or another wholly-owned Subsidiary of United (which, for the avoidance of doubt, will continue to be paid).

(b) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (1) any of the conditions to the Merger set forth in Article VIII not being satisfied or (2) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation.

(c) Governing Documents. Amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the holders of Piedmont Common Stock relative to the other holders of United Common Stock.

(d) Commitments. Agree or commit to do any of the foregoing.

ARTICLE VI

Representations and Warranties

6.01 Disclosure Schedules. On or prior to the date hereof, United has delivered to Piedmont a schedule and Piedmont has delivered to United a schedule (respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 6.03 or 6.04 or to one or more of its covenants contained in Article V; provided that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard set forth in Section 6.02, (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the party making the representation, and (c) any disclosures made with respect to a section of Article VI shall be deemed to qualify (1) any other section of Article VI specifically referenced or cross-referenced and (2) other sections of Article VI to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections. All of Piedmont’s and United’s representations, warranties and covenants contained in this Agreement are qualified by reference to its respective Disclosure Schedule and none thereof shall be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of the other party.

6.02 Standard. No representation or warranty of Piedmont or United contained in Section 6.03 or 6.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 6.03 or 6.04 has had or is reasonably likely to have a Material Adverse Effect on the party making the representation (except for the representations and warranties of Piedmont set forth in Sections 6.03(b), 6.03(c)(i) and 6.03(c)(ii) with respect to Piedmont Bank, 6.03(d), 6.03(e), 6.03(g)(v) and 6.03(l) and for the representations and warranties of United set forth in Sections 6.04(b), 6.04(d), 6.04(e) and

6.04(g)(vi), all of which will not be so qualified; provided, however, that with respect to Sections 6.03(b) and 6.04(b), de minimis inaccuracies are permitted). For purposes of this Agreement, (A) “knowledge” shall mean (i) with respect to United, actual knowledge of Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., Ross Draber, Douglas Ernest, W. Mark Tatterson, and Darren Williams, and (ii) with respect to Piedmont, actual knowledge of Monty G. Watson, Phil Resch, and Chris Elsevier, (B) solely for the purposes of Section 6.03, “Subsidiary” and “Significant Subsidiary” shall include Walton Funding, and (C) all representations and warranties regarding Walton Funding contained in Section 6.03 (including as a Subsidiary of Piedmont) will be qualified and subject to the actual knowledge of Piedmont.

6.03 Representations and Warranties of Piedmont. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, Piedmont hereby represents and warrants to United:

(a) Organization and Standing. Piedmont is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. Piedmont is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of Piedmont consists of (A) 50,000,000 shares of Piedmont Common Stock, of which as of May 9, 2024, 25,573,047 shares are outstanding, and (B) 1,000,000 shares of preferred stock, of which 10,000 shares have been designated as Series A Preferred Stock (“Piedmont Series A Preferred Stock”). No shares of preferred stock of Piedmont are outstanding as of the date hereof.

(ii) As of the date hereof, except pursuant to the terms of options, warrants and stock issued pursuant to the Piedmont Stock Plan, Piedmont does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Piedmont Common Stock, Piedmont Series A Preferred Stock or any other equity securities of Piedmont or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Piedmont Common Stock, Piedmont Series A Preferred Stock or other equity securities of Piedmont or any of its Subsidiaries.

(iii) As of the date hereof, Piedmont has (A) 23,300 shares of Piedmont Common Stock that are issuable and reserved for issuance upon the exercise of Piedmont Stock Options, (B) 658,487 shares of Piedmont Common Stock that are issuable and reserved for issuance upon the exercise of the Piedmont Stock Warrants, (C) 282,000 outstanding RSUs, and (D) 675,863 shares of Piedmont Common Stock that are subject to unvested Piedmont Stock Awards. The outstanding shares of Piedmont Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(c) Subsidiaries.

(i) Section 6.03(c)(i) of Piedmont’s Disclosure Schedule lists all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary. Except as set forth on Section 6.03(c)(i) of Piedmont’s Disclosure Schedule, (A) Piedmont owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by Piedmont or its Subsidiaries are fully paid and nonassessable and are owned by Piedmont or its Subsidiaries free and clear of any Liens.

(ii) Section 6.03(c)(ii) of Piedmont’s Disclosure Schedule lists all equity securities, or similar interests of any Person or any interest in a partnership or joint venture of any kind, other than its Subsidiaries, that it beneficially owns, directly or indirectly, as of the date hereof.

(iii) Each of Piedmont’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. Each of Piedmont and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Piedmont has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject to receipt of required regulatory approvals as set forth in Section 6.03(f)(i) and approvals by the shareholders of Piedmont, to consummate the transactions contemplated hereby.

(e) Corporate Authority. Subject to receipt of the requisite approval of this Agreement by the holders of a majority of all of the shares of Piedmont Common Stock entitled to be cast on the Agreement at the Piedmont Meeting at which a quorum is established (which is the only vote of Piedmont shareholders required thereon) (the “Requisite Piedmont Vote”), the execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Piedmont and the Piedmont Board. Assuming due authorization, execution and delivery by United, this Agreement is a valid and legally binding obligation of Piedmont, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Consents and Approvals; No Defaults.

(i) Except as set forth on Section 6.03(f)(i) of Piedmont’s Disclosure Schedule, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Piedmont or any of its Subsidiaries in connection with the execution, delivery or performance by Piedmont of this Agreement or to consummate the Merger except for (A) filings of applications or notices with federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the GDBF, the Federal Deposit Insurance Corporation and the Federal Reserve Board, (B) the filing of articles of merger with the GCD pursuant to the GBCA, with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA, and the issuance of certificates of merger in connection with the Merger and the Bank Merger, and (C) the filing of the Proxy Statement with the SEC. As of the date hereof, Piedmont has no knowledge of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to receipt of the regulatory approvals or consents referred to in the preceding paragraph, and expiration of related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any agreement, indenture or instrument of Piedmont or any of its Subsidiaries or to which Piedmont or any of its Subsidiaries or any such entity’s properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Piedmont Articles or the Piedmont Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports; Absence of Certain Changes or Events.

(i) Piedmont has made available to United the Piedmont Financial Statements. The Piedmont Financial Statements (A) are true, accurate and complete in all respects, (B) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (C) fairly present in all respects the financial condition of Piedmont as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of Piedmont for the respective periods set forth therein, subject in the case of the interim financial statements to year-end adjustments.

(ii) Piedmont has in place sufficient systems and processes that are customary for a community bank of the size of Piedmont Bank and that are reasonably designed to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Since December 31, 2020, neither Piedmont nor, to Piedmont’s knowledge, any director, officer, auditor, accountant or representative of Piedmont has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the adequacy of such systems and processes, the accuracy or integrity of Piedmont Financial Statements or the accounting or auditing practices, procedures, methodologies or methods of Piedmont or its internal accounting controls, including any complaint, allegation, assertion or claim that Piedmont has engaged in questionable accounting or auditing practices. No attorney representing Piedmont, whether or not employed by Piedmont, has reported evidence of a violation of the Securities Act or other applicable securities laws, breach of fiduciary duty or similar violation by Piedmont or any of its officers, directors, employees or agents to the Piedmont Board or any committee thereof or any of Piedmont’s directors or officers. To Piedmont’s knowledge, there has been no instance of fraud by Piedmont, whether or not material, that occurred during any period covered by the Piedmont Financial Statements.

(iii) During the periods covered by the Piedmont Financial Statements, Piedmont’s external auditor was independent of Piedmont and its management. As of the date hereof, Piedmont’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with Piedmont on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(iv) Since December 31, 2023, Piedmont and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice or for legal, accounting, and financial advisory fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(v) Since December 31, 2023, (A) Piedmont and its Subsidiaries have conducted their respective businesses in the ordinary course (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 6.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Piedmont.

(h) Litigation. Except as set forth on Section 6.03(h) of Piedmont’s Disclosure Schedule, no litigation, claim or other proceeding before any Governmental Authority is pending against Piedmont or any of its Subsidiaries and, to Piedmont’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither Piedmont or any of its Subsidiaries nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the GDBF, the Federal Reserve Board and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”, and each individually, a “Regulatory Authority”).

(ii) Neither Piedmont nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) Piedmont is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended.

(iv) Since December 31, 2020, Piedmont Bank has duly filed with the Federal Deposit Insurance Corporation and the GDBF and any other applicable Governmental Authority, as the case may be, all material reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable Law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

(v) Piedmont Bank is “well-capitalized” (as that term is defined in applicable laws).

(j) Compliance with Laws.

(i) Each of Piedmont and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each offering or sale of securities by Piedmont (A) was duly registered and made pursuant to an effective registration statement under the Securities Act or was made pursuant to a valid exemption from registration under the Securities Act, (B) complied with the applicable requirements of the Securities Act, the Securities Exchange Act and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker dealer registration requirements, and (C) was made pursuant to offering documents that did not, at the time of the offering, contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary in order to make the statements in such documents not misleading.

(iii) Each of Piedmont and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Piedmont’s knowledge, no suspension or cancellation of any of them is threatened.

(iv) Neither Piedmont nor any of its Subsidiaries has received, since December 31, 2020, any notification or communication from any Governmental Authority (A) asserting that Piedmont or any of its Subsidiaries is materially in non-compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Piedmont’s knowledge, do any grounds for any of the foregoing exist).

(v) Since January 1, 2021, Piedmont is in compliance in all material respects with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy. Each of Piedmont and Piedmont Bank has, in all material respects, valid rights to use and transfer to United and United Bank all individually identifiable personal information of an identifiable or identified natural person relating to customers, former customers and prospective customers that will be transferred to United and United Bank pursuant to this Agreement.

(vi) Neither Piedmont nor any of its directors, officers or employees, nor, to the knowledge of Piedmont, any agent or other Person acting on behalf of Piedmont is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2020, Piedmont Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service (“IRS”), and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vii) Piedmont Bank is an “insured depositary institution” as defined in the Federal Deposit Insurance Act (“FDIA”) and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act of 1977 (the “Community Reinvestment Act”) and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “satisfactory” in its most recently completed exam, and Piedmont has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Piedmont Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement and as listed on Section 6.03(k) of Piedmont’s Disclosure Schedule, neither Piedmont, its Subsidiaries, nor any of its or their assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by Piedmont or the guarantee by Piedmont of any such obligation (other than those entered into in the ordinary course of business or Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, endorsements made for collection, and trade payables) in excess of $10,000,000, (iii) any Contract that prohibits or restricts Piedmont (and/or, following consummation of the transactions contemplated by this Agreement, United) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the purchase or sale of any goods or services by Piedmont (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $200,000 or involving Piedmont Loans, borrowings or guarantees originated or purchased by Piedmont in the ordinary course of business and consistent with past practice), (v) any Contract that obligates Piedmont to conduct business with any third party on an exclusive or preferential basis, (vi) any Contract that requires referrals of business or requires Piedmont to make available investment opportunities to any Person on a priority or exclusive basis, (vii) any Contract that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Piedmont, (viii) any Contract that limits the payment of dividends by Piedmont, (ix) any Contract pursuant to which Piedmont has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity, (x) any Contract that relates to intellectual property of Piedmont (including permitting the use of the name Piedmont Bank or any variant thereof) or (xi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a SEC report filed by Piedmont with the SEC as of the date of this Agreement if Piedmont were required to file or voluntarily filed such SEC reports. Neither Piedmont nor any of its Subsidiaries is in default under any Contract to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers. No action has been taken by Piedmont that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding Previously Disclosed fees on Section 6.03(l) of Piedmont’s Disclosure Schedule to be paid to Piper Sandler & Co. and Burke Stelling Group, LLC.

(m) Employee Benefit Plans.

(i) On Section 6.03(m)(i) of Piedmont’s Disclosure Schedule, Piedmont has set forth a complete and accurate list of all existing bonus, incentive, deferred compensation, performance driven retirement agreement, independent contractor or other consulting agreement, pension, retirement (including but not limited to any frozen or terminated retirement or pension plan), SERP, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock, restricted stock unit, phantom stock, stock option, severance, welfare and fringe benefit plans including but not limited to vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, flexible spending account, workers’ compensation or other insurance, survivor life insurance, split dollar or other life insurance benefit plan, employment, change in control employment or other agreement or severance agreements and all similar practices, policies and arrangements in which any current or former employee (the “Employees”), current or former consultant or other independent contractor service provider (the “Consultants”) or current or former director (the “Directors”) of Piedmont or any of its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party or with respect to which Piedmont or any of its Subsidiaries has any liability (the “Compensation and Benefit Plans”). Except as required by the terms of this Agreement or as Previously Disclosed on Section 6.03(m)(i) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.

(ii) Each Compensation and Benefit Plan has been operated and administered in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder. Each Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or has applied for a favorable determination letter in compliance with the Code (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and Piedmont is not aware of any circumstances that could adversely affect such qualification or that are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of Piedmont, threatened legal action, suit or claim relating to the Compensation and Benefit Plans other than routine claims for benefits. Neither Piedmont nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Piedmont or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(iii) Except as set forth on Section 6.03(m)(iii) of Piedmont’s Disclosure Schedule, no Compensation and Benefit Plans currently maintained, or maintained or contributed to by Piedmont or any of its Subsidiaries or any entity (an “ERISA Affiliate”) that is considered one employer with Piedmont under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a) is a “defined benefit plan” within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA or which is or was subject to Title IV of

ERISA (b) is or was a multiemployer plan as defined under Subtitle E of Title IV of ERISA, (c) is or was a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA, or (d) is or was a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9). To the knowledge of Piedmont, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. No liability under Title IV of ERISA has been or is expected to be incurred by Piedmont or any Piedmont Subsidiary with respect to any applicable Compensation and Benefit Plan. There has been no “reportable event,” within the meaning of ERISA Section 4043. Except as listed on Section 6.03(m)(iii) of Piedmont’s Disclosure Schedule, each Compensation and Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor.

(iv) All contributions, payments or premiums required to be made under the terms of any Compensation and Benefit Plan or any employee benefit arrangements under any collective bargaining agreement to which Piedmont or any of its Subsidiaries is a party have been timely made and all benefits accrued under any unfunded Compensation and Benefit Plan have been paid, accrued or otherwise adequately reserved and reflected on Piedmont’s financial statements in accordance with GAAP, and each of Piedmont and its Subsidiaries have performed all material obligations required to be performed under all Compensation and Benefit Plans with respect to which Piedmont or its Subsidiaries or any ERISA Affiliate has an obligation to contribute. None of Piedmont, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

(v) Except as listed on Section 6.03(m)(v) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance or retiree death or other benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and there has been no communication to Employees by Piedmont or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or retiree death or other benefits on a permanent basis.

(vi) Piedmont and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign Employees.

(vii) With respect to each Compensation and Benefit Plan, if applicable, Piedmont has provided or made available to United, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for minimum payments); (G) most recent determination or opinion letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

(viii) Except as set forth on Section 6.03(m)(viii) of Piedmont’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan other than the Piedmont Stock Plan and except as otherwise provided for in this Agreement (C) result in any material increase in benefits payable under any Compensation and Benefit Plan, (D) result in any obligation to fund any benefit under any Compensation or Benefit Plan, or (E) result in the triggering or imposition of any restrictions or limitations on the right of Piedmont or any of its Subsidiaries to amend or terminate any Compensation and Benefit Plan. Piedmont and its Subsidiaries may,

subject to the limitations imposed by applicable law and the terms of the applicable Compensation and Benefit Plan, without the consent of any employee, beneficiary, or other Person, prospectively terminate, modify, or amend any such Compensation and Benefit Plan effective as of any date on or after the date of this Agreement.

(ix) Except as set forth on Section 6.03(m)(ix) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

(x) Except as set forth on Section 6.03(m)(x) of Piedmont’s Disclosure Schedule, as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither United nor Piedmont, or any of their respective Subsidiaries will be obligated to make a payment to an Employee of Piedmont or any of its Subsidiaries that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Except as set forth on Section 6.03(m)(x) of Piedmont’s Disclosure Schedule, neither Piedmont nor any of its Subsidiaries has any obligation to pay any gross-up or reimbursement of taxes under Section 4999 of the Code, or otherwise, with respect to this or any prior transaction.

(xi) Except as set forth on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule, as of the Effective Date, there are no supplemental employment retirement plans (each, a “SERP”) or non-qualified deferred compensation plans (“Deferred Compensation Plans”) between Piedmont and any of its employees that have assets through a grantor trust or trusts of which Piedmont is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code that are subject to claims of creditors, and except as set forth on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule, no such grantor trusts are required to be established on or after the Effective Time by the successor to Piedmont or any of its subsidiaries as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), and each Deferred Compensation Plan that is a SERP or non-qualified deferred compensation plan of Piedmont is listed on Section 6.03(m)(xi) of Piedmont’s Disclosure Schedule.

(xii) Neither Piedmont nor any of its Subsidiaries has made any agreement, taken any action, or omitted to take any action, with respect to or as part of any Compensation and Benefit Plan that is an operational failure under Section 409A of the Code or that would reasonably be expected to subject Piedmont or any of its Subsidiaries to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to Piedmont or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider, as defined under Section 409A of the Code, respecting any such tax, interest or penalty under Section 409A of the Code, and if any correction procedure authorized under any IRS guidance with respect to Section 409A is necessary or available on or before the Effective Time to prevent any such Section 409A document or operational failure, Piedmont agrees to so correct prior to the Effective Time. As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), neither Piedmont nor any of its Subsidiaries will be obligated to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider (as defined under Section 409A of the Code) to Piedmont or any of its Subsidiaries under Section 409A of the Code or to pay any reimbursement or other payment to any service provider (as defined under Section 409A of the Code) respecting any such Tax, interest or penalty under Section 409A of the Code and no provision of any of the Compensation and Benefit Plans, or any actions taken or omitted thereunder, violate Section 409A of the Code.

(n) Labor Matters. Neither Piedmont nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Piedmont or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Piedmont or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Piedmont’s knowledge, threatened, nor to Piedmont’s knowledge is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Piedmont is in compliance with all applicable laws governing the employment of labor and the withholding of taxes, including all laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or Social Security taxes and similar taxes. Piedmont has disclosed to United a list that separately sets forth all of the Piedmont’s employees as of April 18, 2024, including for each such employee: name, job title, work location, current compensation paid or payable and variable compensation paid in the immediately prior year.

(o) Takeover Laws. Piedmont has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to Piedmont, including Article 11 of the GBCA (collectively, “Takeover Laws”).

(p) Environmental Matters. To Piedmont’s knowledge, neither the conduct nor operation of Piedmont or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Piedmont’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Piedmont’s knowledge, neither Piedmont nor any of its Subsidiaries has received any notice from any person or entity that Piedmont or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

(q) Tax Matters.

(i) All Tax Returns that are required to be filed by or with respect to Piedmont and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Piedmont’s consolidated financial statements as of December 31, 2023. All assessments for Taxes of Piedmont or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon Piedmont or any of its Subsidiaries. Neither Piedmont nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither Piedmont nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2023 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Piedmont as of December 31, 2023. As of the date hereof, neither Piedmont nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(ii) Piedmont is not and has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) of the Code.

(r) Risk Management Instruments. To Piedmont’s knowledge, all Derivative Transactions whether entered into for the account of Piedmont or Piedmont Bank or by Piedmont or Piedmont Bank for the account of a customer of Piedmont or Piedmont Bank (i) were entered into by Piedmont or Piedmont Bank in the ordinary course of business and in accordance with prudent banking practice and in all material respects with all applicable rules, regulations and policies of all applicable Governmental Authorities, (ii) are legal, valid and binding obligations of Piedmont or Piedmont Bank, and (iii) are in full force and effect and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Piedmont and Piedmont Bank have duly performed their obligations thereunder to the extent that such obligations to perform have accrued. To the knowledge of Piedmont, there are no material breaches, violations or defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions. The financial position of Piedmont on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of Piedmont in accordance with GAAP.

(s) Books and Records. The books and records of Piedmont and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein.

(t) Insurance. Section 6.03(t) of Piedmont’s Disclosure Schedule lists all of the insurance policies, binders, or bonds maintained by Piedmont or its Subsidiaries. Piedmont and its Subsidiaries are insured with insurers believed to be reputable against such risks and in such amounts as the management of Piedmont reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Piedmont and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Opinion of Financial Advisor. The board of directors of Piedmont has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Burke Stelling Group, LLC, to the effect that, as of the date of such opinion, and based upon and subject to factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Piedmont Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(v) Loan Matters.

(i) Each Piedmont Loan currently outstanding (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent secured, has been secured by valid liens that have been perfected and (C) to the knowledge of Piedmont, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). The notes or other credit or security documents with respect to each such outstanding Piedmont Loan were executed and delivered in compliance in all respects with all applicable laws at the time of origination or purchase by Piedmont Bank and are complete and correct in all respects.

(ii) Each outstanding Piedmont Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Piedmont Loan files are being maintained, in all respects in accordance with the relevant notes or other credit or security documents, Piedmont’s written underwriting standards and with all applicable requirements of applicable laws.

(iii) None of the contracts pursuant to which Piedmont or Piedmont Bank has sold Piedmont Loans or pools of Piedmont Loans or participations in Piedmont Loans or pools of Piedmont Loans contains any obligation to repurchase such Piedmont Loans or interests therein solely on account of a payment default by the obligor on any such Piedmont Loan.

(iv) (A) Section 6.03(v)(iv) of Piedmont’s Disclosure Schedule sets forth a list of all Piedmont Loans as of the date hereof by Piedmont or Piedmont Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Piedmont, and (B) there are no employee, officer, director or other affiliate Piedmont Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.

(w) Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) reflected in Piedmont’s most recent financial statements was in compliance with Piedmont’s existing methodology for determining the adequacy of its ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP.

(x) Assets. Piedmont or its Subsidiaries has good and marketable title to those assets reflected in Piedmont’s most recent financial statements as being owned by Piedmont or acquired after the date thereof (except assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all liens, except (i) statutory liens securing payments not yet due, (ii) liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) mechanics’, workmens’, repairmens’, warehousemens’, carriers’, or similar liens arising in the ordinary course of business, (v) any liens imposed by applicable law, and (vi) such imperfections or irregularities of title or liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Liens”). Piedmont is the lessee of all leasehold estates reflected in Piedmont’s most recent financial statements, free and clear of all liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Piedmont, the lessor. There are no pending or, to the knowledge of Piedmont, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by Piedmont. Piedmont owns or leases all properties as are necessary to its operations now conducted.

(y) Investment Securities.

(i) Each of Piedmont and Piedmont Bank has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Piedmont’s financial statements and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Piedmont or Piedmont Bank. Such securities are valued on the books of Piedmont in accordance with GAAP in all material respects.

(ii) Each of Piedmont and Piedmont Bank employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Piedmont believes are prudent and reasonable in the context of their respective businesses, and each of Piedmont and Piedmont Bank has, since December 31, 2020, been in compliance with such policies, practices and procedures in all material respects.

(z) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by Piedmont and Piedmont Bank, including all software, hardware, networks, communications facilities,

platforms and related systems and services (collectively, the “Piedmont Systems”), are reasonably sufficient for the conduct of the respective businesses of Piedmont and Piedmont Bank as currently conducted and (ii) the Piedmont Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Piedmont and Piedmont Bank as currently conducted. To the knowledge of Piedmont, since December 31, 2020, no third party has gained unauthorized access to any Piedmont Systems owned or controlled by Piedmont and Piedmont Bank, and Piedmont and Piedmont Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Piedmont Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of Piedmont and Piedmont Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to Piedmont and Piedmont Bank and sufficient to reasonably maintain the operation of the respective business of Piedmont and Piedmont Bank in all material respects. Each of Piedmont and Piedmont Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(ii) Since December 31, 2020, each of Piedmont and Piedmont Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of Piedmont, since December 31, 2020, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Piedmont, Piedmont Bank or any other Person.

(aa) Investment Advisory Services. Neither Piedmont nor any of its Subsidiaries currently serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor currently acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) or any analogous applicable state law. Piedmont Bank offers investment management, investment advisory or sub-advisory services, or any other wealth management services including but not limited to trust and estate planning and trust administration either through a third party or pursuant to an exemption from registration under the Investment Advisers Act and any analogous applicable state law. Piedmont Bank is not conducting any activities that would require it to be registered with the SEC as an investment adviser under the Investment Advisers Act or any analogous applicable state law.

(bb) Mortgage Business.

(i) To the knowledge of Piedmont, each of Piedmont and its Subsidiaries (A) is and at all relevant times since January 1, 2021 was approved and in good standing, as required, as an issuer of the Government National Mortgage Association (“Ginnie Mae”), a seller/servicer of the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a lender or mortgagee of the Federal Housing Administration of the U.S. Department of Housing and Urban Development, the United States Department of Veterans Affairs, and the Rural Housing Service of the United States Department of Agriculture, and as otherwise appropriate by all agencies and governmental or quasi-governmental authorities or by all other entities with which such Piedmont entity conducts and has conducted business, (B) since January 1, 2021, has not received any written notice of any cancellation or suspension of, or material limitation on, its status as a licensee or as an approved issuer, seller/servicer or lender, as applicable, from any of the foregoing Governmental Entities, (C) since January 1, 2021, has not received any written notice indicating that any event has occurred that would reasonably be expected to result in it not maintaining its Mortgage Servicing Rights in respect of any Servicing Agreement, and (D) holds and at all relevant times since January 1, 2021 held in good standing all required approvals, permits and licenses of all Governmental Entities that are necessary to the conduct of the mortgage banking-related business of Piedmont and each of its Subsidiaries, as applicable.

(ii) To the knowledge of Piedmont, (A) as of December 31, 2023, subject to Applicable Requirements and except for any Permitted Encumbrances, Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), owned the entire right, title and interest free and clear of any liens or encumbrances in and to the Piedmont Acquired Mortgage Loans, Mortgage Servicing Rights and Piedmont Owned Mortgage Loans, in each case, that were reflected as an asset in the audited consolidated balance sheet of Piedmont and its Subsidiaries as of December 31, 2023 and has not disposed of any such right, title or interest in such assets except in the ordinary course of business consistent with past practice, (B) Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) has the right to service the Mortgage Loans currently being serviced by Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), and (C) if Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) originated or acquired a Piedmont Acquired Mortgage Loan and then sold or otherwise transferred such Piedmont Acquired Mortgage Loan to a third party, (1) Piedmont or a Subsidiary of Piedmont (including Piedmont Bank), as applicable, had good and marketable title free and clear of any liens or encumbrances, other than Permitted Encumbrances and (2) such third party does not, as of the date hereof, have the right to exercise any right to demand repurchase of such Piedmont Acquired Mortgage Loan by Piedmont or a Subsidiary of Piedmont (including Piedmont Bank).

(iii) To the knowledge of Piedmont, (A) Piedmont and each of its Subsidiaries are in compliance with, and since January 1, 2021, have complied with their respective servicing or, as applicable, subservicing, obligations under all Applicable Requirements, and (B) since January 1, 2021 through the date of this Agreement, neither Piedmont nor any Subsidiary of Piedmont has received written or, to the knowledge of Piedmont, oral notice of any pending or threatened cancellation or partial termination of any Servicing Agreement.

(iv) To the knowledge of Piedmont, (A) each Piedmont Acquired Mortgage Loan that was originated by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank), and each Piedmont Acquired Mortgage Loan that was not originated by Piedmont, was underwritten, originated, funded, insured and securitized in accordance with all Applicable Requirements in effect at the applicable time, and (B) each Mortgage Loan and the related servicing rights that were sold or otherwise transferred to a third party, were sold or otherwise transferred in accordance with all Applicable Requirements in effect at the time of such sale or transfer.

(v) To the knowledge of Piedmont, (A) the origination file, servicing file, records and documents (whether hard copy or electronic) for each Mortgage Loan owned or serviced by either Piedmont, a Subsidiary of Piedmont (including Piedmont Bank) or, to the knowledge of Piedmont, a Subservicer as of the date hereof is true and complete and complies with all Applicable Requirements, and (B) there has been no servicer default, servicer termination event, portfolio trigger or other default or breach by Piedmont, any Subsidiary of Piedmont (including Piedmont Bank) or a Subservicer under any Servicing Agreement or any Applicable Requirements.

(vi) For purposes of this Agreement:

(A) “Applicable Requirements” means, as of the time of reference, (1) all applicable laws and published guidelines of Fannie Mae, Freddie Mac or Ginnie Mae, the Federal Housing Administration, the U.S. Department of Veterans Affairs, the U.S. Department of Agriculture, and any other entity (other than Piedmont and any Subsidiary of Piedmont) to or with which a Mortgage Loan (including a Piedmont Owned Mortgage Loan, Piedmont Acquired Mortgage Loan and a Piedmont Serviced Mortgage Loan) is or has been sold, transferred, serviced, pooled, securitized, or insured, in each case relating to the origination (including the taking, processing and underwriting of the relevant Mortgage Loan application and the closing or funding of the relevant Mortgage Loan), purchase, assignment, sale, pooling, servicing, subservicing or enforcement of, or filing of claims in connection with, any Mortgage Loan at the relevant time, (2) all of the terms of the mortgage note, security instrument and any other related loan documents relating to each Mortgage Loan, (3) all requirements set forth in the Servicing Agreements, (4) any law, statute, regulation, order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator applicable to any Mortgage Loans and (5) all requirements set forth in the credit, underwriting, servicing and collection policies and procedures of Piedmont and the any Subsidiary of Piedmont (including Piedmont Bank).

(B) “Piedmont Acquired Mortgage Loan” means any Mortgage Loan originated or purchased by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank).

(C) “Piedmont Owned Mortgage Loan” means any Mortgage Loan for which Piedmont (either on its own or through a Subservicer) performs servicing as a result of its ownership of that Mortgage Loan and not pursuant to a Servicing Agreement.

(D) “Piedmont Serviced Mortgage Loan” means any Mortgage Loan serviced or master serviced by Piedmont or a Subsidiary of Piedmont (either on its own or through a Subservicer) pursuant to a Servicing Agreement at any time since January 1, 2021.

(E) “Mortgage Loans” means any mortgage loan originated, purchased, serviced or subserviced by Piedmont or any Subsidiary of Piedmont (including Piedmont Bank), including forward and reverse mortgage loans.

(F) “Mortgage Servicing Rights” means the rights, title and interest to mortgage servicing rights acquired pursuant to the Servicing Agreements or any side or ancillary agreement entered into in connection with any Servicing Agreement, including (1) the right to receive any servicing fees, general servicing fees, excess servicing fees, late fees or other income or compensation payable to the mortgage servicing rights owner, solely in its capacity as such, under such Servicing Agreement, and (2) all other rights of a mortgage servicing rights owner as provided for in any Servicing Agreement.

(G) “Servicing Agreement” means any contract or agreement pursuant to which Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) is obligated to a Governmental Authority or any other third-party person to service and administer Mortgage Loans.

(H) “Subservicer” means any third party engaged to service loans on behalf of Piedmont or a Subsidiary of Piedmont (including Piedmont Bank) pursuant to a Servicing Agreement.

6.04 Representations and Warranties of United. Subject to Sections 6.01 and 6.02 and except as Previously Disclosed, United hereby represents and warrants to Piedmont:

(a) Organization and Standing. United is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. United is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capitalization.

(i) As of the date hereof, the authorized capital stock of United consists of (A) 200,000,000 shares of United Common Stock, of which as of May 6, 2024, 135,195,978 shares were outstanding, and (B) 50,000,000 shares of preferred stock with par value of $1.00 per share (“United Preferred Stock”), as of the date hereof, none of which are outstanding. The outstanding shares of United Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) Except as Previously Disclosed, United does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of United Common Stock, United Preferred Stock or any other equity securities of United or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of United Common Stock, United Preferred Stock or other equity securities of United or any of its Subsidiaries.

(iii) As of May 6, 2024, United had (A) 1,301,044 shares of United Common Stock that are issuable and reserved for issuance upon the exercise of stock options, (B) 490,199 restricted stock units, and (C) 321,857 shares of United Common Stock that are unvested restricted stock awards.

(iv) The shares of United Common Stock to be issued in exchange for shares of Piedmont Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, subject to no preemptive rights and authorized for trading on Nasdaq.

(c) Subsidiaries. Each of United’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries. United has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each Subsidiary.

(d) Corporate Power. Each of United and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and United has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Corporate Authority. The execution and delivery of this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of United and the United Board. Assuming due authorization, execution and delivery by Piedmont, this Agreement is a valid and legally binding obligation of United, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No approval of this Agreement or the transactions contemplated hereby by United’s shareholders is required by its articles of incorporation, its bylaws, or applicable law or NASDAQ.

(f) Consents and Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by United or any of its Subsidiaries in connection with the execution, delivery or performance by United of this Agreement or to consummate the Merger except for: (A) filings of applications and notices with the federal and state banking and insurance authorities and the approvals or consents of any federal or state banking and insurance authorities, including, the VBFI and the Federal Reserve Board; (B) filings with Nasdaq regarding the United Common Stock to be issued in the Merger; (C) the filing with and declaration of effectiveness of the Registration Statement by the SEC; (D) the filing of articles of merger with the GCD pursuant to the GBCA, with the VSCC pursuant to the VSCA and with the WVSOS pursuant to the WVBCA and the issuance of certificates of merger in connection with the Merger and the Bank Merger; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of United Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 8.01(b). As of the date hereof, United is not aware of any reason why the approvals set forth in Section 8.01(b) will not be received without the imposition of a Materially Burdensome Regulatory Condition.

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of United or of any of its Subsidiaries or to which United or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of United or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Documents; Absence of Certain Changes or Events.

(i) United’s Annual Report on Form 10-K for each of the fiscal years ended December 31, 2021, 2022 and 2023 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2023, under the Securities Act or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively “United’s SEC Documents”), as of the date filed, (A) as to form complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition of United contained in or incorporated by reference into any of United’s SEC Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of United and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements of United in any of United’s SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of United and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) Section 6.04(g)(ii) of United’s Disclosure Schedule lists, and upon request, United has delivered to Piedmont, copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as described in Footnote 8 of Item 303(b) of Regulation S-K) effected by United or its Subsidiaries, since December 31, 2023. Ernst & Young LLP, which has expressed its opinion with respect to the audited financial statements of United and its Subsidiaries (including the related notes) included in United’s SEC Documents is and has been throughout the periods covered by such financial statements an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes- Oxley Act of 2002).

(iii) United has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2020, and has paid all fees and assessments due and payable in connection therewith. Except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) two days prior to the date of this Agreement, United has made available to Piedmont copies in the form filed with the SEC of (A) its Annual Reports on Form 10-K for each fiscal year of the Company beginning after December 31, 2020, (B) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of United referred to in clause (A) above, (C) all proxy statements relating to United’s meetings of shareholders (whether annual or special) held, and all information statements relating to shareholder consents since the beginning of the first fiscal year referred to in clause (A) above, (D) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002, pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act or (z) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to above, (E) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been made available to Piedmont pursuant to this Section 6.04(g), filed by United with the SEC since the beginning of the first fiscal year referred above, and (F) all comment letters received by United from the staff of the SEC since December 31, 2022 and all responses to such comment letters by or on behalf of United. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the reports filed by United with the SEC. United is eligible to use SEC Form S-3 registration statement.

(iv) United maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning United and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of United’s filings with the SEC and other public disclosure documents. United maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act and as of December 31, 2023, such internal control over financial reporting was effective in providing reasonable assurance to United’s management and its board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP. United has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of United’s board of directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect United’s ability to record, process, summarize and report financial data and (B) any Fraud, whether or not material, that involves management or other employees who have a significant role in United’s internal control over financial reporting. To United’s knowledge, each director and executive officer of United has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2023. As used in this Section 6.04(g), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(v) Since January 1, 2019, neither United nor any of its Subsidiaries nor, to United’s knowledge, any director, officer, employee, auditor, accountant or representative of United or any of its Subsidiaries has received, or otherwise had or obtained knowledge of, any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of United or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that United or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(vi) Since December 31, 2023, (A) as of the date hereof, United and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any subsection of Section 6.04 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to United.

(h) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against United or any of its Subsidiaries and, to United’s knowledge, no such litigation, claim or other proceeding has been threatened.

(i) Regulatory Matters.

(i) Neither United nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

(ii) Neither United nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

(iii) United is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company as defined by the Gramm-Leach-Bliley Act of 1999.

(iv) Since December 31, 2020, United Bank has duly filed with the Federal Reserve Board and VBFI and any other applicable Governmental Authority, as the case may be, all reports, returns, forms, filings, information, data, registrations, submissions, statements, certifications and documents, required to be filed or furnished by it under any applicable law, including any and all federal and state banking laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable law.

(v) United Bank is “well-capitalized” (as that term is defined in applicable laws).

(j) Compliance with Laws.

(i) Each of United and its Subsidiaries is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Bank Secrecy Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, Title III of the USA Patriot Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(ii) Each of United and its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to United’s knowledge, no suspension or cancellation of any of them is threatened.

(iii) Neither United nor any of its Subsidiaries has received, since December 31, 2020, any notification or communication from any Governmental Authority (A) asserting that United or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances that such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to United’s knowledge, do any grounds for any of the foregoing exist).

(iv) Since January 1, 2022, is in compliance with the privacy provisions of the Gramm-Leach-Bliley Act, and all other applicable laws relating to consumer privacy.

(v) Neither United nor any of its directors, officers or employees, nor, to the knowledge of United, any agent or other Person acting on behalf of United is currently subject to any sanctions administered by Office of Foreign Assets Control. Since December 31, 2020, United Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all suspicious activity reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to applicable laws.

(vi) United Bank is an “insured depositary institution” as defined in the FDIA and applicable regulations thereunder, is in compliance in all respects with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder and has received a Community Reinvestment Act rating of “outstanding” in its most recently completed exam, and United has no knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in United Bank having its current rating lowered.

(k) Material Contracts; Defaults. Except for this Agreement, neither United nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or (ii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non- compete or similar provision). Neither United nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Employee Benefit Plans.

(i) The existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements, change in control agreements, SERPs, Deferred Compensation Plans, equity award agreements, split dollar agreements and other similar practices, policies and arrangements in which current or former employees, consultants or directors of United or any of its Subsidiaries participate or with respect to which United or any of its Subsidiaries has any liability (the “United Compensation and Benefit Plans”) each have been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each United Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “United Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such United Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS or the Compensation and Benefit Plan uses a prototype or volume submitter plan that is the subject of an IRS opinion or advisory letter, and United is not aware of any circumstances that could adversely affect such qualification or which are likely to result in the revocation of any existing favorable determination letter or in not receiving a favorable determination letter. There is no material pending or, to the knowledge of United, threatened legal action, suit or claim relating to the United Compensation and Benefit Plans other than routine claims for benefits. Neither United nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any United Compensation and Benefit Plan that would reasonably be expected to subject United or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

(ii) No liability (other than for payment of premiums to the PBGC that have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by United or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA or any multiemployer plan as defined under Subtitle E of Title IV of ERISA currently or formerly maintained or contributed to by any of them, or any single-employer plan of any entity (a “United ERISA Affiliate”) which is considered one employer with United under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (a “United ERISA Affiliate Plan”). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any United Compensation and Benefit Plan or by any United ERISA Affiliate Plan within the 36-month period ending on the date hereof, and no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or United ERISA Affiliate Plan and, to United’s knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of United, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any United Compensation and Benefit Plan. Under each United Pension Plan and United ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such United Pension Plan or United ERISA Affiliate Plan), did not exceed the then current value of the assets of such United Pension Plan or United ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such United Pension Plan or United ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

(iii) All contributions, payments or premiums required to be made under the terms of any United Compensation and Benefit Plan or United ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which United or any of its Subsidiaries is a party have been timely made or have been reflected on United’s financial statements. Neither any United Pension Plan nor any United ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each United Pension Plan or United ERISA Affiliate Plan have been made on or before their due dates. None of United, any of its Subsidiaries or any United ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any United Pension Plan or to any United ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, or (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) or Section 430(k) of the Code or pursuant to ERISA.

(iv) Neither United nor any of its Subsidiaries has any obligations to provide retiree health and life insurance, retiree long-term care insurance, retiree death or other benefits, other than a program to offer to remit premiums and provide some administrative tasks with respect to retiree health and life insurance paid by retirees under any United Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code or similar state laws.

(v) United and its Subsidiaries do not maintain any United Compensation and Benefit Plans covering foreign employees.

(m) No Brokers. No action has been taken by United that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to Raymond James & Associates, Inc.

(n) Taxes. All Tax Returns that are required to be filed by or with respect to United and its Subsidiaries have been timely filed (taking into account all applicable extensions), and all Taxes shown to be due on such Tax Returns have been paid in full, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on United’s consolidated financial statements as of December 31, 2023. All assessments for Taxes of United or any of its Subsidiaries due with respect to completed and settled examinations or any concluded litigations have been fully paid. There are no disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes upon United or any of its Subsidiaries. Neither United nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. Neither United nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before December 31, 2023 in excess of the amounts accrued with respect thereto that are reflected in the consolidated financial statements of Piedmont as of December 31, 2023. As of the date hereof, neither United nor any of its Subsidiaries has any knowledge of any conditions that exist that might prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o) Computer Systems and Technology.

(i) The computer, information technology and data processing systems, facilities and services used by United and United Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “United Systems”), are reasonably sufficient for the conduct of the respective businesses of United and United Bank as currently conducted and (ii) the United Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of United and United Bank as currently conducted. To the knowledge of United, since December 31, 2020, no third party has gained unauthorized access to any United Systems owned or controlled by United and United Bank, and United and United Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the United Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each of United and United Bank has implemented backup and business continuity policies, procedures and systems with disaster recovery practices consistent with generally accepted industry standards applicable to United and United Bank and sufficient to reasonably maintain the operation of the respective business of United and United Bank in all material respects. Each of United and United Bank has implemented and maintains commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(ii) Since December 31, 2020, each of United and United Bank has (A) complied in all material respects with all applicable laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar laws governing data privacy, and with all of its internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (B) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To the knowledge of United, since December 31, 2020, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by United, United Bank or any other Person.

(p) Takeover Laws. United has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state applicable to United, including applicable provisions of the WVBCA.

ARTICLE VII

Covenants

7.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Piedmont and United agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

7.02 Shareholder Approval.

(a) Following the execution of this Agreement, Piedmont shall take, in accordance with applicable law and the Piedmont Articles and the Piedmont Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable after the Registration Statement is declared effective by the SEC to consider and vote upon the approval of this Agreement and any other matters required to be approved by Piedmont’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Piedmont Meeting”) and shall take all lawful action to solicit such approval by such shareholders. Piedmont shall use its reasonable best efforts to obtain the Requisite Piedmont Vote, and shall ensure that the Piedmont Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Piedmont in connection with the Piedmont Meeting are solicited in compliance with the GBCA, the Piedmont Articles and the Piedmont Bylaws, and all other applicable legal requirements. Except with the prior approval of United, no other matters shall be submitted for the approval of Piedmont shareholders at the Piedmont Meeting.

(b) Except as otherwise provided in Section 7.05, (i) the board of directors of Piedmont shall at all times prior to and during the Piedmont Meeting recommend approval of this Agreement by the shareholders of Piedmont and any other matters required to be approved by Piedmont’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Piedmont Board Recommendation”) and (ii) shall not withhold, withdraw, amend, modify, change or qualify such recommendation in a manner adverse in any respect to the interests of United or take any other action or make any other public statement inconsistent with such recommendation and the Proxy Statement shall include the Piedmont Board Recommendation. Piedmont shall adjourn or postpone the Piedmont Meeting, if, as of the time when such meeting is originally scheduled there are insufficient shares of Piedmont Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Piedmont has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Piedmont Vote. Subject to the terms and conditions of this Agreement, Piedmont shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite Piedmont Vote; provided that the foregoing shall not restrict in any way each of Piedmont and the Piedmont Board from making a Recommendation Change permitted by Section 7.05(e) and disclosing such Recommendation Change and the basis and reasons therefor. In the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Piedmont Vote, Piedmont will not adjourn or postpone the Piedmont Meeting unless Piedmont is advised by counsel that failure to do so would reasonably be expected to result in a breach of the fiduciary duties of the board of directors of Piedmont. Piedmont shall keep United updated with respect to the proxy solicitation results in connection with the Piedmont Meeting as reasonably requested by United.

7.03 Registration Statement.

(a) United agrees to prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by United with the SEC in connection with the issuance of United Common Stock in the Merger (including the prospectus of United and proxy solicitation materials of Piedmont constituting a part thereof (the “Proxy Statement”) and all related documents). Piedmont and United agree to cooperate, and to cause their respective Subsidiaries, as applicable, to cooperate, with the other and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement. United agrees to file the Registration Statement (including the Proxy Statement in preliminary form) with the SEC as promptly as reasonably practicable and in any event within 75 days from the date of this Agreement. Each of Piedmont and United agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. United also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of United and Piedmont agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors and shareholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the

Registration Statement, Proxy Statement or any other statement, filing, notice or application made by or on behalf of United, Piedmont or their respective Subsidiaries, as applicable, to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Piedmont shall have the right to review and consult with United and approve the form of, and any characterization of such information included in, the Registration Statement prior to its being filed with the SEC.

(b) Each of Piedmont and United agrees, as to itself and its Subsidiaries and affiliates, as applicable, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Piedmont Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement that, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Piedmont and United further agrees that if it shall become aware prior to the date of the Piedmont Meeting of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement, including preparing and filing an amendment or supplement with the SEC and cooperating with Piedmont to mail such amendment or supplement to Piedmont shareholders (if required under applicable law).

(c) United agrees to advise Piedmont, promptly after United receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of United Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. United will provide Piedmont and its counsel with a reasonable opportunity to review and comment all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and United will provide Piedmont and its counsel with a copy of all such filings made with the SEC.

(d) United will use its commercially reasonable efforts to cause the shares of United Common Stock to be issued in connection with the transactions contemplated by this Agreement to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

7.04 Access; Information.

(a) Piedmont agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford United and United’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as United may reasonably request, and during such period, it shall furnish promptly to United (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning the business, properties and personnel of it as United may reasonably request. Neither Piedmont nor its Subsidiaries shall be required to provide access to or to disclose information that contain competitively sensitive business or other proprietary or confidential information filed under claim of confidentiality (including any confidential supervisory information) or any other matter that the Piedmont Board has been advised by counsel that such distribution to United may violate a confidentiality obligation or fiduciary duty, or where such access or disclosure would jeopardize the attorney-client privilege of Piedmont or its Subsidiaries, as the case may be, or contravene any applicable law or regulation or binding contract, agreement or arrangement entered into prior to the date of this Agreement; and in any such event, Piedmont or its Subsidiaries will make appropriate substitute disclosure arrangements.

(b) Each of Piedmont and United agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Merger and the other transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 7.04 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the other party that furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Piedmont shall promptly furnish United with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(d) The provisions of this Section 7.04 are in addition to, and not in lieu of, that certain mutual confidentiality and nondisclosure agreement dated March 25, 2024, between United and Piedmont (the “Confidentiality Agreement”), the terms of which are specifically confirmed.

7.05 Acquisition Proposals.

(a) Except as permitted by Section 7.05(b), Piedmont agrees that it shall not, and shall cause its Subsidiaries and its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with any person relating to, any Acquisition Proposal. Piedmont shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than United with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Piedmont shall inform United promptly of all relevant details of any inquiries or contacts by third parties relating to the possible disposition of the business or the capital stock of Piedmont or any merger, change or control or other business combination involving Piedmont.

(b) Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Section 7.05 shall prohibit Piedmont, prior to the Piedmont Meeting and subject to compliance with the other terms of this Section 7.05, from furnishing nonpublic information to, or entering into discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal with respect to Piedmont or any of its Significant Subsidiaries (that did not result from a breach of this Section 7.05), if, and only to the extent that (i) the Piedmont Board concludes in good faith, after consultation with and based upon the advice of outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions would be reasonably likely to constitute a breach of its fiduciary duties to its shareholders under applicable law, (ii) before taking such actions, Piedmont receives from such Person an executed confidentiality agreement providing for reasonable protection of confidential information, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Piedmont and shall contain terms and conditions no less favorable to Piedmont with respect to confidentiality than the Confidentiality Agreement, and (iii) Piedmont has provided United with at least three (3) business days’ prior notice of such determination. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and Piedmont or any of its Subsidiaries, the shareholders of such third party) acquiring, directly or indirectly, more than 50.0% of the outstanding Piedmont Common Stock or more than 50.0% of the assets of Piedmont and its Subsidiaries (measured as a percentage of the fair value of the consolidated assets of Piedmont), taken as a whole, for consideration consisting of cash and/or securities and (ii) that the board of directors of Piedmont reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, (A) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein and the person making such Acquisition Proposal, and (B) taking into account any changes to this Agreement proposed by United in response to such Acquisition Proposal, as contemplated by Section 7.05(e), and all financial, legal, regulatory and other aspects of such takeover proposal, including all conditions contained therein and the person making such proposal, is more favorable to the shareholders of Piedmont from a financial point of view than the Merger.

(c) Piedmont shall promptly notify United in writing of Piedmont’s receipt of any such Acquisition Proposal or inquiry, the material terms and conditions thereof, the identity of the Person making such Acquisition Proposal or inquiry, and shall keep United reasonably informed on a prompt basis, of the status and material terms of any such Acquisition Proposal and the status of discussions or negotiations with respect thereto, including any material amendments or proposed amendments as to price and other material terms thereof. Piedmont agrees that it and its Subsidiaries will not enter into a confidentiality or other agreement with any Person subsequent to the date of this Agreement that would prohibit Piedmont from providing any information to United in accordance with this Section 7.05. Piedmont agrees that any violation of the restrictions set forth in this Section 7.05 by any representative of Piedmont shall be deemed a breach of this Section 7.05 by Piedmont.

(d) Except as provided in Section 7.05(e), neither the board of directors of Piedmont nor the board of directors of any Subsidiary nor any committee of any boards of directors of Piedmont or its Subsidiaries shall (i) withhold, fail to make or withdraw (or modify or qualify in any manner adverse to United or publicly propose to withdraw, modify, or qualify in any manner adverse to United) the Piedmont Board Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or recommend, endorse or otherwise declare advisable any Acquisition Proposal or publicly announce an intention to do so, (iii) fail to include the Piedmont Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to publicly and without qualification recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five business days after it is announced, (v) fail to publicly and without qualification reaffirm the Piedmont Board Recommendation within three business days following a request by United, or make any statement, filing or release, in connection with the Piedmont Meeting or otherwise, inconsistent with the Piedmont Board Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.05(d) shall be referred to herein as an “Recommendation Change.”

(e) Notwithstanding any other provision in Section 7.05 or this Agreement, prior to the receipt of the Requisite Piedmont Vote, the board of directors of Piedmont may make a Recommendation Change or cause or permit Piedmont to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 9.01(f) after the fifth business day following United’s receipt of a notice (the “Notice of Superior Proposal”) from Piedmont advising United that the board of directors of Piedmont has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of Section 7.05(a)) constitutes a Superior Proposal if, but only if, (i) the board of directors of Piedmont has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would reasonably be expected to cause it to violate its fiduciary duties to Piedmont’s shareholders under applicable Law, (ii) during the five business day period after receipt of the Notice of Superior Proposal by United (the “Notice Period”), Piedmont and the board of directors of Piedmont shall have cooperated and negotiated in good faith with United to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Piedmont to proceed with the Piedmont Board Recommendation without a Recommendation Change; provided, however, that United shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by United since its receipt of such Notice of Superior Proposal, the board of directors of Piedmont has again in good faith made the determination (A) in clause (i) of this Section 7.05(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Piedmont shall be required to deliver a new Notice of Superior Proposal to United and again comply with the requirements of this Section 7.05(e), except that the Notice Period shall be reduced to three (3) business day.

7.06 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from any applicable Takeover Law, as now or hereafter in effect.

7.07 Regulatory Applications.

(a) United and Piedmont and their respective Subsidiaries and affiliates, as applicable, (a) shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and (b) covenant and agree that none of the information supplied or to be supplied by such party and any of its Subsidiaries and affiliates, as applicable, for inclusion in any filings with Governmental Authorities will, at the respective time such filing is made be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made not misleading. Each Party shall use its reasonable efforts to resolve objections, if any, which may be asserted with respect to the Merger under any applicable law, regulation or decree by any Governmental Authority; provided that neither United nor any of its Subsidiaries shall be required, and Piedmont and its Subsidiaries are not permitted, to agree to take any action, or commit to take any such action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a significant and materially burdensome effect on the condition (financial or otherwise), results of operations, liquidity, capital, assets or deposit liabilities, properties, operations or business of United and its Subsidiaries, taken as a whole, after giving effect to the Merger (with materiality for these purposes measured on a scale relative to United and its Subsidiaries, taken as a whole, prior to the Effective Time) (a “Materially Burdensome Regulatory Condition”). Each of United and Piedmont shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable and, in any event, United shall make all necessary filings and provide any necessary notices within 75 days of the date of this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other party upon receiving any communication from a Governmental Authority the consent or approval of which is required for the consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required consent or approval from a Governmental Authority will not be obtained or that the receipt of such consent or approval may be materially delayed (a “Regulatory Communication”). Upon the receipt of a Regulatory Communication, without limiting the scope of the foregoing paragraphs, United shall, to the extent permitted by applicable law, (i) promptly advise Piedmont of the receipt of any substantive communication from a Governmental Authority with respect to the transactions contemplated hereby and (ii) provide Piedmont with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other substantive submission or communication to any Governmental Authority with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

7.08 Indemnification.

(a) Following the Effective Date and for a period of six years thereafter, United shall indemnify, defend and hold harmless the present directors and officers of Piedmont and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time to the fullest extent that Piedmont is permitted or required to indemnify (and advance expenses to) its directors and officers under the GBCA, the Piedmont Articles and the Piedmont Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether a director’s or officer’s conduct complies with the standards set forth under the GBCA, the Piedmont Articles, the Piedmont Bylaws and any agreement shall be made by independent counsel (which shall not be counsel that provides material services to United) selected by United and reasonably acceptable to such officer or director. For purposes of the foregoing: (i) in the event any claim is asserted within the six-year period, (A) all such rights in respect of any such claim shall continue until disposition thereof and (B) the Indemnified Party shall be entitled to advancement of expenses within five business days following receipt of any such claim involving such Indemnified Party; and (ii) any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the GBCA, the Piedmont Articles or the Piedmont Bylaws, as the case may be, for purposes of the allowance of indemnification or advancement of expenses, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to United. The fees and expenses of such independent legal counsel shall be paid for by United.

(b) For a period of six years from the Effective Time, United shall provide that portion of director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Piedmont or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Piedmont) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Piedmont; provided that in no event shall United be required to expend, on an annual basis, more than 200% of the current annual amount expended by Piedmont (the “Insurance Amount”) to maintain or procure such directors and officers insurance coverage; provided, further, that if United is unable to maintain or obtain the insurance called for by this Section 7.08(b), United shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Piedmont or any Subsidiary may be required to make application and provide customary representations and warranties to United’s insurance carrier for the purpose of obtaining such insurance. In lieu of the foregoing, United may obtain at or prior to the Effective Time a six-year “tail” policy under Piedmont’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Insurance Amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.08(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify United thereof; provided that the failure so to notify shall not affect the obligations of United under Section 7.08(a) unless and to the extent that United is actually prejudiced as a result of such failure.

(d) If United or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of United shall assume the obligations set forth in this Section 7.08.

(e) The provisions of this Section 7.08, (i) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by agreement or otherwise.

7.09 Benefit Plans.

(a) At and following the Effective Time (i) United shall provide employees of Piedmont and its Subsidiaries with employee benefit plans substantially similar to those provided to similarly situated employees of United, except with respect to the United Pension Plan, (ii) United shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such employees and their eligible dependents, and (iii) all employees of Piedmont and its Subsidiaries shall receive credit for years of service with Piedmont, its Subsidiaries and their predecessors prior to the Effective Time for purposes of eligibility and vesting (but not for purposes of benefit accrual other than accrual for vacation; provided that, in accordance with United’s policies, no vacation or paid time off shall thereafter be carried over into a subsequent calendar year except that employees who are retained by United shall be permitted to carry over vacation until the end of 2025 and employees who are not retained by United shall be paid for unused vacation) under United’s benefit plans, except with respect to the United Pension Plan. All employees of Piedmont and its Subsidiaries and their eligible dependents will receive credit for co-payments, deductibles and out-of-pocket maximums satisfied by such employees and dependents under the Compensation and Benefit Plans. Except as provided in this Agreement, United shall maintain Piedmont’s and its Subsidiaries’ existing employee benefit plans until such time as United has provided similar plans to employees of Piedmont and its Subsidiaries as contemplated in the preceding sentence. Employees of Piedmont and its Subsidiaries shall not be entitled to accrual of benefits or allocation of contributions under United’s benefit plans based on years of service with Piedmont, its Subsidiaries and their predecessors prior to the Effective Date, except with respect to any vacation accrual.

(b) Except for employees of Piedmont and its Subsidiaries with individual agreements that provide for payment of severance under certain circumstances (who will be paid severance only in accordance with such agreements and shall not have a right to employer-paid outplacement services unless provided in such agreements), United agrees that each employee of Piedmont and its Subsidiaries who is involuntarily terminated by United or any of its Subsidiaries (other than for cause) on or within the time period set forth on Section 7.09(b) of United’s Disclosure Schedule, shall receive (i) a severance payment equal to the amounts set forth on Section 7.09(b) of United’s Disclosure Schedule, but only if such employee does not have rights to a severance payment under an employment agreement, in which case no severance payment shall be made to such employee hereunder, and (ii) outplacement services through the date that is set forth on Section 7.09(b) of United’s Disclosure Schedule by an outplacement agency selected by United.

(c) Piedmont shall cause its 401(k) plan to be fully vested and terminated effective immediately prior to or upon the Effective Time, in accordance with applicable law and regulations, and Piedmont shall pursue, in United’s sole discretion, the receipt of a favorable determination letter from the IRS relating to such termination. Each employee of Piedmont and its Subsidiaries and that becomes an eligible employee of United or its Subsidiaries following the Effective Time, shall be eligible to participate in United’s 401(k) plan as soon as administratively practical, in accordance with the terms and conditions of United’s 401(k) plan, after the Effective Time, and, account balances under Piedmont’s terminated 401(k) plan will be eligible for distribution or rollover, in accordance with the terms and conditions of the United 401(k) plan and applicable law and regulation, including direct rollover of cash and, provided that Piedmont’s terminated 401(k) plan provides for or is validly amended prior to termination to provide for (A) roll out of promissory notes, (B) a period of time during which plan termination does not cause immediate loan default, (C) in-kind distribution of promissory notes, and (D) such other plan provisions as are required for rollout of promissory notes, direct rollover of promissory notes to United’s 401(k) plan, for each such employee in his or her discretion. Any other former employee of Piedmont or its Subsidiaries that is employed by United or its Subsidiaries after the Effective Time shall be eligible to be a participant in United’s 401(k) plan upon complying with eligibility requirements. For purposes of administering United’s 401(k) plan, service with Piedmont and its Subsidiaries shall be deemed to be service with United for participation and vesting purposes, but not for purposes of benefit accrual.

(d) Piedmont shall use commercially reasonable efforts to cause the employees of Piedmont identified by Piedmont and United to enter into retention or stay bonus agreements (in a form mutually agreed to by United and the employee) prior to the Effective Time in accordance with the terms and conditions set forth in Section 7.09(d) of the United Disclosure Schedule.

7.10 Notification of Certain Matters. Each of Piedmont and United shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.10 or the failure of any condition set forth in Section 8.01, Section 8.02 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01, Section 8.02 or Section 8.03 to be satisfied.

7.11 Compliance with Laws. Each of Piedmont and its Subsidiaries shall comply in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to employees conducting such businesses.

7.12 Operating Functions. Piedmont shall cooperate with United in connection with planning for the efficient and orderly combination of the parties and the operation of United (including the former operations of Piedmont) after the Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Effective Time or such later date as United may decide. Notwithstanding the foregoing, (a) United shall not under any circumstance be permitted to exercise control of Piedmont prior to the Effective Time, (b) Piedmont shall not be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (c) Piedmont shall not be required to agree to any material obligation that is not contingent upon the consummation of the Merger. United shall promptly reimburse Piedmont on request for any reasonable and documented out-of-pocket fees, expenses or charges that Piedmont may incur as a result of taking, at the request of United, any action prior to the Effective Time to facilitate the transition of the operating functions.

7.13 Shareholder Litigation. Each party shall keep the other party reasonably informed with respect to the defense or settlement of any shareholder action against it or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Each party shall give the other party the opportunity to consult with it regarding the defense or settlement of any such shareholder action and shall not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14 Dividends. Piedmont and United shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Piedmont Common Stock and United Common Stock, it being the intention of the parties that, with respect to the fourth calendar quarter of 2024 (or any subsequent calendar quarter), holders of shares of Piedmont Common Stock shall receive either a quarterly dividend on shares of Piedmont Common Stock or a quarterly dividend declared with respect to shares of United Common Stock received as Merger Consideration and shall not receive dividends declared in the fourth calendar quarter of 2024 (or any subsequent calendar quarter) with respect to both shares of Piedmont Common Stock and shares of United Common Stock received as Merger Consideration.

7.15 Divestiture of Investment. Prior to the Effective Time, Piedmont shall use its reasonable best efforts to divest itself of its entire equity interest in Walton Funding in a manner that does not adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Piedmont shall cooperate with United in connection with such divestiture, consult with United during the process and keep United reasonably apprised of its progress in completing the transaction.

ARTICLE VIII

Conditions to Consummation of the Merger

8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of United and Piedmont to consummate the Merger is subject to the fulfillment or written waiver by United and Piedmont prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. The Requisite Piedmont Vote shall have been obtained.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Bank Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any Materially Burdensome Regulatory Condition.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e) Listing. The shares of United Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

8.02 Conditions to Obligation of Piedmont. The obligation of Piedmont to consummate the Merger is also subject to the fulfillment or written waiver by Piedmont prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of United set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this

Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date, in which case as of such earlier date), and Piedmont shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(b) Performance of Obligations of United. United shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Piedmont shall have received a certificate, dated the Effective Date, signed on behalf of United by the Chief Executive Officer and the Chief Financial Officer of United to such effect.

(c) Opinion of Piedmont’s Counsel. Piedmont shall have received an opinion of Alston & Bird LLP, counsel to Piedmont, in form and substance reasonably satisfactory to Piedmont, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” within the meaning of Section 368 of the Code. In rendering its opinion, Alston & Bird LLP may require and rely upon representations contained in letters from Piedmont, United, officers and employees of Piedmont or United, and others, reasonably satisfactory in form and substance to it.

8.03 Conditions to Obligation of United. The obligation of United to consummate the Merger is also subject to the fulfillment or written waiver by United prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Piedmont set forth in this Agreement shall be true and correct, subject to the standard set forth in Section 6.02, as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that such representations and warranties speak as of an earlier date, in which case as of such earlier date) and United shall have received a certificate, dated the Effective Date, signed on behalf of Piedmont by the Chief Executive Officer and the Chief Financial Officer of Piedmont to such effect.

(b) Performance of Obligations of Piedmont. Piedmont shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and United shall have received a certificate, dated the Effective Date, signed on behalf of Piedmont by the Chief Executive Officer and the Chief Financial Officer of Piedmont to such effect.

(c) Opinion of United’s Counsel. United shall have received an opinion of Bowles Rice LLP, counsel to United, in form and substance reasonably satisfactory to United, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a “reorganization” under Section 368 of the Code. In rendering its opinion, Bowles Rice LLP may require and rely upon representations contained in letters from United, Piedmont, officers and employees of United or Piedmont, and others, reasonably satisfactory in form and substance to it.

(d) Dissenters’ Rights. The holders of no more than ten percent of the aggregate outstanding shares of Piedmont Common Stock shall have properly notified Piedmont under Article 13 of the GBCA that they intend to exercise their dissenters’ rights.

ARTICLE IX

Termination

9.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of United and Piedmont, if the board of directors of each so determines by vote of a majority of the members of its entire board of directors.

(b) Breach. At any time prior to the Effective Time, by United or Piedmont (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its board of directors so determines by vote of a majority of the members of its entire board of directors, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 6.02), which breach cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach or (B) two business days prior to the date set forth in Section 9.01(c); or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which material breach cannot be or has not been cured prior to the earlier of (A) 30 days after the giving of written notice to the breaching party of such breach or (B) two business days prior to the date set forth in Section 9.01(c).

(c) Delay. At any time prior to the Effective Time, by United or Piedmont, if its board of directors so determines by vote of a majority of the members of such party’s entire board of directors, in the event that the Merger is not consummated by August 31, 2025, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 9.01(c).

(d) No Approval. By Piedmont or United, if its board of directors so determines by a vote of a majority of the members of its entire board of directors, in the event (i) final action has been taken by any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement, which final action has become nonappealable and does not approve this Agreement or the transactions contemplated hereby, an application submitted to any Governmental Authority whose approval is required for the consummation of the Merger has been permanently withdrawn at the request or suggestion of such Governmental Authority, or any Governmental Authority has approved of this Agreement or the transactions contemplated hereby with a Materially Burdensome Regulatory Condition (except to the extent that such action, denial or withdrawal or the imposition of such condition is due to the failure of the party seeking to terminate pursuant to this Section 9.01(d) to perform or observe the covenants of such party set forth in this Agreement), or (ii) the shareholder approval required by Section 8.01(a) herein is not obtained at the Piedmont Meeting.

(e) Failure to Recommend, Etc. By United, prior to such time that the Requisite Piedmont Vote is obtained, if Piedmont or the Piedmont Board has made a Recommendation Change or breached its obligations under Section 7.02 or 7.05 in any material respect.

(f) Superior Proposal. By Piedmont at any time before obtaining the Requisite Piedmont Vote if the Piedmont board of directors terminates this Agreement pursuant to Section 7.05(e) provided, that Piedmont shall have paid any amounts due pursuant to Section 9.03 in accordance with the terms, and at the times, specified therein.

(g) Decline in United Common Stock Price. (i) By Piedmont, at any time during the five-day period following the Determination Date, if both of the following conditions are satisfied:

(A) the Average United Stock Price shall be less than $27.42 and

(B) (1) the quotient of the Average United Stock Price divided by the Starting Price (such quotient being the “United Ratio”), shall be less than eighty percent (80%) of (2) the quotient of the Average Index Price divided by the Index Price on the Starting Date (such quotient being the “Index Ratio”).

provided, however, that if Piedmont refuses to consummate the Merger pursuant to this Section 9.01(g)(i), it shall give prompt written notice thereof to United (and provided that such Piedmont notice of election to terminate may be withdrawn at any time within the aforementioned five-day period).

During the five-day period commencing with its receipt of such notice, United shall have the option to increase the consideration to be received by the holders of Piedmont Common Stock hereunder, by either:

(a) increasing the Exchange Ratio (calculated to the nearest one ten-thousandth); or

(b) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, paying, as part of the Merger Consideration, to each recipient of Merger Consideration, a cash payment (in addition to, and not in lieu of, issuing shares of United Common Stock to them) (the “Additional Cash Payment Per Share”), in either case so that the value of the Merger Consideration (calculated based on the Average United Stock Price and including any Additional Cash Payment Per Share) to be received by each recipient thereof equals the lesser of:

(x) the product of the Starting Price, 0.80 and the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(g)(i)(x)); and

(y) an amount equal to (1) the product of the Index Ratio, 0.80, the Exchange Ratio (as in effect immediately prior to any increase in the Exchange Ratio pursuant to this Section 9.01(g)(i)(x)), and the Average United Stock Price, divided by (2) the United Ratio.

If United so elects within such five-day period, it shall give prompt written notice to Piedmont of such election and the revised Exchange Ratio or the Additional Cash Payment Per Share, as applicable, whereupon no termination shall have occurred pursuant to this Section 9.01(g) and this Agreement shall remain in effect in accordance with its terms; provided that any references in this Agreement to the “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as increased pursuant to this section, if applicable, and any references in this Agreement to the Merger Consideration shall thereafter include the Additional Cash Payment Per Share as set forth in this section, if applicable.

(ii) For purposes of Section 9.01(g), the following terms shall have the meanings indicated:

“Average United Stock Price” shall mean the average of the closing sale prices of United Common Stock as reported on Nasdaq during the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Average Index Price” shall mean the average of the daily current market price of the Index for the 20 consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean the latest of (i) the date on which the last approval, consent or waiver of any Governmental Authority required to permit the consummation of the transactions contemplated by this Agreement is received and all statutory waiting periods in respect thereof shall have expired, and (ii) the date of the receipt of the shareholder approval of Piedmont set forth in Section 7.02.

“Index” shall mean the KBW Regional Banking Index (KRX).

“Index Price” on a given date shall mean the closing price of the Index for that day.

“Starting Date” shall mean May 9, 2024.

“Starting Price” shall mean $34.27 per share.

9.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.03 and (ii) that termination will not relieve a breaching party from liability for any Willful Breach of this Agreement giving rise to such termination. Notwithstanding anything to the contrary contained in this Agreement, neither party shall be relieved or released from any liabilities or damages arising out of its actual and intentional common law fraud in such party’s making of its representations and warranties set forth in this Agreement (“Fraud”) or its Willful Breach of any provision of this Agreement. “Willful Breach” means a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.

9.03 Fees and Expenses.

(a) In the event that (i) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal with respect to Piedmont shall have been communicated to or otherwise made known to the Piedmont Board or senior management of Piedmont or shall have been made directly to the shareholders of Piedmont generally or any person shall have publicly announced (and not withdrawn at least two business days prior to Piedmont Meeting) an Acquisition Proposal with respect to Piedmont and (ii) (x) thereafter this Agreement is terminated by either United or Piedmont pursuant to Section 9.01(c) without the Requisite Piedmont Vote having been obtained (and all other conditions set forth in Section 8.01 and Section 8.02 were satisfied or were capable of being satisfied prior to such termination), (y) thereafter this Agreement is terminated by United pursuant to Section 9.01(b) as a result of a Willful Breach or (z) thereafter this Agreement is terminated by either United or Piedmont pursuant to Section 9.01(d)(ii), and (iii) prior to the date that is 12 months after the date of such termination, Piedmont enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal with respect to Piedmont (whether or not the same Acquisition Proposal as that referred to above), then Piedmont shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay United, by wire transfer of same-day funds, a fee equal $10,690,000 (the “Termination Fee”); provided, that for purposes of this Section 9.03(a), all references in the definition of Acquisition Proposal to “24.99%” shall instead refer to “50.1%”.

(b) In the event that this Agreement is terminated by United pursuant to Section 9.01(e), then Piedmont shall pay United, by wire transfer of same-day funds, the Termination Fee within two business days of the date of termination.

(c) In the event that this Agreement is terminated by Piedmont pursuant to Section 9.01(f), then Piedmont shall pay United, by wire transfer of same-day funds, the Termination Fee within two business days of the date of termination.

(d) The agreements contained in subsections of this Section 9.03 shall be deemed an integral part of the transactions contemplated by this Agreement, and without such agreements the parties would not have entered into this Agreement. The termination fee payable pursuant to this Section 9.03 shall be the sole and exclusive remedy of United in the event such Termination Fee is payable as specified therein, and the parties agree that if Piedmont pays or causes to be paid to United the Termination Fee in accordance with this Section 9.03, Piedmont (or any successor in interest of Piedmont) will not have any further obligations or liabilities to United with respect to this Agreement or the transactions contemplated by this Agreement. In the event that Piedmont fails to pay the Termination Fee when due, then Piedmont shall pay such Termination Fee plus the costs and expenses actually incurred by United (including, without limitation, fees and expenses of counsel) in connection with the collection of such Termination Fee under the enforcement of this Section 9.03, together with interest on such unpaid Termination Fee and costs and expenses, commencing on the date that such Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank’s Base Rate plus 2.00%.

ARTICLE X

Miscellaneous

10.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than this Article X and those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including Section 7.08, all of which shall survive the Effective Time).

10.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Piedmont Meeting, this Agreement may not be amended if it would violate the GBCA or the WVBCA. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.

10.03 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties.

10.04 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.05 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth (except to the extent that mandatory provisions of federal law are applicable). The parties hereby consent and submit to the exclusive jurisdiction and venue of any state or federal court located in the Commonwealth of Virginia. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.05.

10.06 Expenses. Subject to the obligations of Piedmont set forth in Section 9.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses shall be shared equally between Piedmont and United.

10.07 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Piedmont, to:

Piedmont Bancorp, Inc.

5100 Peachtree Parkway

Peachtree Corners, Georgia 30092

Attention: Monty G. Watson

       Philip F. Resch

With a copy to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

Atlanta, Georgia 30309-3424

Attention: Mark C. Kanaly, Esq.

If to United, to:

United Bankshares, Inc.

514 Market Street

Parkersburg, West Virginia 26101

Attention: Richard M. Adams, Jr.

      W. Mark Tatterson

With a copy to:

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

Attention: Sandra M. Murphy, Esq.

10.08 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the Disclosure Schedules attached hereto and incorporated herein) and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for Section 7.08, which shall inure to the benefit of the Persons referred to in such Section, and if the Effective Time occurs, the rights of holders of Piedmont Common Stock to receive the Merger Consideration provided for under Article IV, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations between the parties and are for the sole benefit of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.09 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any party or Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other parties, Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Disclosure Schedules, such reference shall be to a Section of, or Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The Disclosure Schedules as well as all other schedules and exhibits to this Agreement shall be deemed to be part of this Agreement and included in any reference to this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms refer to this Agreement as a whole and not any specific Section. Any pronoun used herein shall refer to any gender, either masculine, feminine or neuter, as the context requires. No provision of this Agreement shall be construed to require Piedmont, United or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. The parties hereto acknowledge that each party hereto has reviewed, and has had an opportunity to have its counsel review, this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. No party to this Agreement shall be considered the draftsman.

10.11 Publicity. United and Piedmont each shall consult with the other prior to issuing any press releases, filing any material pursuant to SEC Rules 165 or 425, or otherwise making public announcements with respect to the Merger and the other transactions contemplated hereby, and prior to making any filings with respect to any third party and/or any Governmental Authority with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with, or rules of, Nasdaq or in connection with the regulatory application process, in which case the party required to make the release or announcement shall consult with the other to the extent practicable. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

10.12 Confidential Supervisory Material. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined or identified in 12 C.F.R. § 261.2(c), 12 C.F.R. § 309.5(g)(8), 12 C.F.R. § 4.32(b), and 12 C.F.R. § 309.5(g)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.13 Enforcement of this Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without having to show or prove economic damages and without the requirement of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature page follows this page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PIEDMONT BANCORP, INC.

By:	/s/ Monty G. Watson
Name:	Monty G. Watson
Title:	Chairman and Chief Executive Officer

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams, Jr.
Name:	Richard M. Adams, Jr.
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

BANK AGREEMENT AND PLAN OF MERGER

of

PIEDMONT BANK

with and into

UNITED BANK

THIS BANK AGREEMENT AND PLAN OF MERGER by and between Piedmont Bank (“Piedmont Bank”) and United Bank (“United Bank”) is dated as of May 9, 2024 (this “Bank Merger Agreement”).

WHEREAS, Piedmont Bank is a Georgia chartered commercial bank organized and existing under the Code of Georgia (the “Georgia Code”) with its principal office at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092 with an authorized capitalization of 2,000,000 shares of preferred stock, $1.00 par value per share, and 10,000,000 shares of common stock, $5.00 par value per share (“Piedmont Bank Capital Stock”), of which 600,000 shares of Piedmont Bank Common Stock are outstanding; and

WHEREAS, United Bank is a Virginia chartered commercial bank organized and existing under the Code of Virginia (the “Virginia Code”) with its principal office at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, with an authorized capitalization of 200,000 shares of common stock, par value $10.00 per share (“United Bank Capital Stock”), of which 200,000 shares are outstanding; and

WHEREAS, Piedmont Bank is a wholly owned subsidiary of Piedmont Bancorp, Inc., a Georgia corporation and bank holding company having its headquarters at 5100 Peachtree Parkway, Peachtree Corners, Georgia 30092 (“Piedmont”); and

WHEREAS, United Bank is a wholly owned subsidiary of United Bankshares, Inc. a West Virginia corporation and financial holding company having its headquarters at 300 United Center, 500 Virginia Street, East, Charleston, West Virginia 25301 (“United”); and

WHEREAS, prior to the entry into this Bank Merger Agreement, United and Piedmont entered into an Agreement and Plan of Merger dated as of May 9, 2024 (as such agreement may hereafter be amended or supplemented from time to time, the “Parent Merger Agreement”) pursuant to which United has agreed to acquire Piedmont by means of the merger of Piedmont with and into United with United surviving such merger (the “Merger”); and

WHEREAS, it is contemplated pursuant to the Parent Merger Agreement that, after the Merger, Piedmont Bank will be merged with and into United Bank, with United Bank surviving the merger (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Piedmont Bank and United Bank has determined that the Bank Merger would be in the best interests of its respective bank, has approved the Bank Merger and has authorized its respective bank to enter into this Bank Merger Agreement; and

WHEREAS, the parties hereto intend that the Bank Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Bank Merger Agreement is intended to be adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

EXA-1

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties do hereby agree as follows:

ARTICLE I

At the Effective Time (as defined in Section 4.1), subject to the terms and conditions of this Bank Merger Agreement, Piedmont Bank shall be merged with and into United Bank, and United Bank shall be the surviving institution resulting from the Bank Merger (the “Merged Bank”), pursuant to Section 6.2-822 of the Virginia Code and Section 7-1-628.4 of the Georgia Code. The Bank Merger shall have the effect provided in Section 6.2-822 of the Virginia Code and Section 7-1-628.4 of the Georgia Code.

ARTICLE II

The name of the Merged Bank in the Bank Merger shall be “United Bank” or such other name as United Bank shall advise Piedmont Bank in writing.

ARTICLE III

The business of the Merged Bank shall be that of a Virginia chartered commercial bank. The business shall be conducted by the Merged Bank at its principal office, which shall be located at the principal office of United Bank at 11185 Fairfax Boulevard, Fairfax, Virginia 22030, at all duly authorized and operating branches of United Bank and Piedmont Bank as of the Effective Time (as hereinafter defined), together with the principal office of Piedmont Bank, which shall be operated as a branch of the Merged Bank, and at all other offices and facilities of United Bank and Piedmont Bank established as of the Effective Time.

ARTICLE IV

Section 4.1 At the time the Bank Merger becomes effective (the “Effective Time”), the separate existence of Piedmont Bank shall cease and the corporate existence of United Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger; and the Merged Bank shall be deemed to be the same business and corporate entity as each of Piedmont Bank and United Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Piedmont Bank and United Bank shall vest in United Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Piedmont Bank and United Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Piedmont Bank and United Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise that is not conferred on the Merged Bank by the Virginia Code, Georgia Code or applicable regulations.

Section 4.2 The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by each of Piedmont Bank and United Bank immediately prior to the Effective Time.

EXA-2

ARTICLE V

Section 5.1 At the Effective Time, (i) all of the shares of Piedmont Bank Capital Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor, and (ii) the shares of United Bank Capital Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2 At and after the Effective Time, certificates evidencing shares of Piedmont Bank Capital Stock shall thereafter not evidence any interest in Piedmont Bank or the Merged Bank.

Section 5.3 The stock transfer book of Piedmont Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Piedmont Bank Capital Stock shall be recorded therein.

Section 5.4 Any outstanding options or other rights to acquire shares of Piedmont Bank Capital Stock outstanding as of the Effective Time shall be canceled at the Effective Time.

ARTICLE VI

Section 6.1 Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of United Bank immediately prior to the Effective Time. Each such director shall hold office until the next annual meeting of the shareholder of the Merged Bank at which directors are elected, unless sooner removed, resigned, disqualified or deceased, and until his or her successor has been elected and qualified.

Section 6.2 The officers of United Bank serving immediately prior to the Effective Time shall serve as the officers of the Merged Bank, as the successor institution, until their successors are duly appointed by the Board of Directors of the Merged Bank.

ARTICLE VII

From and after the Effective Time, (i) the Articles of Incorporation, as amended, of the Merged Bank shall be the Articles of Incorporation of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the Bylaws, as amended, of the Merged Bank shall be the Bylaws of United Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Bank Merger Agreement may be amended by a subsequent writing signed by all of the parties hereto. This Bank Merger Agreement may be terminated by mutual consent of Piedmont Bank and United Bank at any time prior to the Effective Time. In addition, this Bank Merger Agreement will terminate, and be of no further force or effect, upon the termination of the Parent Merger Agreement without any action by either party hereto.

ARTICLE IX

Section 9.1 This Bank Merger Agreement and the Bank Merger shall be adopted and approved by the written consent of the sole holder of all of the outstanding shares of Piedmont Bank Capital Stock and by the written consent of the sole holder of all of the outstanding shares of United Bank Capital Stock.

EXA-3

Section 9.2 The Effective Time shall be the later of: (i) the issuance by each of the Virginia State Corporation Commission (the “VSCC”) and the Georgia Secretary of State of a certificate of merger relating to the Bank Merger; and (ii) the time set forth in articles of merger relating to the Bank Merger filed with the VSCC and the Georgia Secretary of State; provided, however, that in no event shall the Effective Time be earlier than or occur at the same time as the effective time of the Merger.

Section 9.3 Notwithstanding any provision of this Bank Merger Agreement to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, (i) immediately prior to the Effective Time, the Merger shall have been consummated in accordance with the terms of the Parent Merger Agreement and United shall be the sole holder of all of the issued and outstanding shares of Piedmont Bank Capital Stock and all of the issued and outstanding shares of United Bank Capital Stock, either directly or indirectly, (ii) all required regulatory approvals shall have been obtained and any waiting periods shall have expired and (iii) no court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which prohibits or makes illegal the consummation of the Bank Merger.

Section 9.4 Each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Parent Merger Agreement.

ARTICLE X

Any notice or other communication required or permitted under this Bank Merger Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

if to Piedmont Bank:

Monty Watson, III, Chairman and Chief Executive Officer

Piedmont Bank

5100 Peachtree Parkway

Peachtree Corners, Georgia 30092

E-mail: Monty.Watson@piedmont.bank

Copy to:

Mark C. Kanaly, Esq.

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street, Suite 4900

E-mail: Mark.Kanaly@alston.com

if to United Bank:

James J. Consagra, Jr., Chief Executive Officer

United Bank

1118 Fairfax Boulevard

Fairfax, Virginia 22030

E-mail: james.consagra@bankwithunited.com

EXA-4

Copy to:

Sandra M. Murphy

Bowles Rice LLP

600 Quarrier Street

Charleston, West Virginia 25301

E-mail: smurphy@bowlesrice.com

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Piedmont Bank and United Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Piedmont Bank and United Bank, including, without limitation, all rights and interests of Piedmont Bank and United Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Bank Merger Agreement, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Piedmont Bank and United Bank or otherwise.

ARTICLE XII

This Bank Merger Agreement is binding upon and is for the benefit of Piedmont Bank and United Bank and their respective successors and permitted assigns; provided, however, that neither this Bank Merger Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Bank Merger Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Bank Merger Agreement.

ARTICLE XIII

This Bank Merger Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent federal law may be applicable.

ARTICLE XIV

This Bank Merger Agreement and the Bank Merger shall constitute a plan of “reorganization” for the Bank Merger for purposes of Sections 354 and 361 of the Code.

ARTICLE XV

This Bank Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

EXA-5

IN WITNESS WHEREOF, Piedmont Bank and United Bank have each caused this Bank Agreement and Plan of Merger to be executed as of the date first above written.

PIEDMONT BANK

By:
Monty Watson
Title:	Chairman and Chief Executive Officer

UNITED BANK

By:
James J. Consagra, Jr.
Title:	Chief Executive Officer

Signature Page to the Bank Agreement and Plan of Merger

EXA-6

Exhibit B

Form of Piedmont Support Agreement

SUPPORT AGREEMENT

This Support Agreement is made as of May 9, 2024, between United Bankshares, Inc., a West Virginia corporation (“United”), and the shareholder of Piedmont Bancorp, Inc., a Georgia corporation (“Piedmont”), identified on the signature page hereto (the “Shareholder”) in such Shareholder’s capacity as a shareholder of Piedmont.

WHEREAS, United and Piedmont have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which all of the outstanding shares of Piedmont Common Stock will be exchanged for shares of United Common Stock in accordance with the terms of the Merger Agreement; and

WHEREAS, as of the date hereof, Shareholder owns or possesses the sole right to vote or direct the voting of, the number of shares of Piedmont Common Stock set forth on the signature page hereto (the “Covered Shares”); and

WHEREAS, Shareholder owns or possesses the sole power to dispose of or to direct the disposition of, the Covered Shares; and

WHEREAS, as of the date hereof, Shareholder has the right to acquire pursuant to the exercise of Piedmont Stock Options issued and outstanding and the vesting of Piedmont Stock Awards issued and outstanding pursuant to the Piedmont Stock Plan, the number of shares of Piedmont Common Stock set forth on the signature page hereto; and

WHEREAS, as a material inducement for United to enter into the Merger Agreement and consummate the transactions contemplated thereby, Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Representations and Warranties of Shareholder. Shareholder represents and warrants that: (a) Shareholder is the owner, of record or beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses or will possess the sole power to dispose of or direct the disposition of all of Covered Shares; (b) Shareholder has the full right, power and authority to enter into, deliver and perform this Agreement; and (c) this Agreement has been duly executed and delivered by Shareholder.

2. Covenants of Shareholder. (a) Shareholder agrees to cause the Covered Shares to be present at the Piedmont Meeting and at such meeting shall vote, or cause to be voted, the Covered Shares in favor of the Merger Agreement and the transactions contemplated thereby, until this Agreement terminates as provided in Section 2(c), unless United is in material default with respect to a material covenant, representation, warranty or agreement made by it in the Merger Agreement.

(b) Shareholder agrees that until the earlier of (i) termination of this Agreement as provided in Section 2(c) or (ii) receipt of the Requisite Piedmont Vote, that Shareholder shall not, without the prior written consent of United, directly or indirectly tender or permit the tender into any tender or exchange offer, or sell, transfer, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Covered Shares, any options or warrants to acquire Piedmont Common Stock issued and outstanding, or any restricted stock units issued and outstanding pursuant to the Piedmont Stock Plan; provided that this restriction shall not apply to

EXB-1

shares (i) surrendered to Piedmont in connection with the vesting, settlement or exercise of equity awards to satisfy any withholding for the payment of taxes incurred in connection therewith or the exercise price thereon, (ii) that are hypothecated or as to which a security interest already has been granted as of the date hereof, (iii) that are transferred pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement, (iv) that are transferred in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement and such transferee providing written notice to United of such transfer, and (v) that are transferred as United may otherwise permit in its sole discretion. Notwithstanding the foregoing, in the case of any transfer by operation of law subsequent to the date hereof, this Agreement shall be binding upon and inure to the transferee.

(c) This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement by either Piedmont or United, or (ii) the Effective Date of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder.

3. Additional Shares. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of Piedmont Common Stock that Shareholder currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of Piedmont Common Stock as to which Shareholder may hereafter acquire the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all Piedmont Stock Options, Piedmont Warrants and Piedmont Stock Awards that Shareholder may currently own or hereafter acquire.

4. Governing Law, Wavier of Jury Trial. This Agreement shall be governed in all respects by the law of the State of West Virginia, without regard to the conflict of laws principles thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.

5. Assignment; Successors. This Agreement may not be assigned by Shareholder without the prior written consent of United. The provisions of this Agreement shall be binding upon and, shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives.

6. Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon United any right or ability to acquire the shares of Piedmont Common Stock other than in connection with the Merger. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of Shareholder in his/her capacity as a director or officer of Piedmont, but only in his or her capacity as a holder of shares of Piedmont Common Stock, Piedmont Stock Options or Piedmont Stock Awards. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director or officer of Piedmont, if applicable. The term “Covered Shares” shall not include any securities owned or possessed by Shareholder as a trustee or fiduciary other than those owned or possessed by Shareholder a trustee or fiduciary of a trust for which Shareholder or any member of the Shareholder’s immediate family is a beneficiary (which for the avoidance of

EXB-2

doubt, shall be included as Covered Shares), and this Agreement is not in any way intended to affect the exercise by Shareholder of his or her fiduciary responsibility in respect of any such securities.

7. Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

8. Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Defined Terms. Capitalized terms used and not defined herein and defined in the Merger Agreement shall have the meaning ascribed to them in the Merger Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

EXB-3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first above written.

UNITED BANKSHARES, INC.

By:
Name:	Richard M. Adams, Jr.
Title:	Chief Executive Officer

SHAREHOLDER

Name:

Shares as to which Shareholder has sole:

Voting Power:

Dispositive Power:

Options held by Shareholder:

Stock Awards held by Shareholder:

Warrants held by Shareholder:

EXB-4

Appendix B

Burke Stelling Group, LLC 2839 Paces Ferry Rd Suite 840 Atlanta, Georgia 3033

Board of Directors	May 9, 2024

Piedmont Bancorp, Inc.

5100 Peachtree Parkway

Peachtree Corners, GA 30092

Dear Members of the Board:

United Bankshares, Inc. (“United”), United Bank (“United Bank”), Piedmont Bancorp, Inc. (“Piedmont”), and Piedmont Bank (“Piedmont Bank”) plan to enter into an agreement and plan of merger to be dated as of May 9, 2024 (the “Agreement”) pursuant to which Piedmont and Piedmont Bank will merge with and into United and United Bank, respectively, with United and United Bank as the surviving entities (the “Merger”). Pursuant to the terms of the Agreement, upon the effective date of the Merger, United will pay or deliver or cause to be paid or delivered the merger consideration comprised of 0.3000x shares of United common stock per each share of Piedmont common stock (the “Exchange Ratio”). The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness of the Exchange Ratio to Piedmont and Piedmont’s shareholders from a financial point of view.

Burke Stelling Group, LLC (“BSG”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Piedmont that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of United that we deemed relevant; (iv) a comparison of certain financial and other information for Piedmont and United with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (v) the terms and structures of certain comparable merger and acquisition transactions which have been recently effected; (vi) the current market environment generally and in the commercial banking sector in particular; (vii) the pro forma financial impact of the Merger on United; and (viii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Piedmont the business, financial condition, results of operations, and prospects of Piedmont and held similar discussions with the senior management of United regarding the business, financial condition, results of operations, and prospects of United.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Piedmont and United, or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have relied, at the direction of Piedmont, without independent verification or investigation, on the assessments of the management of Piedmont as to Piedmont’s existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the senior management of Piedmont and United that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets, or the liabilities (contingent or otherwise) of Piedmont or United or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of

Piedmont Bancorp, Inc.

May 9, 2024

Piedmont, United, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Piedmont or United. We have assumed, with your consent, that the respective allowances for loan losses for both Piedmont and United are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

We have assumed in all respects material to our analysis that Piedmont will remain a going concern for all periods relevant to our analyses. We have also assumed, with your consent, that: (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in such agreements are not waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents, and releases with respect to the Merger, no delay, limitation, restriction, or condition will be imposed that would have an adverse effect on Piedmont, United, or the Merger; and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm, or withdraw this letter or otherwise comment upon events occurring after the date hereof. We render no opinion as to the trading values of each of Piedmont’s and United’s common shares at any time.

We have acted as financial advisor to the Board of Directors of Piedmont in connection with the Merger and a portion of our fees is contingent upon the closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to BSG upon consummation of the Merger. Piedmont has also agreed to indemnify us against certain liabilities arising out of our engagement. In the two years preceding the date of this opinion, BSG has been engaged with, and received fees from, Piedmont in the provision of other investment banking services. BSG has not provided any investment banking services to United in the two years preceding this opinion.

This letter is directed to the Board of Directors of Piedmont in connection with its consideration of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Piedmont and does not address the underlying business decision of Piedmont to engage in the Merger, the form or structure of the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Piedmont, or the effect of any other transaction in which Piedmont might engage. This opinion shall not be reproduced or used for any other purposes without BSG’s prior written consent, which consent will not be unreasonably withheld. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Piedmont’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of Piedmont. This opinion has been approved by BSG’s fairness opinion committee. This opinion may not be reproduced without BSG’s prior written consent; provided, however, BSG will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4.

Piedmont Bancorp, Inc.

May 9, 2024

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Piedmont and Piedmont’s shareholders from a financial point of view.

Very truly yours,

Burke Stelling Group, LLC

Appendix C

Dissenters’ Rights

Article 13 of the Georgia Business Corporation Code

TITLE 14. CORPORATIONS, PARTNERSHIPS, AND ASSOCIATIONS

CHAPTER 2. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

§ 14-2-1301. Definitions.

As used in this article, the term:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2) “Corporate action” means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

(5) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6) “Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

§ 14-2-1302. Right to dissent.

(a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger, unless:

(i) The corporation is merging into a subsidiary corporation pursuant to Code Section 14-2-1104;

(ii) Each shareholder of the corporation whose shares were outstanding immediately prior to the effective time of the merger shall receive a like number of shares of the surviving corporation, with designations, preferences, limitations, and relative rights identical to those previously held by each shareholder; and

(iii) The number and kind of shares of the surviving corporation outstanding immediately following the effective time of the merger, plus the number and kind of shares issuable as a result of the merger and by conversion of securities issued pursuant to the merger, shall not exceed the total number and kind of shares of the corporation authorized by its articles of incorporation immediately prior to the effective time of the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(5) Consummation of an action described in subsection (a) or (b) of Code Section 14-2-1805;

(6) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(7) Consummation of a division, as defined in Code Section 33-14-120, to which the corporation is a party, provided any such appraisal is subject to the limitations of Code Section 33-14-127.

(b) A shareholder entitled to dissent and obtain payment for his or her shares under this article may not challenge the corporate action creating his or her entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1) In the case of a plan of merger or share exchange, any holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares:

(A) Anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(B) Any shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders that are different, in type or exchange ratio per share, from the shares to be provided or offered to any other holder of shares of the same class or series of shares in exchange for such shares; or

(2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

§ 14-2-1303. Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

§ 14-2-1320. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

§ 14-2-1321. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2) Must not vote his shares in favor of the proposed action.

(b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

§ 14-2-1322. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b) The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4) Be accompanied by a copy of this article.

§ 14-2-1323. Duty to demand payment.

(a) A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article.

§ 14-2-1324. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 14-2-1325. Payment.

(a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5) A copy of this article.

(c) If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

§ 14-2-1326. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure.

§ 14-2-1327. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.

PART 3

JUDICIAL APPRAISAL OF SHARES

§ 14-2-1330. Court action.

(a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the “Georgia Civil Practice Act,” applies to any proceeding with respect to dissenters’ rights under this chapter.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

§ 14-2-1331. Court costs and attorney fees.

(a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

§ 14-2-1332. Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.